                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12


                      DAYTON SUPERIOR CORPORATION
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/X/        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]


                                                   April 21, 2000



TO OUR SHAREHOLDERS:



    Our board of directors has called a special shareholders meeting to be held on May 23, 2000, at which you will be asked to consider and vote upon adoption of a merger agreement between Dayton Superior Corporation and Stone Acquisition Corp., a newly-organized subsidiary of Odyssey Investment Partners Fund, L.P., which provides for the recapitalization of Dayton Superior through the merger of Stone Acquisition Corp. into Dayton Superior. In the merger, our common shareholders will receive $27.00 in cash for each Dayton Superior common share they own.


    The board has carefully reviewed and considered the terms and conditions of the proposed merger. The board also has received written opinions dated
January 19, 2000 from Merrill Lynch, Pierce, Fenner & Smith Incorporated and Robert W. Baird & Co. Incorporated, our financial advisors, that the $27.00 per share cash merger price to be received by our common shareholders in the merger was fair to our common shareholders from a financial point of view as of the date of the respective opinions. Copies of those opinions are included in the proxy statement that accompanies this letter. Based on its review, our board of directors unanimously determined that the merger is fair to and in the best interests of Dayton Superior and the holders of its common shares.

    THE BOARD HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AT THE SPECIAL MEETING.

    Your vote is very important. For the merger to be completed, the holders of at least a majority of our outstanding common shares must vote in favor of the proposal. As a result, your failure to vote will have the same effect as if you voted against the merger agreement. We urge you to complete, sign and date the enclosed proxy card and return it in the enclosed return envelope, whether or not you plan to attend the special meeting. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.


    A formal notice of the special shareholders meeting, a proxy statement and a form of proxy accompany this letter. The proxy statement provides you with detailed information about the proposed merger. We encourage you to read the entire proxy statement, including the appendices, completely and carefully. A copy of the Annual Report on Form 10-K for 1999 which we filed with the SEC also accompanies this letter.



    We are mailing the proxy statement and form of proxy to our shareholders beginning on April 21, 2000.


    Please do not send us any share certificates at this time. You will receive instructions as to how to surrender your share certificate(s) and receive payment for your common shares after the effective time of the merger.

                                          Sincerely,

                                          [/S/ MATTHEW O. DIGGS, JR.]

                                          Matthew O. Diggs, Jr.
                                          Chairman of the Board

                                          [/S/ JOHN A. CICCARELLI]

                                          John A. Ciccarelli
                                          President and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. A FAILURE TO VOTE EITHER AT THE SPECIAL MEETING OR BY RETURNING THE ENCLOSED PROXY CARD WILL COUNT AS A VOTE AGAINST THE MERGER.

                                     [LOGO]

                          DAYTON SUPERIOR CORPORATION
                    7777 WASHINGTON VILLAGE DRIVE, SUITE 130
                               DAYTON, OHIO 45459

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 2000


                             ---------------------

TO THE SHAREHOLDERS OF
DAYTON SUPERIOR CORPORATION:


    NOTICE HEREBY IS GIVEN that a special meeting of shareholders of Dayton Superior Corporation will be held at 8:30 a.m., local time, on May 23, 2000 at the Dayton Marriott Hotel, 1414 South Patterson Boulevard, Dayton, Ohio for the purpose of considering and voting upon:


    1. Adoption of the Agreement and Plan of Merger dated January 19, 2000 between Dayton Superior and Stone Acquisition Corp., which provides for the recapitalization of Dayton Superior through the merger of Stone Acquisition Corp. into Dayton Superior, and approval of the transactions contemplated by the merger agreement. As a result of the merger, each Dayton Superior common share outstanding immediately prior to the merger, other than common shares held by Dayton Superior in its treasury and common shares for which dissenter's rights are perfected in accordance with Ohio law, will be converted into the right to receive $27.00 in cash, and each Dayton Superior series A preferred share outstanding immediately prior to the merger will be converted into one common share of the surviving corporation, as described in more detail in the accompanying proxy statement.

    2. A proposal to permit the proxies, in their discretion, to adjourn the special meeting of shareholders for the sole purpose of soliciting more votes or proxies in favor of adoption of the merger agreement in the event that the number obtained is insufficient to assure adoption of the merger agreement.

    3. Transaction of such other business as properly may come before the meeting or any adjournment of the meeting.

    A copy of the merger agreement is attached as Appendix A to the proxy statement which accompanies this notice. Please review the proxy statement for more complete information regarding the merger proposal.


    Only shareholders of record at the close of business on April 10, 2000 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting and "FOR" the proposal to permit the proxies, in their discretion, to adjourn the meeting for the sole purpose of soliciting more votes or proxies in favor of adoption of the merger agreement.


    The proxy holders will vote common shares represented by properly executed proxies as directed on the proxy card. If no directions are given, proxies will be voted "FOR" adoption of the merger agreement and approval of the transactions contemplated by the merger agreement. To grant a proxy to vote your common shares, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed return envelope.

                                          By Order of the Board of Directors

                                          [/S/ JAIME TARONJI, JR.]

                                          Jaime Taronji, Jr.
                                          Vice President, General Counsel
                                            and Secretary


Dayton, Ohio
April 21, 2000


    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                          DAYTON SUPERIOR CORPORATION

                                ----------------


              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 2000


                             ---------------------

                               SUMMARY TERM SHEET

    THIS SUMMARY TERM SHEET HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ THIS ENTIRE PROXY STATEMENT, INCLUDING THE APPENDICES, CAREFULLY. IN THIS PROXY STATEMENT, THE TERMS "DAYTON SUPERIOR," "WE," "US," "OUR" AND "OUR COMPANY" REFER TO DAYTON SUPERIOR CORPORATION.


- We are proposing to recapitalize Dayton Superior through the merger of Stone Acquisition Corp., a newly-formed subsidiary of Odyssey Investment Partners Fund, L.P., into Dayton Superior pursuant to the merger agreement described in this proxy statement. (page 31)



- We are holding a special meeting of our shareholders at 8:30 a.m. on May 23, 2000 at the Dayton Marriott Hotel, 1414 South Patterson Boulevard, Dayton, Ohio to vote on adoption of the merger agreement and approval of the transactions described in the merger agreement, to permit the proxies to adjourn the meeting for the sole purpose of soliciting more votes or proxies in favor of adoption of the merger agreement, and to act on any other matters that properly may come before the meeting. (page 1)


- Our board of directors has determined that the merger is fair to and in the best interests of Dayton Superior and our shareholders. (page 7) Our board recommends that you vote "FOR" adoption of the merger agreement and approval of the transactions described in the merger agreement.

- Our board of directors received opinions from our financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Robert W. Baird & Co. Incorporated, to the effect that, as of the date the merger agreement was signed, the cash consideration to be received by our common shareholders in the merger was fair from a financial point of view to our common shareholders. (page 8)

  The following are the material terms of the proposed merger:


  - You will receive $27.00 in cash for each common share you hold. (page 31)


  - The merger will be a taxable transaction for federal tax purposes.
    (page 27)


  - Stone Acquisition Corp. will be merged with and into us, and we will be the surviving corporation after the merger. (page 31)



  - Immediately following the merger, Odyssey will own approximately 93.1% of our outstanding common shares and certain existing shareholders will own approximately 6.9% of our outstanding common shares. (page 24)



  - After the merger, you no longer will have any equity interest in our company. (page 32)


  - The merger will be completed only if a number of conditions are satisfied. These include adoption of the merger agreement by our shareholders and obtaining the financing needed to pay the merger consideration. (page 38)

  - The merger agreement can be terminated by agreement of us and Stone Acquisition Corp. at any time or by either or both of us under specified circumstances. (page 39) If the agreement is terminated, in some circumstances we are obligated to pay up to $1,250,000 in out-of-pocket expenses to Stone Acquisition Corp. and also, in some cases, a termination fee in the amount of $6,000,000. (page 40)


  - We expect to complete the merger promptly after the special shareholders meeting and by no later than July 14, 2000. (pages 31 and 40)


  The procedures relating to your vote at the meeting are as follows:


  - If your shares are held directly in your name, you should mail your signed proxy card to us in the enclosed self-addressed envelope so that we receive your proxy prior to the May 23, 2000 special meeting. (page 2)


  - If your shares are held in "street name" by your broker, your broker cannot vote your shares without instructions from you. You should follow the directions for giving instructions provided by your broker. (page 1)


  - Under Ohio law, you have the right to be paid the fair cash value of your shares, as determined by the Common Pleas Court of Montgomery County, Ohio, if you do not vote for the merger, the merger is completed and you properly follow the procedures for perfecting dissenter's rights. (page 29)


  - Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding common shares. If you fail to vote, it will have the same effect as if you voted against adoption of the merger agreement. (page 2)


  - You may revoke your proxy and change your vote in any of the following ways (page 2):


    - Send us a written notice stating that you would like to revoke your proxy.

    - Complete and submit a new, later dated proxy card by mail, which will supercede your prior vote.

    - Attend the special shareholders meeting and vote in person.

    - If you have instructed a broker to vote your shares, you must follow directions from your broker to change or revoke your proxy.


  - After the merger is completed, we will send you instructions explaining how to exchange your common share certificates for cash. (page 32)


    NO ONE HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THIS SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY PERSON ACTING ON OUR BEHALF.

    If you would like additional copies of this proxy statement or if you would like to ask questions about the merger, you should contact:

                       Jaime Taronji, Jr.
                       Vice President, General Counsel and Secretary Dayton Superior Corporation
                       7777 Washington Village Drive, Suite 130
                       Dayton, Ohio 45459
                       Telephone: (937) 428-6360

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Summary Term Sheet..........................................      i
The Special Shareholders Meeting............................      1
  General...................................................      1
  Record Date and Vote Required.............................      1
  Proxies...................................................      2
  Revocation of Proxies.....................................      2
  Other Matters.............................................      3
  Solicitation of Proxies...................................      3
Special Factors.............................................      3
  Background of the Merger..................................      3
  Reasons for the Merger; Recommendation of Our Board of
    Directors...............................................      7
  Opinions of Our Financial Advisors........................      8
  Certain Estimates of Future Operations and Other
    Information.............................................     20
  Interests of Certain Persons; Conflicts of Interest.......     21
  Accounting Treatment......................................     26
  Financing.................................................     26
  Effect of the Merger on Our Common Shares.................     27
  Regulatory Matters........................................     27
  United States Federal Income Tax Consequences.............     27
  Litigation Challenging the Merger.........................     29
Dissenter's Rights..........................................     29
The Merger Agreement........................................     31
  The Merger................................................     31
  Consideration to be Received in the Merger................     31
  Treatment of Stock Options................................     32
  Exchange of Our Common Shares.............................     32
  Representations and Warranties............................     33
  Covenants.................................................     34
  Conditions to the Merger..................................     38
  Termination...............................................     40
  Termination Fee and Expenses..............................     40
  Amendment and Waiver......................................     42
Market Price Information....................................     42
Information About Us........................................     43
Information About Stone Acquisition Corp. and Odyssey.......     43
Ownership of Our Common Shares..............................     44
  Directors and Executive Officers..........................     44
  Principal Shareholders....................................     45
Annual Meeting and Shareholder Proposals....................     46
Where You Can Find More Information.........................     47


APPENDICES

Appendix A     --     Agreement and Plan of Merger
                      Opinion of Merrill Lynch, Pierce, Fenner & Smith
Appendix B     --       Incorporated
Appendix C     --     Opinion of Robert W. Baird & Co. Incorporated
                      Dissenter's Rights Provisions under the Ohio General
Appendix D     --       Corporation Law

                        THE SPECIAL SHAREHOLDERS MEETING

GENERAL


    We are furnishing this proxy statement to the holders of our common shares in connection with the solicitation of proxies by our board of directors for use at a special meeting of shareholders to be held on May 23, 2000 at 8:30 a.m., local time, at the Dayton Marriott Hotel, 1414 South Patterson Boulevard, Dayton, Ohio.


    The purpose of the special meeting is to consider and vote upon:

    - adoption of the merger agreement and approval of the transactions contemplated by the merger agreement;

    - a proposal to permit the proxies, in their discretion, to adjourn the special shareholders meeting for the sole purpose of soliciting more votes or proxies in favor of adoption of the merger agreement; and

    - such other business as properly may come before the special meeting.

    OUR BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF DAYTON SUPERIOR AND THE HOLDERS OF ITS COMMON SHARES AND HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

    THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO PERMIT THE PROXIES, IN THEIR DISCRETION, TO ADJOURN THE SPECIAL SHAREHOLDERS MEETING FOR THE SOLE PURPOSE OF SOLICITING MORE VOTES OR PROXIES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE AND VOTE REQUIRED


    You may cast one vote at the special shareholders meeting for each common share that you owned at the close of business on April 10, 2000. On that date, we had 5,946,233 common shares outstanding and entitled to vote. None of our proposed series A preferred shares were outstanding on that date.


    The affirmative vote of the holders of a majority of the issued and outstanding common shares is required to adopt the merger agreement and approve the transactions contemplated by the merger agreement. In addition, the merger agreement must be adopted by the holders of a majority of the series A preferred shares which we will issue to some members of our management immediately prior to the merger in exchange for some of their common shares, as described in more detail under "Interests of Certain Persons; Conflicts of Interest." Each person who will receive a series A preferred share has agreed to vote in favor of adoption of the merger agreement.

    The affirmative vote of the holders of a majority of the common shares voting on the proposal at the meeting is required to approve the proposal to permit the proxies, in their discretion, to adjourn the special shareholders meeting for the sole purpose of soliciting more votes or proxies in favor of adoption of the merger agreement, assuming at least a majority of the outstanding common shares are present in person or represented by proxy at the meeting.

    Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers will not have authority to vote on adoption of the merger agreement unless they receive special instructions from the beneficial owners of those shares. Shares that are not voted because brokers did not receive any instructions are referred to as "broker non-votes."

    The presence, in person or represented by a proxy, of the holders of a majority of the common shares entitled to vote at the special shareholders meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

    Any failure to be present at the special shareholders meeting, in person or by proxy, any abstention and any broker non-vote will have the same effect as a vote against adoption of the merger agreement. Any failure to be present at the special shareholders meeting, in person or by proxy, will have the effect of reducing the aggregate number of common shares voting and, therefore, the number of votes required to approve the proposal to permit the proxies, in their discretion, to adjourn the meeting to solicit more votes or proxies in favor of adoption of the merger agreement, while any abstention or broker non-vote will have the same effect as a vote against that proposal.

    The persons appointed to vote as proxies are authorized to vote upon any adjournments, postponements, continuations or reschedulings of the special shareholders meeting and upon any other matters that properly come before the meeting. In the event that less than a majority of our common shares are voted in favor of adoption of the merger agreement and a majority of the common shares present at the meeting are voted in favor of the proposal to permit the holders of the proxies, in their discretion, to adjourn the meeting for the sole purpose of soliciting more votes or proxies in favor of adoption of the merger agreement, the holders of the proxies will be authorized, in their discretion, to vote the common shares for which they hold proxies to adjourn, postpone or continue the meeting for the purpose of allowing them to have additional time to solicit additional votes or proxies in favor of adoption of the merger agreement. If less than a majority of the common shares present at the meeting are voted in favor of the proposal to permit the proxies to adjourn the meeting to solicit more votes or proxies in favor of adoption of the merger agreement, the proxies may not adjourn, postpone or continue the meeting for that purpose alone.


    As of April 10, 2000, our directors and executive officers owned beneficially and had the right to vote an aggregate of 248,406 common shares, or approximately 4.2% of the common shares outstanding on that date. Our directors have indicated their intention to vote their common shares in favor of adoption of the merger agreement and approval of the proposal to permit the proxies, in their discretion, to adjourn the meeting for the sole purpose of soliciting more votes or proxies in favor of adoption of the merger agreement. In addition, some of our executive officers have agreed to vote their common shares in favor of adoption of the merger agreement and approval of the proposal to permit the proxies, in their discretion, to adjourn the meeting for the sole purpose of soliciting more votes or proxies in favor of adoption of the merger agreement.



    As of April 10, 2000, our directors and executive officers owned no common shares of Stone Acquisition Corp., and Stone Acquisition Corp. owned none of our common shares.


PROXIES

    Each copy of this proxy statement sent to our common shareholders is accompanied by a form of proxy for use at the special shareholders meeting. Common shares represented by a proxy properly submitted as described below and received at or prior to the special shareholders meeting, unless subsequently revoked, will be voted in accordance with the instructions on the proxy.

    TO SUBMIT A PROXY, HOLDERS OF COMMON SHARES SHOULD COMPLETE, SIGN, DATE AND MAIL THE PROXY CARD PROVIDED WITH THIS PROXY STATEMENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THAT CARD. If a proxy card is signed and returned without indicating any voting instructions, the common shares represented by the proxy will be voted "FOR" adoption of the merger agreement and "FOR" permitting the proxies, in their discretion, to adjourn the meeting for the sole purpose of soliciting more votes or proxies in favor of adoption of the merger agreement.

REVOCATION OF PROXIES

    Any shareholder who submits a proxy may revoke it at any time before it is voted:

    - by giving written notice of the revocation to us, addressed to: Dayton Superior Corporation, 7777 Washington Village Drive, Suite 130, Dayton, Ohio 45459, Attention: Secretary;

    - by submitting a later dated proxy by mail, if we receive the proxy prior to the special shareholders meeting; or

    - by VOTING in person at the special shareholders meeting. A proxy is not revoked simply by ATTENDING the special shareholders meeting.

Shareholders who have instructed a broker to vote their shares must follow directions received from their broker to change or revoke their proxy.

OTHER MATTERS

    Our board of directors currently is not aware of any business to be acted upon at the special shareholders meeting, other than as described above. If, however, other matters properly are brought before the meeting, the persons appointed as proxies will have discretion to vote or to act on these matters according to their best judgment, unless otherwise indicated on any particular proxy.

SOLICITATION OF PROXIES

    In addition to solicitation by mail, our directors, officers and employees, none of whom will be specifically compensated for those services, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with those services, may solicit proxies from our shareholders personally or by telephone, facsimile or telegram or other form of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending the materials to beneficial owners.

    PLEASE DO NOT SEND YOUR COMMON SHARE CERTIFICATES TO US WITH YOUR PROXY CARDS. IF THE MERGER IS COMPLETED, WE WILL SEND YOU A TRANSMITTAL FORM WITH INSTRUCTIONS ON HOW TO EXCHANGE YOUR STOCK CERTIFICATES FOR $27.00 PER SHARE IN CASH.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    From time to time since our initial public offering in 1996, we have received inquiries and expressions of interest with respect to acquiring our company. In July 1998, we received a confidential, non-binding proposal for a recapitalization transaction from an investment firm at a proposed price which was less than the consideration which is payable in the proposed merger with Stone Acquisition Corp. Although we executed a confidentiality agreement and entered into discussions with that firm, that firm was unable to arrange financing for a transaction at the price they had proposed. Following those discussions, our board of directors authorized Merrill Lynch, the financial advisor we retained to assist us with the proposal, to contact other potential financial and strategic acquirors with respect to the possibility of an acquisition of our company or some other strategic alternative. In
December 1998 and January 1999, Merrill Lynch contacted a number of potential financial and strategic acquirors on a preliminary basis without obtaining substantial interest in pursuing a transaction. Following the sale by our former controlling shareholder of substantially all of its shares in our company in February 1999, our board of directors instructed Merrill Lynch to terminate its efforts.

    In August 1999, John A. Ciccarelli, our President and Chief Executive Officer, received a telephone call from Merrill Lynch indicating that they had discussed with Odyssey Investment Partners, LLC, a New York investment firm, the possibility of an investment in our company. Following the call from Merrill Lynch, Mr. Ciccarelli received a telephone call from William F. Hopkins, a managing principal of Odyssey, in which Mr. Hopkins expressed an interest in meeting with Mr. Ciccarelli to discuss a possible investment by his firm. On August 26, 1999, Mr. Hopkins and Paul D. Barnett, another managing principal of Odyssey, met with Mr. Ciccarelli and Alan F. McIlroy, our Vice President and Chief Financial Officer, at our executive offices in Dayton, Ohio. At that meeting, Messrs. Ciccarelli and McIlroy reviewed generally with

Messrs. Hopkins and Barnett our business and our publicly-available historical financial results, and Messrs. Hopkins and Barnett described Odyssey and its investment fund. Mr. Ciccarelli informed Messrs. Hopkins and Barnett that the board of directors had no current intention to sell the company or pursue any strategic alternatives, although he indicated that he would convey Odyssey's interest in a transaction to our board of directors at their next regular quarterly meeting. The Odyssey representatives made no proposal with respect to a transaction at the August 26 meeting.

    We had no further contact with Odyssey until October 6, 1999. During September 1999, we made a public offering of $21.25 million of trust preferred securities through the Dayton Superior Capital Trust. In addition, on October 4, 1999, we completed the acquisition of the assets of the Southern Construction Products business, which had been approved by our board of directors at a special telephonic board meeting on September 29, 1999.

    At our regularly scheduled quarterly board meeting in Dayton on Tuesday, October 5, 1999, Mr. Ciccarelli briefly informed our board of his August meeting with the Odyssey representatives. On Wednesday, October 6, 1999, the day after the quarterly board meeting, Mr. Hopkins called Mr. Ciccarelli to inform him that Odyssey continued to be interested in our company and, in fact, intended to submit a non-binding, confidential proposal with respect to a possible transaction, which he briefly described to Mr. Ciccarelli. Mr. Ciccarelli informed Mr. Hopkins that he would not discuss a proposal by Odyssey unless it was made in writing and submitted through Merrill Lynch. Mr. Ciccarelli then called each of our directors and informed them of his telephone conversation with Mr. Hopkins.

    On Monday, October 11, 1999, Odyssey delivered to Merrill Lynch a non-binding, confidential proposal to acquire control of our company pursuant to a recapitalization transaction at a price of $25.00 to $27.00 per share. Odyssey's proposal assumed that existing shareholders would retain common shares to facilitate treatment of the transaction as a recapitalization for accounting purposes. The proposed transaction would be contingent on, among other things, obtaining an understanding of management continuity, completion of a satisfactory business, accounting and legal due diligence review and receipt by Odyssey of the necessary debt financing. At the same time, Odyssey proposed that we enter into an exclusivity agreement under which we would agree not to solicit or engage in any negotiations with respect to a possible transaction with any person other than Odyssey for a 30-day period following the commencement of due diligence by Odyssey.

    Following receipt of the written proposal from Odyssey, Mr. Ciccarelli called a special telephonic board meeting, which was held on Monday, October 18, 1999, to discuss Odyssey's proposal. All of our directors were present at the meeting, other than Timothy C. Collins, who previously had informed Mr. Ciccarelli that he intended to resign from the board because of business commitments which would require him to be absent from the country for extended periods of time. Mr. Collins subsequently resigned from our board by a letter dated November 1, 1999. Representatives of Merrill Lynch, our financial advisor, and Thompson Hine & Flory LLP and Cravath, Swaine & Moore, our outside legal counsel, participated in the special telephonic board meeting. The directors discussed with the Merrill Lynch representatives that firm's initial analysis of the proposal, the credibility of Odyssey as a financial sponsor and the likelihood that Odyssey could obtain debt financing for a transaction within the price range proposed. After discussing the proposal, our directors authorized our management, subject to executing an appropriate confidentiality agreement with Odyssey, to provide Odyssey with a limited period of time within which to conduct business, accounting and legal due diligence in order to permit Odyssey to indicate the price, as opposed to a price range, at which a transaction might be completed. Our directors did not authorize our management to enter into an exclusivity agreement with Odyssey.

    Our legal representatives then negotiated a confidentiality agreement with Odyssey's representatives. On Thursday, October 28, 1999, we signed the confidentiality agreement with Odyssey, and several of our officers and advisors met with representatives of Odyssey and its advisors in Thompson Hine & Flory's offices in Dayton to permit Odyssey to commence its due diligence review. Following this meeting, we continued to have contacts with Odyssey for purposes of due diligence through mid-November. On November 22, 1999, Odyssey delivered to Merrill Lynch a revised non-binding, confidential proposal for a recapitalization transaction at a price of $27.00 per share. The revised proposal also included a more specific description of the proposed financing for the transaction. Odyssey again requested that we enter into an exclusivity agreement for the period in which they proposed to complete their due diligence and negotiate a definitive agreement.

    Our board of directors discussed Odyssey's revised proposal at a special telephonic board meeting on Tuesday, November 23, 1999. Representatives of Merrill Lynch also participated in the meeting and reviewed the terms of the revised proposal, the due diligence conducted by Odyssey and the feasibility of the proposed debt and equity financing for the transaction. The directors discussed the structure of the transaction and limiting the number of shareholders who would retain an interest in the company. The directors also discussed the other conditions to the proposal, including further due diligence and obtaining mutually satisfactory arrangements with management, including continuity of key employees. Mr. Ciccarelli informed the directors that, to date, there had been no discussions with Odyssey concerning any specific arrangements with management. After the Merrill Lynch representatives left the meeting, the directors also discussed the desirability of engaging a second advisory firm to review the terms of the proposed transaction because Odyssey's proposal letter indicated that Merrill Lynch would be assisting Odyssey with the financing for the transaction. The board of directors then authorized continued discussions with Odyssey with respect to their proposal but did not authorize us to enter into the proposed exclusivity agreement. The board also authorized the engagement of Robert W. Baird & Co. Incorporated as our second financial advisor.

    Following the November 23, 1999, special board meeting, Odyssey continued to conduct its due diligence review. On Monday, December 6, 1999, and Tuesday, December 7, 1999, our board again met in Dayton for its regular quarterly meeting. At the December 6th portion of the meeting, representatives of Merrill Lynch again were present and updated the directors on the discussions with Odyssey, including clarification with respect to the amount of our debt outstanding following the Southern Construction Products acquisition, which effectively increased the cost of the transaction to Odyssey over what Odyssey initially had anticipated when it made the $27.00 per share proposal. Merrill Lynch also presented their preliminary analysis of the ranges of our value and the fairness of the proposed transaction price, using various methodologies. The directors and Merrill Lynch discussed the structure of the retained equity interest required by Odyssey and the nature of the retained equity in other recent recapitalization transactions. Merrill Lynch also reported that Odyssey was requesting that management continuity be demonstrated by key members of our management agreeing to retain at least 50% of their equity interests (common shares and options) in our company following the transaction. The directors discussed whether such a requirement would impose an unreasonable burden on management, particularly since a substantial portion of the value of management's equity interests was in the form of non-qualified stock options which would generate substantial taxable income to the holders if exercised, and whether the condition reasonably could be expected to be satisfied.

    After the Merrill Lynch representatives left the meeting, representatives of Baird entered the meeting and made a presentation to the directors on their preliminary analysis of the ranges of our value, using financial valuation methodologies similar to those used by Merrill Lynch. The Baird representatives also discussed the structure of the retained equity interest required by Odyssey.

    After the Baird representatives left the meeting, the directors discussed the proposed transaction further. In addition to the presentations made by its financial advisors, the directors discussed whether it would be necessary, before proceeding with a transaction with Odyssey, to solicit other proposals with respect to an acquisition. In this regard, the directors considered the premium represented by the price per share offered by Odyssey over the current and historic market price of our common shares. They also considered that Odyssey had stated that it would not pursue a transaction with us if we began to solicit other proposals. In addition, the directors considered that, while we had been contacted from time to time in the past by third parties expressing an interest in a possible transaction with us, all of those proposals were at a price per share (to the extent that a price was stated) lower than that offered by Odyssey. They also considered that our financial advisor had contacted a number of potential financial and strategic acquirors on a preliminary basis in late 1998 and early 1999 without obtaining substantial interest in pursuing a transaction. On the following day, the directors continued their discussion and, in addition, our management reviewed its expectations for our financial performance for all of 1999 and their current forecast for 2000 and subsequent years.

    The board concluded its deliberations on December 7, 1999, by instructing Merrill Lynch to continue discussions with Odyssey and to clarify the identity of the persons who would be asked to retain an equity interest in us and to determine if $27.00 per share was the best price available from Odyssey. The directors also authorized Mr. Ciccarelli and the eight other members of management with whom Odyssey was seeking employment agreements to enter into discussions with Odyssey concerning those agreements. The directors also authorized the engagement of our outside accounting firm to advise management on the tax consequences to them of Odyssey's required rollover of at least 50% of their equity interests. In addition, the board approved severance arrangements for key employees who would not be offered employment agreements by Odyssey, to be effective only if a definitive agreement were reached with Odyssey and subject to receipt of a covenant not to compete.

    Following the December board meeting, our legal and financial representatives and Odyssey's representatives began negotiating the merger agreement and related documentation. Odyssey refused to increase its price per share but did advise us that, because it wanted our company to be privately-held following the recapitalization, it wanted only a limited number of existing shareholders to retain an equity interest in our company. Members of our management retained their own legal counsel, who represented them in negotiating with Odyssey the employment agreements and equity rollover agreements which are discussed below under "Interests of Certain Persons; Conflicts of Interest."

    The board of directors and its legal and financial advisors met again in Dayton on Monday, January 17, 2000, to consider the proposed transaction, with one director participating by telephone and the remainder present in person. Current drafts of the merger agreement and Stone Acquisition Corp.'s financing commitments had been provided to the directors prior to the meeting. Our legal counsel reported on the status of negotiations with respect to the merger agreement, which were nearly complete. Our legal counsel reviewed with the directors in detail the terms of the merger agreement and the financing commitments. Representatives of Merrill Lynch and Baird, our financial advisors, separately presented the analyses described below under "Opinions of Our Financial Advisors," and each reported that, if the transaction were entered into on substantially the terms set forth in the draft agreement reviewed at the meeting, they were prepared to opine that, as of the date of the meeting, the cash merger consideration to be received in the merger by our common shareholders would be fair from a financial point of view to our common shareholders.

    The board also discussed the potential conflict of interest of Mr. Ciccarelli, the only member of management on the board, because he would continue as our chief executive officer following the transaction and had agreed with Odyssey to retain a portion of his equity interests. Mr. Ciccarelli left the meeting to permit the directors to discuss the transaction and the potential conflict of interest. After discussion with our legal advisors, the board concluded that it would not be necessary for Mr. Ciccarelli to abstain from voting on the merger. The board took no formal action at this meeting, in order to allow our representatives to complete negotiation of the merger agreement.

    The board then reconvened by telephone on the morning of Wednesday, January 19, 2000, after our representatives had completed negotiation of the merger agreement. Our legal counsel described the changes in the merger agreement, which were not material. Representatives of Merrill Lynch and Baird participated in the telephone call and rendered their opinions to the effect that, based on the terms of the transaction set forth in the draft merger agreement dated January 18, 2000, as of January 19, 2000 the cash merger consideration to be received in the merger by our shareholders was fair from a financial point of view to our common shareholders. Based on these opinions, which subsequently were confirmed in writing, and the other factors considered by the directors, as described below under "Reasons for the Merger; Recommendation of Our Board of Directors," our board unanimously determined that the transactions contemplated by the merger agreement, taken together, were fair to, and in the best interests of, Dayton Superior and the holders of our common shares. The board then approved the merger agreement and the transactions contemplated thereby and authorized our officers to execute the merger agreement. Immediately following the meeting, the merger agreement was executed and the transaction was announced publicly.

REASONS FOR THE MERGER; RECOMMENDATION OF OUR BOARD OF DIRECTORS

    In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that our shareholders vote "FOR" adoption of the merger agreement, our board of directors consulted with our financial advisors, Merrill Lynch and Baird, and outside legal counsel, Cravath, Swaine & Moore and Thompson Hine & Flory LLP, and considered a number of factors with respect to the merger. The following list of factors considered by the board is not exhaustive, but includes all of the material factors considered. The board of directors did not assign specific weights to any of these factors, and individual directors may have given different weights to different factors.

- MERGER CONSIDERATION. The board of directors considered that the $27.00 per common share cash consideration to be paid in the merger represents a premium of approximately 46% over the closing price of the common shares on January 18, 2000, the last trading day prior to the announcement of the merger, and a significant premium to the average trading price of the common shares over the preceding several months. The board of directors also considered that the common shares traded during the 52 weeks prior to the announcement of the merger at a range from a low of $11.75 to a high of $23.50, which was the highest closing price of the common shares at any time since our common shares have been publicly traded.

- REVIEW OF PROSPECTS AND ALTERNATIVE OF REMAINING INDEPENDENT; SMALL MARKET CAPITALIZATION. The board of directors considered our financial condition, results of operations and business and earnings prospects, including our prospects if we were to remain independent, our anticipated future financial needs, including financing needed to continue to expand our business, the amount of our debt, the historical cyclicality of our industry and the risks of continuing to implement successfully a business strategy of growth by acquisition. The directors also considered the disadvantages of our having a relatively small market capitalization in light of current market conditions, which appear to favor companies with larger market capitalization.

- FAIRNESS OPINIONS FROM OUR FINANCIAL ADVISORS. The board of directors considered the detailed financial and comparative analyses and presentations made by Merrill Lynch and Baird, our financial advisors, with respect to the merger and the consideration offered to the holders of our common shares in the merger, which are discussed further below under "Opinions of Our Financial Advisors," and their oral opinions, subsequently confirmed in writing, to the effect that as of the date of their respective opinions the merger consideration was fair, from a financial point of view, to the holders of our common shares. The full text of these opinions are attached to this proxy statement as Appendices B and C, respectively.

- UNCERTAIN AVAILABILITY OF ALTERNATIVE TRANSACTIONS. The board of directors considered that, while we had been contacted from time to time in the past by third parties expressing an interest in a possible transaction with us, all of those proposals were at a price per share (to the extent that a price was stated) lower than that offered by Odyssey. They also considered that our financial advisor had contacted a number of potential financial and strategic acquirors on a preliminary basis in late 1998 and early 1999 without obtaining substantial interest in pursuing a transaction.

- TERMS OF THE MERGER. The board of directors considered the terms of the merger agreement, which permit the board of directors to provide confidential information to, and to negotiate with, a third party that makes an unsolicited proposal and to terminate the merger agreement in order to accept a superior proposal, if necessary to prevent the board of directors from breaching its fiduciary duties. The directors also considered our obligation under the merger agreement to pay a termination fee and out-of-pocket expenses to Stone Acquisition Corp. if the merger agreement is terminated under some circumstances. Based on advice from Merrill Lynch, the board of directors believed that the amount of the fee and expenses we may be obligated to pay, and the circumstances under which they are payable, are typical for transactions of this size and type and are not likely to discourage another party from proposing an alternative transaction that might be more advantageous to our shareholders. In considering the amount of the fee and expenses that are payable and the circumstances under which they are payable, the board of directors also considered that, with its guidance, our legal counsel and financial advisors had negotiated a lower termination fee, reduced the circumstances under which the termination fee was payable and placed a cap on the out-of-pocket expenses payable from Odyssey's initial proposal.

- FINANCING ARRANGEMENTS. The board of directors considered the terms of the merger agreement providing that Stone Acquisition Corp.'s obligation to complete the merger is conditioned upon financing. The board of directors also considered the nature and terms and conditions of the commitment letter obtained by Stone Acquisition Corp. from Bankers Trust Company, Deutsche Bank Securities, Inc., Merrill Lynch & Co. and Merrill Lynch Capital Corporation with respect to senior bank financing for the merger and the commitment letter obtained by Stone Acquisition Corp. from Bankers Trust Corporation and Merrill Lynch Capital Corporation with respect to bridge financing for the merger, if needed, and that the obligations of the lenders under the financing commitments obtained by Stone Acquisition Corp. are subject to various conditions, including, among others, the absence at the time of funding of a material adverse change in the financial markets or in our company.

- SHAREHOLDER APPROVAL REQUIRED. The board of directors considered that the affirmative vote of the holders of at least a majority of the outstanding common shares is required to adopt the merger agreement.

- DISSENTER'S RIGHTS. The board of directors considered that dissenter's rights are available to the shareholders under Ohio law.

- EQUITY RETENTION AND EMPLOYMENT AGREEMENTS. The board of directors considered that Odyssey required, as conditions to completing the merger, that our management retain a significant amount of their equity interest in our company and that some members of management enter into employment agreements to be effective upon completion of the merger, which resulted in a potential conflict of interest; however, the board also considered that our management did not begin discussions with respect to the nature or specific amount of the equity interest to be retained or the terms of their employment agreements until after the principal financial terms of the merger had been negotiated.

OPINIONS OF OUR FINANCIAL ADVISORS

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

    In 1998, we retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as our exclusive financial advisor in connection with a possible business combination. On January 19, 2000, Merrill Lynch rendered to our board of directors its oral opinion (which subsequently was confirmed in writing) that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $27.00 per common share to be received by the holders of our common shares (other than shares held in our treasury, by Stone Acquisition Corp. or any subsidiary of ours or of Stone Acquisition Corp. or as to which dissenter's rights have been perfected) in the merger was fair from a financial point of view to those shareholders.

    THE FULL TEXT OF MERRILL LYNCH'S WRITTEN OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE. THE SUMMARY OF MERRILL LYNCH'S OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF MERRILL LYNCH'S OPINION. HOLDERS OF OUR COMMON SHARES ARE URGED TO READ MERRILL LYNCH'S OPINION IN ITS ENTIRETY. MERRILL LYNCH'S OPINION WAS PROVIDED TO OUR BOARD OF DIRECTORS FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE $27.00 PER SHARE TO BE RECEIVED BY THE HOLDERS OF OUR COMMON SHARES IN THE MERGER. IT DOES NOT ADDRESS THE MERITS OF OUR UNDERLYING DECISION TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE ON THE PROPOSED MERGER.

    The $27.00 per share to be received by the holders of our common shares in the merger was determined through negotiations between Odyssey and us. Merrill Lynch provided advice to us during the course of those negotiations.

    Merrill Lynch was advised that Odyssey intended that the merger be accounted for as a recapitalization under generally accepted accounting principles. Pursuant to the merger agreement, prior to the effective time of the merger, certain members of our management will exchange some of their common shares for our series A preferred shares, which, pursuant to the merger agreement, will each be converted in the merger into one common share, which will be outstanding immediately following the merger. Our board of directors did not ask Merrill Lynch for, and Merrill Lynch did not express, any opinion with respect to the consideration to be received by the holders of the series A preferred shares in the merger in exchange for those shares.

    The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analysis, without considering all analyses, would create an incomplete view of the process underlying its opinion.

    In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control or the control of Merrill Lynch, Odyssey and Stone Acquisition Corp. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Merrill Lynch opinion was among several factors taken into consideration by our board of directors in making its determination to approve the merger agreement and the merger. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of our board of directors with respect to the fairness of the $27.00 per share to be received by the holders of our common shares in the merger.

    In arriving at its opinion, Merrill Lynch, among other things:

    - reviewed certain publicly available business and financial information relating to us that Merrill Lynch deemed to be relevant;

    - reviewed certain information, including financial forecasts, relating to our business, earnings, cash flow, assets, liabilities and prospects which we furnished to Merrill Lynch;

    - conducted discussions with members of our senior management concerning the matters described above;

    - reviewed the market prices and valuation multiples for our common shares and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - reviewed the results of our operations and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

    - participated in certain discussions and negotiations among our representatives and representatives of Odyssey and our and their financial and legal advisors;

    - reviewed a draft of the merger agreement dated January 18, 2000; and

    - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

    In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of our assets or liabilities and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of our properties or facilities. With respect to the financial forecast information which we furnished to or discussed with Merrill Lynch, Merrill Lynch assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of our management as to our expected future financial performance. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the draft dated January 18, 2000 reviewed by Merrill Lynch.

    Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. In connection with the preparation of the opinion for the proposed transaction, Merrill Lynch was not authorized by us or our board of directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of our company. With the exception of the foregoing, we did not place any limitations on Merrill Lynch with respect to the procedures they followed or the factors they considered in rendering their opinion. We and Odyssey determined the cash merger price in arm's-length negotiations.

    Set forth below is a summary of the material analyses presented by Merrill Lynch to our board of directors on January 17, 2000, in connection with their opinion.

    TRANSACTION OVERVIEW. The merger provides for the holders of our common shares to receive $27.00 per share in the merger. Based on the $18.25 closing price of our common shares on January 14, 2000 (the last trading day prior to preparation of materials for Merrill Lynch's presentation to our board of directors on January 17, 2000) and the closing price of our common shares one week, 30 days, 90 days, 180 days and 365 days prior to Merrill Lynch's presentation to our board of directors, $27.00 per common share payable in the merger represented a premium of 47.9%, 58.8%, 47.4%, 57.1%, 36.3% and 42.1%, respectively. Based on the average market price of our common shares for the one week, 30 days, 90 days, 180 days and 365 days prior to Merrill Lynch's presentation to our board of directors, the $27.00 per common share payable in the merger represented a premium of 53.1%, 57.9%, 66.9%, 45.0% and 43.2%, respectively. The $298.1 million aggregate transaction value, which Merrill Lynch calculated by multiplying the $27.00 per common share payable in the merger by the number of our fully diluted common shares outstanding at the merger price and adding net debt and liabilities, represented a multiple of the last twelve months ended September 30, 1999 ("LTM") revenue of 0.95x, a multiple of LTM earnings before interest and taxes ("EBIT") of 8.3x and a multiple of LTM earnings before interest, taxes and depreciation and amortization ("EBITDA") of 6.1x. The multiples of aggregate transaction value to estimated 1999 revenue, estimated 1999 EBIT and estimated 1999 EBITDA, based on management's projections, were 0.92x, 7.9x and 5.8x, respectively. Additionally, the aggregate transaction value represented a multiple of calendar year 1999 estimated earnings (as published by First Call Consensus, an industry service provider of global earnings information based on an average of earnings estimates published by various investment banking firms) per share ("EPS") and calendar year 2000 estimated EPS (as published by First Call) of 12.5x and 11.5x, respectively, and a multiple of estimated 1999 earnings per share and projected 2000 earnings per share based on management's estimates of 11.7x and 10.8x, respectively. Merrill Lynch observed that the 52-week high and low per share price for our common shares was $23.31 and $11.94, respectively.

    COMPARABLE COMPANY ANALYSIS. Merrill Lynch concluded that there were no publicly traded companies that were directly comparable to us. Accordingly, as a proxy for publicly traded companies comparable to us, Merrill Lynch, using publicly available information and estimates of future financial results published by First Call and taken from research reports, compared certain financial and other operating information and ratios related to us with that of a group of companies in the construction accessories/distribution industry and a group of companies in the rental services industry. For purposes of its analysis, Merrill Lynch identified the following eight companies in the construction accessories/distribution industry:

- Harsco Corp.                                         - Centex Construction Products, Inc.
- Trinity Industries Inc.                              - Simpson Manufacturing Co., Inc.
- Hughes Supply Inc.                                   - Jannock Ltd.
- NCI Building Systems, Inc.                           - Robertson-Ceco Corporation

In addition, for purposes of its analysis, Merrill Lynch identified the following two companies in the rental services industry:

- National Equipment Services, Inc.                    - United Rentals, Inc.

    In comparing us to those companies, Merrill Lynch calculated certain financial and operating statistics. Merrill Lynch's calculations resulted in the following relevant ranges for the comparable companies in the construction accessories/distribution industry as of January 14, 2000 (based on closing prices on January 14, 2000) and for us at January 14, 2000:

                                                 COMPARABLE COMPANIES
MULTIPLE OF FULLY DILUTED                  ---------------------------------    DAYTON
MARKET CAPITALIZATION TO                      RANGE       MEDIAN      MEAN     SUPERIOR
-------------------------                  -----------   --------   --------   --------
Estimated Calendar Year 1999 Net
  Income.................................   6.1x-13.3x     7.0x       8.9x       8.4x
Estimated Calendar Year 2000 Net
  Income.................................   5.7x-11.9x     6.9x       8.2x       7.8x
LTM EBIT.................................    3.6x-9.6x     6.4x       6.2x       6.6x
LTM Sales................................  0.27x-1.59x    0.60x      0.77x      0.76x
LTM EBITDA...............................    3.1x-6.4x     5.1x       4.8x       4.9x
Estimated 1999 EBITDA....................    3.0x-6.3x     5.2x       5.0x       4.7x

    Merrill Lynch's calculations resulted in the following relevant ranges for the comparable companies in the rental services industry as of January 14, 2000 (based on closing prices on January 14, 2000) and for us at January 14, 2000:

                                                 COMPARABLE COMPANIES
MULTIPLE OF FULLY DILUTED                  ---------------------------------    DAYTON
MARKET CAPITALIZATION TO                      RANGE       MEDIAN      MEAN     SUPERIOR
-------------------------                  -----------   --------   --------   --------
Estimated Calendar Year 1999 Net
  Income.................................   8.9x-11.4x    10.1x      10.1x       8.4x
Estimated Calendar Year 2000 Net
  Income.................................    6.8x-8.7x     7.8x       7.8x       7.8x
LTM EBIT.................................  10.6x-14.3x    12.4x      12.4x       6.6x
LTM Sales................................  2.56x-3.24x    2.90x      2.90x      0.76x
LTM EBITDA...............................    5.7x-6.9x     6.3x       6.3x       4.9x
Estimated 1999 EBITDA....................    5.2x-5.4x     5.3x       5.3x       4.7x

    In addition, Merrill Lynch calculated a range of five year growth rates, based on certain information provided by IBES International, Inc. ("IBES"), of 8.0% to 15.0%, with a median estimated five year growth rate of 13.0% and a mean estimated five year growth rate of 12.3% for the comparable companies in the construction accessories/distribution industry, and a range of five year growth rates, based on certain information provided by IBES, of 21.5% to 25.0%, with a median estimated five year growth rate of 23.3% and a mean estimated five year growth rate of 23.3% for the comparable companies in the rental services industry (in each case as compared to us at 10.0%). Based on this information, Merrill Lynch calculated a range of multiples derived from a fraction, the numerator of which is a multiple of each comparable company's fully diluted market value to estimated calendar year 2000 net income ("2000 P/E Multiple") and the denominator of which is the IBES five-year growth rate, of 0.38x to 1.04x with a median multiple of 0.73x and a mean multiple of 0.70x for the comparable companies in the construction accessories/ distribution industry and a range of multiples of 0.32x to 0.35x, with a median multiple of 0.33x and a mean multiple of 0.33x for the comparable companies in the rental services industry (in each case as compared to us at 0.78x).

    Merrill Lynch compared certain information related to us with the comparable companies to determine implied ranges of value of our common shares. Based on the application of the multiple analysis for the comparable companies of fully diluted market value to LTM EBITDA and fully diluted market value to the 2000 P/E Multiple to such information for us, Merrill Lynch determined a summary reference range of implied per share values of our common shares of $9.25 to $26.75 and $14.00 to $23.50, respectively (as compared to the $27.00 per common share payable in the merger).

    No company in the group of comparable companies is identical to us. Accordingly, an analysis of the results of such a comparison is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial, trading and operating characteristics of the comparable companies and other factors that could affect the value of such companies and our company.

    COMPARABLE ACQUISITION TRANSACTION ANALYSIS. Merrill Lynch reviewed the publicly available financial terms and financial statistics of six selected transactions in the construction accessories/distribution industry which Merrill Lynch deemed relevant for valuation purposes. The six selected transactions were (target/acquiror):

    - American Buildings Company/Onex Corporation

    - ABT Building Products Corporation/Louisiana Pacific Corporation

    - Metal Building Components, Inc. (BTR plc)/NCI Building Systems

    - Fabwel, Inc./Fibreboard Corporation

    - Steelcraft Division (Masotech)/Ingersoll-Rand Company

    - Symons Corporation/Dayton Superior Corporation.

For the selected transactions, Merrill Lynch calculated a range of multiples of transaction value as follows:

    - transaction value to LTM EBITDA of 5.2x to 7.0x with a mean multiple of 6.2x and a median multiple of 5.7x (as compared to 6.1x for us based on the $27.00 per common share payable in the merger); and

    - transaction value to LTM EBIT of 7.9x to 8.6x with a mean multiple of 8.1x and a median multiple of 8.0x (as compared to 8.3x for us based on the $27.00 per common share payable in the merger).

    Based on the application of such high/low multiples for the comparable transactions to such information for us, Merrill Lynch calculated a summary reference range of implied per share values of our common shares of $21.00 to $33.50 based on LTM EBITDA and $25.00 to $28.50 based on LTM EBIT (as compared to the $27.00 per common share payable in the merger).

    No company utilized in the comparable transaction analysis was identical to us. Accordingly, an analysis of the results of this comparison is not purely mathematical; rather, it involves complex considerations and judgments primarily concerning differences in historical and projected financial, operating and trading characteristics of the companies involved in such other transactions and the circumstances surrounding such transactions. Merrill Lynch did not include the data for our acquisition of Symons Corporation in its analysis because it involved us and did not include the LTM EBIT multiple of 9.4x for the Metal Building Components, Inc. (BTR plc)/NCI Building Systems transaction in its analysis because Merrill Lynch determined that the offer value for the transaction together with the large amount of debt involved did not create a useful comparison with respect to the LTM EBIT multiple.

    PREMIUM ANALYSIS. Merrill Lynch reviewed the premiums paid to the closing market price one day, one week and four weeks prior to the announcement of eleven selected transactions in the construction accessories/distribution industry which Merrill Lynch deemed relevant for premium valuation purposes. The eleven selected transactions were (target/acquiror):

    - White Cap Industries Inc./Leonard Green & Partners, L.P.

    - ABT Building Products Corporation/Louisiana Pacific Corporation

    - Calmat Co./Vulcan Materials Company

    - Triangle Pacific Corp./Armstrong World Industries, Inc.

    - DLW Aktiengesellschaft/Armstrong World

    - Zurn Industries, Inc./US Industries Inc.

    - PlyGem Industries, Inc./Nortek, Inc.

    - Fibreboard Corporation/Owens Corning

    - Falcon Building Products, Inc./Investcorp

    - Eljer Industries, Inc./Zurn Industries, Inc.

    - AMTROL Inc./Cypress Group LLC

    Merrill Lynch's calculations resulted in the following relevant ranges of premium to closing market price one day, one week and four weeks prior to announcement for the comparable transactions.

                                                        COMPARABLE TRANSACTIONS
                                                    --------------------------------
CLOSING MARKET PRICE                                  RANGE       MEDIAN      MEAN
--------------------                                ----------   --------   --------
One Day Prior to Announcement.....................   6.2%-77.8%    20.0%      32.3%
One Week Prior to Announcement....................  14.0%-84.6%    26.5%      34.8%
Four Weeks Prior to Announcement..................  19.1%-90.1%    47.5%      44.5%

    Based on its analysis, Merrill Lynch determined a range of premiums of 20% to 55% for the comparable companies one day prior to announcement, and applying it to the $18.25 closing price for our common shares on January 14, 2000, derived a summary reference range of implied per share values of our common shares of $22.00 to $28.25 (as compared to the $27.00 per common share payable in the merger).

    No company utilized in the premium analysis was identical to us. Accordingly, an analysis of the results of this comparison is not purely mathematical; rather, it involves complex considerations and judgments primarily concerning differences in historical and projected financial, operating and trading characteristics of the companies involved in such other transactions and the circumstances surrounding such transactions.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow analysis (i.e., an analysis of the present value of our projected unlevered free cash flows for the periods using the discount rates indicated) of us based upon forecasts for the 2000 through 2004 fiscal years prepared by our management. Utilizing these forecasts, Merrill Lynch computed the present value of the free cash flows for the five fiscal years 2000-2004 by applying a range of discount rates of 14.0% to 16.0% per year. Merrill Lynch also computed the present value of our terminal value at the end of the fiscal year 2004 by applying a range of EBITDA multiples of 4.5 to 5.5 times projected fiscal year 2004 EBITDA and applying to these terminal values a range of discount rates of 14.0% to 16.0% per year. The range of terminal EBITDA multiples was determined by analyzing our multiples and the multiples of the comparable companies and factoring in our expected growth prospects at the end of fiscal year 2004. After subtracting net debt at December 31, 1999, based on its analysis and assuming a weighted average cost of capital ("WACC") for us of 15% to 16%, Merrill Lynch derived a summary reference range of implied per share values of our common shares, on a fully diluted basis, of $21.75 to $29.50 (as compared to the $27.00 per common share payable in the merger).

    LEVERAGED BUYOUT RETURN ANALYSIS. Merrill Lynch calculated ranges of implied five-year equity returns for our common shares for terminal EBITDA multiples of 5.5x, 6.0x and 6.5x using a range of offer prices per share from $22.00 to $28.00, based on our management's EBITDA forecasts for fiscal years 1999 through 2004 and base case downside forecasts prepared by Odyssey for fiscal years 1999 through 2004, in each case assuming a minimum equity contribution of 25% and a maximum ratio of total debt to 1999 EBITDA of 4.5x. Merrill Lynch synthesized the information for the management case and downside case forecasts, and based on its analysis and assuming a reasonably acceptable minimum return to Odyssey, Merrill Lynch calculated a summary reference range of implied per share values of our common shares of $22.00 to $27.00 (as compared to the $27.00 per common share payable in the merger).

    As described above, Merrill Lynch's opinion and presentation to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to recommend adoption of the merger agreement and the transactions contemplated by the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of our board of directors with respect to our value or whether our board of directors would have been willing to recommend a merger at a different level of consideration.

    Pursuant to an engagement letter dated July 2, 1998, we engaged Merrill Lynch to provide financial advisory services to us in connection with the merger, including, among other things, rendering their opinion. We retained Merrill Lynch to act as our financial advisor based on Merrill Lynch's qualifications, expertise and reputation, as well as Merrill Lynch's familiarity with us. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to the terms of the engagement letter, we agreed to pay Merrill Lynch a fee in an amount equal to 1.0% of the aggregate purchase price, as defined in the engagement letter (which includes cash and non-cash consideration as well as debt assumed, acquired, retired or defeased), paid in the merger, upon consummation of the merger. In addition, we agreed to reimburse Merrill Lynch for its out-of-pocket expenses, including attorney's fees, incurred in connection with its engagement, and to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement.

    Merrill Lynch has in the past provided financial advisory and financing services to us and to Odyssey and/or our and their affiliates and may continue to do, and Merrill Lynch may receive fees for rendering such services. With the consent of our board of directors, Merrill Lynch is working with Odyssey in connection with the financing of the merger, pursuant to which we may enter into certain financing arrangements for which Merrill Lynch is likely to act as a lender and as co-lead manager, co-arranger and syndication agent, and Merrill Lynch will receive a fee for these services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade our common shares for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

ROBERT W. BAIRD & CO. INCORPORATED

    We retained Baird to render an opinion as to the fairness, from a financial point of view, of the cash merger price to the holders of our common shares. On January 19, 2000, Baird rendered its opinion to our board of directors to the effect that, as of January 19, 2000, and based upon and subject to the various considerations described in the opinion, the cash merger price was fair, from a financial point of view, to the holders of our common shares.

    THE FULL TEXT OF BAIRD'S OPINION, DATED JANUARY 19, 2000, WHICH DESCRIBES THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. BAIRD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, AS OF THE DATE OF THE OPINION AND FROM A FINANCIAL POINT OF VIEW, OF THE CASH MERGER PRICE TO THE HOLDERS OF OUR COMMON SHARES AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF BAIRD'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS APPENDIX C. YOU ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

    In conducting its investigation and analysis and in arriving at its opinion, Baird reviewed information and took into account financial and economic factors it deemed relevant under the circumstances. In that connection, Baird, among other things:

    - reviewed certain internal information, primarily financial in nature, including projections, concerning our business and operations, which we furnished to Baird for purposes of its analysis, as well as publicly available information including, but not limited to, our recent filings with the SEC;

    - reviewed the draft merger agreement in the form presented to our board of directors;

    - compared the historical market prices and trading activity of our common shares with those of certain other publicly traded companies Baird deemed relevant;

    - compared our financial position and operating results with those of certain other publicly traded companies Baird deemed relevant; and

    - compared the proposed financial terms of the merger with the financial terms of certain other business combinations Baird deemed relevant.

    Baird held discussions with members of our senior management concerning our historical and current financial condition and operating results, as well as our future prospects. Baird was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of our company. Baird also considered other information, financial studies, analysis and investigations and financial, economic and market criteria which Baird deemed relevant for the preparation of its opinion. We did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion. We and Odyssey determined the cash merger price in arms-length negotiations.

    In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by us or on our behalf. Baird was not engaged to, and did not assume any responsibility to, independently verify any of this information. Baird assumed, with our consent, that:

    - all of our material assets and liabilities, contingent or otherwise, known or unknown, are as set forth in our financial statements and recent filings with the SEC;

    - the financial forecasts examined by Baird were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our senior management as to our future performance;

    - the representations and warranties of each party to the merger agreement are true and correct and that each party would perform all of the covenants and agreements to be performed by it pursuant to the merger agreement; and

    - the transaction will be consummated in accordance with the terms of the draft merger agreement dated January 18, 2000, without any material amendment and without waiver by any of the parties to their respective obligations under the merger agreement.

    In conducting its review, Baird did not undertake or obtain an independent evaluation or appraisal of any of our assets or liabilities, contingent or otherwise, nor did Baird make a physical inspection of our properties or facilities. Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and did not predict or take into account any changes which may occur, or information which may become available, after the date of Baird's opinion. Furthermore, Baird's opinion relates to financial fairness only, and Baird did not express an opinion as to the appropriateness of our financial structure or the soundness of our financial condition subsequent to the consummation of the merger.

    The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion.

    ANALYSIS OF IMPLIED TRANSACTION MULTIPLES. Based on the cash merger price of $27.00 per common share, Baird calculated the "implied equity value" and the "implied enterprise value" as a result of the merger to be $191.7 million and $298.1 million, respectively. The implied equity value was obtained by multiplying $27.00 by the total number of our common shares and then subtracting the proceeds to us from the exercise of stock options. The total number of our common shares was calculated by adding the shares currently outstanding, the shares issuable upon the exercise of stock options and the shares issuable upon the conversion of the convertible trust preferred securities at a conversion price of $24.55 per share. Baird calculated the implied enterprise value by adding the book value of our total outstanding debt and other liabilities to, and subtracting our cash and cash equivalents from, the implied equity value. Our debt and other liabilities, and cash and cash equivalents used in the calculation of the implied enterprise value were as of December 31, 1999 and were provided by our management.

    In performing its analysis, Baird used, among other items, operating statistics for our latest twelve months ("LTM") ended October 1, 1999 and calendar 1999, as provided by our management, exclusive of non-recurring items and pro forma for the full year impact of the convertible trust preferred securities offering completed in October 1999. Baird calculated multiples of the implied enterprise value to our LTM and calendar 1999 net sales, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). Baird also calculated multiples of the implied equity value to our LTM, calendar 1999 and calendar 2000 net income. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Appendix C of this proxy statement.

                                                          IMPLIED DAYTON SUPERIOR
                                                           TRANSACTION MULTIPLES
                                                          -----------------------
Enterprise Value/LTM Net Sales..........................            0.9x
Enterprise Value/LTM EBITDA.............................            6.1x
Enterprise Value/LTM EBIT...............................            8.3x
Enterprise Value/Calendar 1999 Net Sales................            0.9x
Enterprise Value/Calendar 1999 EBITDA...................            5.8x
Enterprise Value/Calendar 1999 EBIT.....................            7.9x
Equity Value/LTM Net Income.............................           13.8x
Equity Value/Calendar 1999 Net Income...................           13.0x
Equity Value/Calendar 2000 Net Income...................           11.0x

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of January 13, 2000, for eleven publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies is listed below:

    - Centex Construction Products, Inc.


    - Granite Construction Incorporated


    - Harsco Corporation

    - Hughes Supply Inc.

    - Insteel Industries, Inc.

    - Lafarge Corporation

    - NCI Building Systems, Inc.

    - Pitt-Des Moines, Inc.

    - Quixote Corporation

    - Simpson Manufacturing Co.

    - Southdown, Inc.

    The companies were chosen based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which we operate. Baird noted that none of the companies reviewed are identical to us and that, accordingly, the analysis of these companies necessarily involves complex considerations and judgments concerning differences in the business, financial and operating characteristics of each company and other factors that affect the market values of these companies.

    For each selected company, Baird calculated equity value by multiplying closing stock prices as of January 13, 2000, by the total number of outstanding shares on a diluted basis. In addition, Baird calculated enterprise value for each selected company by adding the book value of outstanding total debt, preferred stock and minority interests to, and subtracting cash and cash equivalents from, equity value.

Baird then calculated multiples of enterprise value to each selected company's LTM net sales, LTM EBITDA and LTM EBIT as of the most recently reported period. Baird also calculated multiples of each selected company's equity value to its net income for the LTM, calendar 1999 and calendar 2000 periods. Calendar 1999 and calendar 2000 net income for the selected companies were based on median consensus earnings per share estimates provided by First Call. Baird then compared the transaction multiples implied in the merger with the corresponding trading multiples for the selected companies. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Appendix C of this proxy statement.

                                                          IMPLIED
                                                          DAYTON           IMPLIED SELECTED PUBLIC COMPANY
                                                         SUPERIOR                 TRADING MULTIPLES
                                                        TRANSACTION   -----------------------------------------
                                                         MULTIPLES      LOW       MEDIAN      MEAN       HIGH
                                                        -----------   --------   --------   --------   --------
Enterprise Value/LTM Net Sales........................      0.9x        0.3x       1.0x       1.0x       1.7x
Enterprise Value/LTM EBITDA...........................      6.1x        3.9x       5.2x       5.3x       7.4x
Enterprise Value/LTM EBIT.............................      8.3x        4.3x       6.9x       7.1x       9.5x
Equity Value/LTM Net Income...........................     13.8x        7.3x       9.6x      10.2x      14.8x
Equity Value/Calendar 1999 Net Income.................     13.0x        6.7x       8.6x       9.7x      14.0x
Equity Value/Calendar 2000 Net Income.................     11.0x        6.3x       7.7x       8.8x      12.1x

    ANALYSIS OF SELECTED COMPARABLE ACQUISITION TRANSACTIONS. Baird reviewed fourteen completed acquisition transactions which Baird deemed relevant. The fourteen transactions reviewed were (acquiror/target company):

    - Textron Inc./
      OmniQuip International, Inc.

    - Avery Dennison Corporation/
      Stimsonite Corporation

    - JLG Industries Inc./
      Gradall Industries, Inc.

    - Onex Corp./
      American Buildings Company

    - Dura Automotive Systems, Inc./
      Excel Industries, Inc.

    - Louisiana-Pacific Corp./
      ABT Building Products Corp.

    - Dura Automotive Systems, Inc./
      Trident Automotive plc

    - Keystone Inc./
      Grove Worldwide

    - Dayton Superior Corporation/
      Symons Corporation

    - Federal-Mogul Corporation/
      T&N plc

    - OmniQuip International, Inc./
      Snorkel Division of Figgie International Inc.

    - Tomkins plc/
      Stant Corporation

    - Terex Corporation/
      Simon Access

    - Tower Automotive, Inc./
      Automotive Products Company

    These transaction were chosen based on a review of completed acquisition transactions involving companies that possessed general business, operating and financial characteristics representative of companies in the industry in which we operate. Baird noted that none of the selected transactions or target companies reviewed was identical to the merger or us, respectively. Accordingly, Baird noted that the analysis of selected transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of us and each target company and each acquisition transaction and other factors that would affect the acquisition value of selected transactions including, among others, the general market conditions prevailing in the equity capital markets at the time of that transaction.

    For each of the selected transactions, Baird calculated multiples of enterprise value to each target company's LTM net sales, LTM EBITDA and LTM EBIT and calculated multiples of equity value to LTM net income based on financial information available as of the respective transaction announcement dates. Baird then compared those multiples to the relevant transaction multiples implied in the merger based on our calendar 1999 operating results, exclusive of non-recurring items and pro forma for the full year impact of the convertible trust preferred securities offering completed in October 1999. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Appendix C of this proxy statement.

                                                          IMPLIED
                                                          DAYTON            IMPLIED SELECTED ACQUISITION
                                                         SUPERIOR               TRANSACTION MULTIPLES
                                                        TRANSACTION   -----------------------------------------
                                                         MULTIPLES      LOW       MEDIAN      MEAN       HIGH
                                                        -----------   --------   --------   --------   --------
Enterprise Value/Calendar 1999 Net Sales..............      0.9x        0.4x       0.8x       0.8x       1.7x
Enterprise Value/Calendar 1999 EBITDA.................      5.8x        4.8x       6.6x       6.4x       7.8x
Enterprise Value/Calendar 1999 EBIT...................      7.9x        7.0x       9.7x       9.9x      15.1x
Equity Value/Calendar 1999 Net Income.................     13.0x        9.0x      15.0x      15.8x      25.8x

    For the transactions involving publicly traded target companies, Baird calculated the premiums paid for the equity in these transactions over the public market value of the equity at various times prior to the announcement of these transactions. Baird then compared these premiums to the acquisition premiums implied in the merger. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Appendix C of this proxy statement.


                                                          IMPLIED
                                                          DAYTON            IMPLIED SELECTED ACQUISITION
                                                         SUPERIOR               TRANSACTION PREMIUMS
                                                        TRANSACTION   -----------------------------------------
                                                          PREMIUM       LOW       MEDIAN      MEAN       HIGH
                                                        -----------   --------   --------   --------   --------
1 Day Prior...........................................      50.0%       14.3%      40.5%      39.6%      64.6%
7 Days Prior..........................................      68.8%       25.0%      47.5%      63.6%     131.7%
30 Days Prior.........................................      47.4%       53.1%      68.6%      68.3%      98.8%
90 Days Prior.........................................      57.1%       42.9%      76.8%      77.3%     104.3%


    DISCOUNTED CASH FLOW ANALYSIS. Baird performed a discounted cash flow analysis using projections for calendar 2000 through 2004 as provided by our management. In that analysis, Baird assumed terminal value multiples ranging from 6.0x to 7.0x EBIT in calendar 2004 and discount rates ranging from 14.0% to 16.0%. That analysis produced implied per share values of our common shares ranging from $24.45 to $32.54 per share.

    The foregoing summary does not purport to be a complete description of the analyses performed by Baird or of its presentation to our board of directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of those analyses and of the factors considered by Baird, without considering all analyses and factors, would create an incomplete view of the processes underlying those analyses conducted by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in Baird's analysis. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

    Baird, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. We retained Baird because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird from time to time may trade our securities for its own account or for accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

    Pursuant to an engagement letter agreement dated December 2, 1999, between us and Baird, we agreed to pay Baird a fee of $500,000, payable upon delivery of its opinion, regardless of the conclusions reached by Baird in its opinion. In addition, we agreed to reimburse Baird for its reasonable out-of-pocket expenses. We also agreed to indemnify Baird, its affiliates and their respective directors, officers, partners, employees, agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. In the past, Baird has provided financial advisory services to us, including serving as the lead manager of our convertible trust preferred securities offering in 1999 and as a co-manager of our initial public offering in 1996. Baird may provide investment banking services to us and our affiliates in the future.

CERTAIN ESTIMATES OF FUTURE OPERATIONS AND OTHER INFORMATION

    As a matter of policy, we do not make public forecasts or projections as to our future performance or earnings. In connection with Odyssey's evaluation of the proposed recapitalization, however, we provided Odyssey, on a confidential basis, with some nonpublic estimates reflecting our management's view as to our possible future financial performance for the six fiscal years ending
December 31, 2004. We also provided these estimates to Merrill Lynch and Baird, our financial advisors. Our management based these estimates on assumptions they believed at the time were reasonable, in light of industry data they consulted and our past financial performance. These estimates were prepared before we had full year 1999 results, so the amounts for 1999 were estimated.

    THESE ESTIMATES WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES ESTABLISHED BY THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THESE ESTIMATES ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE IN CONNECTION WITH MANAGEMENT DECISIONS AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS. IN ADDITION, BECAUSE THESE ESTIMATES INHERENTLY ARE SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND OTHER CONTINGENCIES BEYOND OUR CONTROL, THERE CAN BE NO ASSURANCE THAT THESE ESTIMATES WILL BE REALIZED; OUR ACTUAL RESULTS MAY BE HIGHER OR LOWER THAN THOSE ESTIMATED. ACCORDINGLY, WE DO NOT ASSUME ANY RESPONSIBILITY FOR THE ACCURACY OF THIS INFORMATION. GIVEN OUR HISTORICAL STRATEGY OF GROWTH THROUGH ACQUISITIONS AND THE HISTORICAL CYCLICALITY OF THE CONSTRUCTION INDUSTRY, ANY YEAR TO YEAR COMPARISON BEYOND 1999 IS NOT LIKELY TO PROVIDE A MEANINGFUL VIEW OF OUR OVERALL PERFORMANCE. WE DO NOT GENERALLY PUBLISH OUR BUSINESS PLANS AND STRATEGIES OR MAKE EXTERNAL DISCLOSURES OF OUR ANTICIPATED FINANCIAL POSITION OR RESULTS OF

OPERATIONS. ACCORDINGLY, WE DO NOT INTEND TO, AND SPECIFICALLY DO NOT ASSUME ANY OBLIGATION TO, UPDATE OR OTHERWISE REVISE THESE ESTIMATES TO REFLECT CIRCUMSTANCES EXISTING SINCE THEY WERE PREPARED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IF ANY OR ALL OF OUR UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR. NEITHER OUR AUDITORS NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THESE ESTIMATES, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THIS INFORMATION OR ITS ACHIEVABILITY AND THEY ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THESE ESTIMATES.

    These estimates are summarized in the following table:

                                            ESTIMATES FOR THE FISCAL YEAR DECEMBER 31,
                                  ---------------------------------------------------------------
                                  1999(1)      2000       2001       2002       2003       2004
                                  --------   --------   --------   --------   --------   --------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales...........................  $315,366   $351,855   $382,296   $415,093   $451,139   $488,914
% Growth........................                 11.6%       8.7%       8.6%       8.7%       8.4%
Operating Income................  $ 37,622   $ 42,115   $ 46,750   $ 54,386   $ 61,675   $ 69,525
Net Income Available to Common
  Shareholders..................  $ 13,986   $ 16,331   $ 20,020   $ 25,393   $ 30,942   $ 36,861
Diluted Earnings per share......  $   2.24   $   2.50   $   3.02   $   3.78   $   4.56   $   5.40

------------------------

(1) Fiscal year 1999 estimates exclude a non-recurring pension gain.

    The material assumptions underlying these estimates were the following:

    - we would make no new acquisitions during the periods covered by the estimates after our acquisition of the Southern Construction Products business in October, 1999, even though that is contrary to our historical, and anticipated future, operating strategy,

    - there would be no recession during the periods covered by the estimates in the portions of the construction industry that we serve, even though the overall construction industry historically has been cyclical,

    - our overall annual sales would increase at a compounded annual rate of 9.2%,

    - our overall cost of goods sold would increase at a compounded annual rate of 9.1%,

    - our overall selling, general and administrative expenses would increase at a compounded annual rate of 7.4%,

    - inflation would be 3.5% per year, and

    - we did not take the proposed merger into account.

INTERESTS OF CERTAIN PERSONS; CONFLICTS OF INTEREST

    One of our directors and some of our executive officers have interests which may have presented, and which may now present, potential conflicts of interest with respect to the merger. Our directors were aware of the following matters and considered them in making their determination. The following is a summary of the interests of those persons in the merger that may be different from yours.

    EMPLOYMENT AGREEMENTS

    We have entered into employment agreements with Mr. Ciccarelli and eight other of our executive officers which become effective only if the merger is completed. In negotiating the merger agreement, Odyssey insisted that employment agreements with these nine executive officers be a condition to Stone Acquisition Corp.'s obligation to complete the merger. Our board of directors was willing to approve the merger agreement only if the executives negotiated these agreements with Odyssey and entered into them at the time the merger agreement was signed, in order to reduce the number of conditions to the merger which would remain outside of our control after the merger agreement was signed.

    Generally, each employment agreement provides:

    - The initial term of employment will be three years and automatically will be extended for additional one-year periods unless either we or the executive notifies the other of termination no later than 90 days before the end of a term.

    - The annual base salary, which may be increased by our board of directors in its discretion, for the five most highly compensated of these executive officers will be as follows:

NAME                                  MINIMUM ANNUAL BASE SALARY
----                                  --------------------------
John A. Ciccarelli..................           $350,000
Alan F. McIlroy.....................            225,000
Raymond E. Bartholomae..............            197,000
Michael C. Deis, Sr.................            190,000
Jaime Taronji, Jr...................            176,000


    - Each executive, together with approximately 45 other members of our management, will be entitled to receive stock options under a new stock option plan to be adopted following the merger. The new stock option plan will provide for the grant of options to purchase up to an aggregate of 10% of the fully-diluted number of common shares outstanding immediately following the merger to those persons who are selected from time to time to participate in the plan. We anticipate that a portion of the options to be granted initially under this new option plan will be fully vested at the time the options are granted. Based on recommendations made to Odyssey by Mr. Ciccarelli, we anticipate that the fully-vested options which will be granted initially to all executive officers and employees under the new plan will represent, in the aggregate, approximately 0.47% of the outstanding shares following the merger, determined on a fully-diluted basis, and that the fully-vested options which will be granted initially to Mr. Ciccarelli will represent approximately 0.17% of the outstanding shares following the merger, determined on a fully-diluted basis.


    - Each executive will be entitled to participate in our executive annual bonus plan and in our various other employee benefit plans and arrangements which are applicable to senior officers and which, during the first 12 months after the merger, must provide benefits substantially equivalent to those being provided at the time of the merger, other than stock options.

    - If an executive is terminated without cause, he will be entitled to receive a pro rata share of his bonus for the year of termination, to continue to receive his annual base salary for 24 months and to continue coverage under our medical and dental programs for one year on the same basis as he was entitled to participate prior to his termination.

    - Each executive is prohibited from competing with us during the term of his employment and for two years following termination of his employment.

    MR. CICCARELLI'S EMPLOYMENT AGREEMENT. Mr. Ciccarelli's employment agreement differs from the other agreements described above in the following respects:

    - Mr. Ciccarelli will serve as Chairman of the Board as well as in his current offices of President and Chief Executive Officer.

    - At the end of the initial three year term, Mr. Ciccarelli's employment automatically will be extended for a period of two years unless we or he notifies the other of the termination no later than 60 days before the end of the initial term.

    - We and Mr. Ciccarelli may agree prior to the end of the initial term that, effective at the end of the initial term, he will retire as President and Chief Executive Officer but will continue as non-executive Chairman of the Board with compensation commensurate with his duties and responsibilities.

    - Mr. Ciccarelli is entitled to receive an annual car allowance, payment of annual membership fees for membership in two country, alumni, or social clubs of his choice and payment for reasonable expenses incurred by him for professional assistance with taxes and financial management, consistent with our current practices.

    - If Mr. Ciccarelli elects in the future to purchase common shares pursuant to the exercise of pre-emptive rights under a management stockholders agreement, we or one of our affiliates will lend him up to $500,000 to pay for the shares. The loan will be secured by the shares purchased and will be on a recourse basis with interest at the applicable federal rate, although payment of the interest will be deferred until the shares are sold.

    - If Mr. Ciccarelli remains employed by us for the full initial three year term of his employment agreement, he may during the following two years require us to purchase some of his common shares at their fair market value if our EBITDA reaches specified levels and he satisfies other conditions. In addition, if he exercises this put right and notifies us that he intends to exercise stock options, we or an affiliate will lend him the amount of the exercise price plus the amount of his income tax liability. This loan generally would be on the same terms as the loan to purchase shares described above.

    EQUITY ROLLOVER AGREEMENTS

    We also have entered into option exercise, cancellation and equity rollover agreements with Mr. Ciccarelli and seven of the eight other executive officers with whom we entered into employment agreements. These equity rollover agreements become effective only if the merger is completed.

    Generally, these rollover agreements require each executive to retain common shares and, in most cases, stock options, with a specified aggregate value following the merger. In some cases, the executive has agreed to exercise stock options in order to obtain some of the common shares which he has agreed to retain following the merger.

    Ohio law does not expressly permit holders of the same class of shares to be treated disparately in a merger. For that reason, our board is required by the merger agreement to adopt an amendment to our articles of incorporation prior to completion of the merger to designate the series A preferred shares solely to facilitate the required retention of common shares by management. The rollover agreements provide that each executive will exchange, immediately prior to the merger, the number of common shares he is required to retain for the same number of newly-created series A preferred shares. The merger agreement provides that each of these series A preferred shares then will be converted in the merger into one common share.

    These rollover agreements also provide the following:

    - The executive is required to vote his common shares and series A preferred shares in favor of the merger.

    - All common shares and stock options retained by the executive following the merger, and all common shares issued upon his exercise of retained stock options after the merger, will be subject to a management shareholders agreement to be entered into following the merger with rights and obligations typical for such agreements.

    - Stock options which are not to be exercised or retained by the executive following the merger will be cancelled in exchange for a cash payment equal to the spread between $27.00 per share and the exercise price, as described under "The Merger Agreement--Treatment of Stock Options."

    - If the executive must exercise stock options in order to obtain some of the common shares he is required to exchange for series A preferred shares and he so requests, we will make a non-interest bearing, recourse loan to him in a maximum amount equal to the exercise price of the options plus the estimated federal and state income tax liability he will incur in connection with the exercise. These loans will be secured by a pledge of the shares issued upon exercise of the options.

    The following table shows for Mr. Ciccarelli and each of the eight other executive officers with whom we have signed employment agreements:


    - the number of common shares he ultimately will retain following the merger, including common shares he will acquire prior to the merger by exercising stock options or through a purchase of common shares from us;



    - the number of options that he will retain following the merger; and


    - the net value, based on $27.00 per share less the exercise price, for each of his options that will be cashed out in connection with the merger.

                                                                          NET VALUE OF
                                           SHARES TO BE   OPTIONS TO BE   OPTIONS TO BE
NAME                                         RETAINED       RETAINED       CASHED OUT*
----                                       ------------   -------------   -------------
John A. Ciccarelli.......................     37,038            -0-        $3,790,410
Raymond E. Bartholomae...................     19,980          3,205               -0-
Michael C. Deis, Sr......................     21,262         10,556           178,585
James W. Fennessy........................      8,094            -0-           161,465
Mark K. Kaler............................     26,611         11,696               -0-
Alan F. McIlroy..........................     16,931         18,929            65,546
William C. Mongole.......................     25,300            -0-               -0-
James C. Stewart.........................     21,123          9,695           178,585
Jaime Taronji, Jr........................      1,852            -0-               -0-
                                             -------         ------        ----------
  Total..................................    178,191         54,081        $4,374,591

------------------------

* Number of shares covered by the options multiplied by $27.00 less the aggregate exercise price of the options.

    Included in the preceding table are 19,444 common shares that we anticipate selling to Messrs. Bartholomae, Kaler and Taronji prior to the merger at a price of $27.00 per share. We also anticipate making a recourse loan to each of Messrs. Bartholomae and Taronji in the amount of the purchase price of their shares. These loans will bear interest at the applicable federal rate, although payment of the interest will be deferred until the loan matures.
Messrs. Bartholomae and Taronji will pledge the shares which they purchase to secure repayment of these loans. Immediately prior to the merger, these executive officers will exchange each share purchased for one of our series A preferred shares.


    We and Stone Acquisition Corp. may agree to amend the merger agreement to provide for the rollover of common shares and options held by other members of management or to modify the amounts listed above. We will not, however, amend the merger agreement to increase the number of shares or options to be retained by any of the nine executive officers with whom we have entered into employment agreements from the numbers shown in the table above. Upon consummation of the merger, the members of management listed above will hold approximately 5.7% of our outstanding common shares following the merger.

    Approximately 28 of our employees with whom we do not have employment agreements also have agreed to retain following the merger an aggregate of 37,438 common shares, representing approximately 1.2% of our outstanding common shares following the merger, and options to purchase an aggregate of 49,449 common shares.


    SEVERANCE AGREEMENTS

    We have offered to enter into severance agreements with 29 of our executives, not including the nine executive officers with whom we signed employment agreements, to be effective upon completion of the merger. Generally, the severance agreements provide that if we experience a change of control, which would include the merger, prior to January 19, 2001 and the executive's employment is terminated under the circumstances described in the agreements within two years after the change of control, the executive will be entitled to receive various benefits, including the following:

    - a cash payment equal to 50% of the executive's then current base salary,

    - the executive's full prior year bonus, if not already paid, and a pro-rated portion of the executive's targeted bonus for the year in which the termination occurs,

    - a cash payment equal to the net value of all outstanding stock options,

    - continuation of basic medical, dental, life and disability insurance for six months, and

    - reimbursement of legal fees and expenses reasonably incurred by the executive in good faith as a result of the termination of employment.

    As a condition to entering into a severance agreement, the executive was required to agree not to compete with us or solicit any of our employees during the 12-month period following a termination of the executive's employment, if it occurs within the period during which benefits are payable under the severance agreements. We do not expect to terminate the employment of any of these executives in connection with the merger.


    BOARD OF DIRECTORS



    Odyssey has informed us that, immediately following the merger, our Board of Directors will be comprised of four directors, including Mr. Ciccarelli and William F. Hopkins, Muzzafar Mirza and Douglas Rotatori of Odyssey.
Messrs. Hopkins, Mirza and Rotatori currently are not affiliated with us. The age of these individuals as of March 22, 2000 and their positions and principal occupations during the past five years are as follows:



    JOHN A. CICCARELLI, age 60, has been our President since 1989 and our Chief Executive Officer and a director since 1994.



    WILLIAM F. HOPKINS, age 36, has been a member and Managing Principal of Odyssey Investment Partners, LLC since 1997. From 1994 to 1997, Mr. Hopkins was a principal in the private equity investing group of Odyssey Partners, LP. Prior to joining Odyssey, Mr. Hopkins was a member of the merchant banking group of GE Capital Corp. Mr. Hopkins is a director of TransDigm Inc.



    MUZZAFAR MIRZA, age 42, has been a member and Managing Principal of Odyssey Investment Partners, LLC since 1997. From 1993 to 1997, Mr. Mirza was a principal in the private equity investing group of Odyssey Partners, LP. From 1988 to 1993, Mr. Mirza was employed by the merchant banking group of GE Capital Corp. Mr. Mirza is a director of TransDigm Inc. and PF Net Communications Inc.



    DOUGLAS ROTATORI, age 39, has been a principal of Odyssey Investment Partners, LLC since 1998. From 1995 to 1998, Mr. Rotatori was a principal with Wellspring Capital Management, LLC. From 1987 to 1995, Mr. Rotatori was in the Investment Banking Department of Bear, Stearns & Co., Inc.

ACCOUNTING TREATMENT

    We will account for the merger as a recapitalization. As a result, the merger will have no impact on the historical basis of our assets and liabilities.

FINANCING

    Stone Acquisition Corp.'s obligation to complete the merger is contingent on, among other things, obtaining the financing for the merger contemplated by commitment letters obtained by it at the time the merger agreement was signed.

    Consummation of the merger will require payment to:

    - holders of our common shares, excluding the common shares to be retained by certain of our existing shareholders,

    - holders of our options who receive a cash payment equal to the spread in their options,

    - holders of our trust preferred securities who convert their securities into the right to receive the cash merger consideration as if their securities had been converted into common shares prior to the merger plus the premium payable under the terms of the trust preferred securities as a result of the merger,

    - holders of certain of our existing indebtedness, and

    - those who are owed fees and expenses related to the merger and the financing.

    It is anticipated that the financing will be as follows:

    EQUITY FINANCING

    Odyssey Investment Partners Fund, L.P. has agreed to capitalize Stone Acquisition Corp. with up to $84.0 million in cash (subject to increase by $3.5 million if certain events happen) if the conditions to the obligation of Stone Acquisition Corp. to complete the merger are satisfied and the debt financings described below are fully funded. This amount will be reduced by approximately $4 million to $5 million, which is the value of the common shares and stock options which certain existing shareholders and holders of stock options have agreed to retain following the merger.

    DEBT FINANCING

    On January 19, 2000, Stone Acquisition Corp. provided us with copies of commitment letters it obtained with respect to the senior bank financing and, if necessary, the senior subordinated bridge loan. The commitments are subject to customary conditions, including, among others, negotiation and execution of definitive documentation with respect to the financings and the condition that nothing shall have occurred that has had, or reasonably could be expected to have, a material adverse effect on the business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise) or results of operations of our company and our subsidiaries, taken as a whole.

    At the time of the merger, we expect to enter into new debt financing arrangements aggregating $285 million, of which approximately $230 million will be used to fund the merger and to pay related fees and expenses. These arrangements are expected to consist of:

    - $135 million of senior bank financing; and

    - $150 million of senior subordinated notes.

    We will be the primary borrower under these debt financings.

    If the senior subordinated note financing, which is expected to consist of high yield debt securities, cannot be consummated at the time of the merger, it is expected that we will enter into a bridge loan, for which Stone Acquisition Corp. has received a commitment, until we can replace the bridge loan with senior subordinated notes. The bridge loan, if it is necessary, will be on terms less favorable to us than the terms of the high yield debt securities. In addition, we expect that the bridge loan initially would bear interest at a rate in excess of the expected interest rate on the high yield debt securities, and that rate would increase over time. If the bridge loan is funded, the commitment for the senior bank financing provides that the amount of that financing will be increased by $70 million.

    Stone Acquisition Corp.'s debt financing arrangements generally assume that all of our outstanding trust preferred securities and the associated debentures held by the Dayton Superior Capital Trust will be converted into common shares prior to the merger or will be converted into the amount of cash the holders would be entitled to receive upon conversion following the merger. Holders of the trust preferred securities may decide not to convert their securities and may continue to hold their securities, but can elect to convert them any time after the merger is completed. If the holders convert those securities after the merger is completed, they will receive cash equal to the amount of cash they would have received in the merger if they had converted their securities into common shares prior to the merger plus a premium which will be set at the effective time of the merger.

EFFECT OF THE MERGER ON OUR COMMON SHARES

    Our common shares currently are listed on the New York Stock Exchange. Following the merger, our common shares no longer will be traded on the New York Stock Exchange, price quotations no longer will be available and the registration of our common shares under the Securities Exchange Act of 1934 will be terminated. We will remain subject to the reporting requirements of
Section 13 or Section 15(d) of the Exchange Act, however, with respect to the debentures which will be distributed from the Dayton Superior Capital Trust to the holders of our trust preferred securities when we terminate the Dayton Superior Capital Trust at the time of the merger, as required by the merger agreement, to the extent that any of those debentures remain outstanding.

REGULATORY MATTERS

    The Hart-Scott-Rodino Antitrust Improvements Act requires that both we and Stone Acquisition Corp. furnish information to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission in connection with the merger. We cannot complete the merger until a waiting period has expired or been terminated.


    We and Stone Acquisition Corp. filed a notification and report form with respect to the merger with the Antitrust Division and the Federal Trade Commission on April 7, 2000.


UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes certain United States federal income tax consequences of the merger to the holders of our common shares. It is based upon the Internal Revenue Code of 1986, its legislative history, existing and proposed treasury regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service, all of which are subject to change, possibly with retroactive effect. Any such change could materially affect the tax consequences described in the summary. The summary does not address any foreign, state or local tax consequences of the merger.

    The summary applies to persons owning our common shares, but does not apply to members of our management who exchange their common shares for our series A preferred shares prior to the merger. The summary does not address all tax consequences of the merger that may be relevant to owners of common shares in light of their particular circumstances or to some types of shareholders subject to special treatment under United States federal income tax law, including:

    - persons who are entitled to relief as dissenting shareholders under Ohio law,

    - persons who acquired their common shares by exercising employee or director stock options or otherwise as compensation,

    - persons who receive our common shares or options to purchase our common shares after the merger as consideration for services,

    - tax-exempt entities,

    - insurance companies,

    - financial institutions,

    - dealers in securities or currencies,

    - investors that hold common shares as part of a straddle or a hedging or conversion transaction,

    - foreign persons, and

    - investors whose functional currency is not the U.S. dollar.

HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION, OF THE MERGER.

    THE MERGER

    The merger will be a taxable transaction to you for United States federal income tax purposes. You will be treated for United States federal income tax purposes as if you sold a portion of your common shares to Odyssey for cash (a sale transaction), and had a portion of your common shares redeemed by us for cash (a redemption transaction).

    The portion of your common shares that will be considered to be sold to Odyssey for cash (the sale transaction) will be equal to the aggregate amount of cash contributed to Stone Acquisition Corp. by Odyssey and used to pay cash to common shareholders in the merger divided by the aggregate amount of cash paid to all holders of our common shares in the merger. Your remaining common shares will be treated as having been redeemed by us for cash (the redemption transaction).

    If you owned our common shares as a capital asset (generally, an asset held for investment), you will recognize capital gain or loss on the deemed sale and redemption at the effective time of the merger. You generally are required to determine the amount of capital gain or loss separately with respect to each block of shares that you own. The amount of capital gain or loss recognized PER SHARE will equal the difference between: (i) $27.00, and (ii) your adjusted tax basis in that share. Your gain or loss will be long-term capital gain or loss if at the time of the sale you have held your common shares for more than one year. If you are an individual, your net long-term capital gains currently are subject to a maximum federal income tax rate of 20%. Your capital gain recognized in this transaction may be reduced by your capital losses, if any.

    The summary above does not apply to the portion of the transaction that constitutes a redemption transaction if you are considered to constructively own our shares after the merger. In general, you would constructively own our shares in various circumstances, including the following:

    - your spouse, child, grandchild or parent owns our common shares after the merger;

    - you or your spouse, child, grandchild, or parent hold certain interests in an entity that owns our shares after the merger, such as any interest in a partnership, estate, or trust, and 50% or more of the value of the stock in a corporation; or

    - you or your spouse, child, grandchild, parent or entity in which you have an interest (such as any interest in a partnership, estate or trust or 50% or more of the value of the stock in a corporation) hold an option or conversion right to acquire our shares after the merger.

    If you constructively own our shares after the merger, then the amount of cash you are deemed to receive in the redemption portion of the transaction could be taxed as a dividend to the extent of our current or accumulated earnings and profits, depending on your circumstances. If you are an individual, your dividend income currently is subject to a maximum federal income tax rate of 39.6%. If you are a corporation, you may be eligible for the dividends-received deduction, subject to certain limitations. You can waive application of constructive ownership rules in accordance with Section 302(c) of the Internal Revenue Code, provided that certain requirements are satisfied. IF YOU THINK THAT YOU MIGHT CONSTRUCTIVELY OWN SHARES AFTER THE MERGER, YOU ARE STRONGLY ENCOURAGED TO CONSULT WITH YOUR INDIVIDUAL TAX ADVISOR TO DETERMINE THE FEDERAL TAX CONSEQUENCES OF THE MERGER.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Payments made on, and proceeds from the sale of, our common shares may be subject to a backup withholding tax of 31% if you are not an exempt recipient and:

    - fail to provide your social security or taxpayer identification number to us or your broker;

    - provide us or your broker with an incorrect social security or tax identification number;

    - fail to provide us or your broker with a certified statement that your social security or tax identification number is correct and that you are not subject to backup withholding; or

    - improperly report interest and dividends on your tax return.

    Any withheld amounts generally will be allowed as a credit or refund against your federal income tax, provided the required information is timely filed with the Internal Revenue Service.

LITIGATION CHALLENGING THE MERGER


    A lawsuit has been filed in the Montgomery County, Ohio, Common Pleas Court seeking to prohibit the merger or, if the merger already has happened, to undo the merger and recover money damages. The complaint alleges, among other things, that our directors breached their fiduciary duties and that the consideration payable in the merger is unfair to our shareholders. We have filed with the court a motion to dismiss the complaint. We believe this lawsuit has no merit and are committed to vigorously defending ourselves and the other defendants.


                               DISSENTER'S RIGHTS

    Ohio law permits holders of common shares to dissent from the merger and have the fair cash value of their shares appraised by the Court of Common Pleas of Montgomery County, Ohio and paid to them in cash. If you dissent from the merger and follow the required procedure, you will not receive the $27.00 per share price in the merger. Instead, your only right will be to receive the fair cash value of your common shares, paid in cash.

    The fair cash value of a common share is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay. Fair cash value is determined as of the day prior to the day on which the vote of the shareholders adopting the merger agreement is taken. When determining the fair cash value, any

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
appreciation or depreciation in market value resulting from the merger is excluded. In no event can the fair cash value exceed the amount specified in the demand made by the dissenting shareholder, as discussed in numbered paragraph 3 below.

    The applicable provisions of Ohio law related to dissenter's rights are attached to this proxy statement as Appendix D. The following is a description of the principal steps you must take to perfect your rights as a dissenting shareholder under Ohio law. You must do each of the following. If your shares are held through a broker, bank or other nominee, you must contact the person holding the shares and instruct it to take the following steps.


        1. YOU MUST BE A SHAREHOLDER ON APRIL 10, 2000. The common shares as to which you wish to perfect dissenter's rights must be registered in your name with our transfer agent on April 10, 2000.



        2.  YOU MUST NOT VOTE IN FAVOR OF ADOPTION OF THE MERGER
    AGREEMENT. Only a shareholder whose common shares are not voted in favor of adoption of the merger agreement is entitled, if the merger is completed, to be paid the fair cash value of the common shares which were registered in the shareholder's name on April 10, 2000. A vote for adoption of the merger agreement waives dissenter's rights.


        3. YOU MUST GIVE US A WRITTEN DEMAND. If you wish to dissent, you must give us a written demand for the fair cash value of the dissenting shares on or before the tenth day following the shareholder vote adopting the merger agreement. The written demand should be delivered to Dayton Superior Corporation, 7777 Washington Park Drive, Suite 130, Dayton, Ohio 45459,
    Attention: Secretary. The written demand must include your name and address, the number of common shares as to which you are making the demand and the amount in dollars and cents you are claiming is the fair cash value of the common shares for which you are exercising dissenter's rights.

        4. YOU MUST DELIVER YOUR CERTIFICATES TO US FOR LEGENDING, IF WE REQUEST. If we so request, you must submit the certificates representing your dissenting shares to us within 15 days after we send you our request. We then will endorse the certificates with a legend that demand for the fair cash value has been made and will return the certificates to you.

        5. YOU MUST FILE A PETITION IN COURT, IF YOU AND WE CANNOT AGREE ON THE FAIR CASH VALUE OF YOUR DISSENTING SHARES. If you and we cannot agree on the fair cash value of your dissenting shares, either you or we must, within three months after you give your written demand, file or join in a petition in the Court of Common Pleas of Montgomery County, Ohio, for a determination of the fair cash value of your dissenting shares. We do not intend to file any complaint for a judicial determination of the fair cash value of any of our common shares.

    Upon motion made by a person who has filed a complaint with the Common Pleas Court, the court will hold a hearing to determine whether you are entitled to be paid the fair cash value of your common shares. If the court finds that you are so entitled, it may appoint one or more appraisers to receive evidence and to recommend the fair cash value. The court then is required to make a finding as to the fair cash value of the common shares for which dissenter's rights have been asserted and to render a judgment against us for the payment of that value, with interest at a rate and from a date that the court considers equitable. The costs of the proceedings, including reasonable compensation to the appraiser or appraisers as fixed by the court, are to be apportioned or assessed as the court considers equitable. We must pay the fair cash value of the dissenting shares to you within 30 days after the date the fair cash value finally is determined or the effective time of the merger, whichever is later. We are required to make payment, however, only after you surrender to us the certificates representing the common shares for which payment is being made.

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
    If you dissent from the merger, your right to be paid the fair cash value of your common shares will terminate:

    - if, for any reason, the merger is not completed;

    - if you fail to give us a timely and appropriate written demand;

    - if you do not, upon our request, timely and appropriately surrender the certificates evidencing your dissenting shares to us so that we can endorse the certificates with a legend stating that a demand for the fair cash value of the common shares has been made;

    - if you withdraw your demand with the consent of our board of directors;

    - if we and you have not agreed upon the fair cash value of your dissenting shares and you do not timely file or join in an appropriate petition in the Court of Common Pleas of Montgomery County, Ohio; or

    - if you otherwise fail to comply with the requirements of Section 1701.85 of the Ohio Revised Code.

                              THE MERGER AGREEMENT

    The following describes various aspects of the proposed merger, including the material provisions of the merger agreement. Because this is a summary, it does not contain all information you should consider. The merger agreement is attached to this proxy statement as Appendix A and is incorporated in this proxy statement by reference. You should read the merger agreement for provisions that may be important to you.

THE MERGER

    The merger agreement provides for the merger of Stone Acquisition Corp. into us, so that following the merger Stone Acquisition Corp. no longer will exist and we will be the surviving corporation. We will continue to be governed by the laws of Ohio after the merger.

    The merger will become effective when we file a certificate of merger with the Ohio Secretary of State or at any later date that is specified in the certificate of merger. The merger is expected to become effective on the same day as the closing of the merger. This will take place on the next day after the conditions described in the merger agreement have been satisfied or waived or on another date agreed upon by Stone and us.

CONSIDERATION TO BE RECEIVED IN THE MERGER

    At the time the merger becomes effective:

    - Each of our common shares that is outstanding immediately prior to the merger will be converted into the right to receive $27.00 in cash without interest. This does not include common shares described in the following sentence or common shares owned by any shareholder who properly exercises his or her dissenter's rights, as described above under "Dissenter's Rights."

    - All of our common shares owned by us, by Stone Acquisition Corp., or by any of our or Stone Acquisition Corp.'s subsidiaries automatically will be cancelled without the payment of any consideration.

    - Each of our series A preferred shares that we will issue to some members of our management immediately prior to the merger in exchange for some of their common shares will be converted into the right to receive one of our common shares which will remain outstanding immediately following the merger.

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
    - Each of Stone Acquisition Corp.'s common shares that is outstanding immediately prior to the merger will be converted into the right to receive one of our common shares which will remain outstanding immediately following the merger.

TREATMENT OF STOCK OPTIONS

    Except as we otherwise agree with Stone Acquisition Corp., all of our stock option plans and any other plan, program or arrangement with any current or former employee, officer, director or consultant providing for the issuance or grant of any other interest in respect of our capital shares will terminate at the time the merger becomes effective.

    Except as set forth below, each outstanding option granted under one of our option plans will either:

    - be canceled by us immediately before the merger becomes effective, and at, or shortly after, the effective time of the merger, the former holder of the option will be entitled to receive from us, for each share previously subject to the option, cash equal to the excess, if any, of $27.00 over the exercise price per share contained in the option, subject to withholding or other taxes required by law to be withheld; or


    - represent the right to receive $27.00 per share upon the exercise of the option after the effective time of the merger,if the option holder does not consent to the cancellation described above.


    The merger agreement provides that some options held by members of our management will not be canceled and will continue in effect following the merger, as described under "Special Factors--Interests of Certain Persons; Conflicts of Interest." Otherwise, we agreed to use our reasonable best efforts to ensure that after the effective time of the merger no current or former employee, officer, director or consultant will have any option to purchase any equity interest in us under any stock option plan or other employee plan maintained by us.

EXCHANGE OF OUR COMMON SHARES

    Stone Acquisition Corp. will select a paying agent, who must be acceptable to us, to facilitate the exchange of our common shares and the payment of cash to our former shareholders. At or promptly after the merger is effective, the necessary funds will be deposited with the paying agent to be distributed to our former shareholders in exchange for their common share certificates. After the merger is completed, the paying agent will mail a letter of transmittal to you that will contain instructions for returning your share certificates. When the paying agent receives your certificate, you will be entitled to receive the cash consideration payable in the merger.

    PLEASE DO NOT SEND SHARE CERTIFICATES TO US OR THE PAYING AGENT UNTIL YOU HAVE RECEIVED A TRANSMITTAL FORM. DO NOT RETURN YOUR SHARE CERTIFICATE WITH THE ENCLOSED PROXY CARD.

    At or promptly after the merger is effective, we also will deposit with the paying agent certificates representing the common shares that are being issued in the merger to the holders of our series A preferred shares. The paying agent will exchange the preferred share certificates for common share certificates in accordance with customary exchange practices.

    After the merger, each certificate formerly representing our common shares, other than those owned by dissenting shareholders, will represent only the right to receive the cash merger consideration. If you have not complied with the exchange procedures within one year after the merger is completed, you may look only to us for payment of the merger consideration due to you. At that point, you will be a general unsecured creditor of us with respect to your claim.

    If your share certificate representing our common or preferred shares has been lost, stolen or destroyed, you will only be entitled to receive the merger consideration by making an affidavit and, if

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
required by us, posting a bond in an amount sufficient to protect us against claims related to your share certificate.

REPRESENTATIONS AND WARRANTIES

    We made various representations and warranties to Stone Acquisition Corp. in the merger agreement, some of which we qualified by materiality or by our knowledge. These representations cover the following matters:

    - our corporate existence and capitalization;

    - the absence of any shareholder agreements, voting trusts or the like with respect to the voting of our equity securities;

    - our indebtedness and undisclosed liabilities;

    - our corporate power and authority to enter into and perform the merger agreement;

    - the enforceability of the merger agreement against us;

    - our ownership of our subsidiaries and their capitalization;

    - the absence of changes or events that would be adverse to us;

    - title to our assets;

    - our significant contracts;

    - that the merger agreement and the merger will not violate our organizational documents, contracts or permits, or violate applicable laws, or create any liens on our assets;

    - consents and approvals needed from third parties in connection with the merger;

    - our compliance with laws, including federal securities and environmental laws, and the absence of any applicable federal or Ohio anti-takeover laws to the merger;

    - the compliance of our financial statements with generally accepted accounting principles;

    - litigation;

    - labor matters;

    - the fairness opinions of our financial advisors and the fees payable to them;

    - employee benefit plans;

    - tax matters;

    - our customers and suppliers;

    - our compliance with environmental laws; and

    - the recommendation of our board of directors to you with respect to the merger and the required vote of our shareholders to approve the merger.

    Stone Acquisition Corp. also made representations and warranties to us in the merger agreement, some of which are qualified by materiality or by Stone Acquisition Corp.'s knowledge. These representations cover the following matters:

    - its corporate existence;

    - its corporate power and authority to enter into and perform the merger agreement;

    - the enforceability of the merger agreement against Stone;

    - consents and approvals needed by third parties in connection with the merger;

    - that the merger agreement and the merger will not violate Stone Acquisition Corp.'s organizational documents, contracts or permits, or violate applicable laws, or create any liens on Stone Acquisition Corp.'s assets;

    - the accuracy of the information submitted by Stone for use in this proxy statement and other SEC documents;

    - the financing of the merger; and

    - the absence of any payments due by Stone Acquisition Corp. to any brokers, finders or the like.

COVENANTS

    CONDUCT OF OUR BUSINESS PRIOR TO THE MERGER

    We agreed that until the merger is effective, we will conduct our and our subsidiaries' businesses in the regular and ordinary course unless we receive Stone Acquisition Corp.'s prior consent to a deviation from past practice. We also agreed to the following, unless we receive Stone Acquisition Corp.'s prior consent to act otherwise:

    - we will use our reasonable best efforts to preserve our and our subsidiaries' business organizations and goodwill, retain our and our subsidiaries' officers and employees and maintain satisfactory relationships with persons having business relationships with us;

    - we will not amend our organizational documents, except to authorize the series A preferred shares as described in "Exchange of Our Common Shares" and as otherwise permitted by the merger agreement;

    - we will promptly notify Stone Acquisition Corp. if members of management discover any material adverse changes with respect to us, any material litigation or government complaints, or a material breach of any representation or warranty made by us in the merger agreement;

    - we will promptly deliver to Stone Acquisition Corp. copies of all documents we file with the SEC after the date of the merger agreement;

    - neither we nor our subsidiaries will propose to or enter into any agreement relinquishing material contract rights or regarding any acquisition, disposition or lease of any assets or creating any lien on any assets, except for transactions in the ordinary course of business related to inventory, rental equipment or obsolete assets, which are not material to us and our subsidiaries as a whole;

    - neither we nor our subsidiaries will adopt resolutions providing for dissolution, merger or other restructuring events, other than the merger described in the merger agreement;

    - neither we nor our subsidiaries will issue equity securities or options or securities convertible into equity securities, except for (1) common shares issuable upon the exercise of outstanding options or upon the conversion of the debentures now held by the Dayton Superior Capital Trust, and (2) our series A preferred shares issuable in accordance with the merger agreement;

    - neither we nor our subsidiaries will change the terms of any outstanding options or restricted stock awards or authorize cash payments in exchange for any outstanding options, except as described above under "Treatment of Stock Options;"

    - neither we nor our subsidiaries will amend the terms of our employee benefit plans, except as required by applicable law;

    - neither we nor our subsidiaries will increase our respective officers' compensation, except for increases that are consistent with past practice and not material;

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
    - neither we nor our subsidiaries will enter into any collective bargaining agreements, except for renewals of agreements in the ordinary course of business consistent with past practice;

    - neither we nor our subsidiaries will incur or guarantee any indebtedness, except for borrowings under existing credit facilities in the ordinary course of business or other advances consistent with past practice that are not material;

    - neither we nor our subsidiaries will materially change past practice relating to taxes or tax elections, or settle any material dispute involving a tax liability;

    - we will not pay dividends or make other distributions with respect to our shares, or redeem or purchase any of our shares or those of our subsidiaries, except the exchange of the series A preferred shares described in the merger agreement;

    - neither we nor our subsidiaries will split, combine or reclassify our capital stock or issue other securities with respect to our capital shares;

    - neither we nor our subsidiaries will make any capital expenditure, except in accordance with our capital expenditure plan for 2000 or as otherwise permitted by the merger agreement;

    - neither we nor our subsidiaries will change any accounting practices, except as may be required because of changes in generally accepted accounting principles;

    - neither we nor our subsidiaries will pay or settle any claims, liabilities or obligations reflected on our most recent financial statements or incurred by us thereafter in the ordinary course of business, except in the ordinary course of business consistent with past practice and in accordance with their terms;

    - neither we nor our subsidiaries will pay or satisfy any claims, liabilities or obligations, except to the extent permitted by the merger agreement;

    - we will not acquire or make a capital investment in any person, other than our wholly-owned subsidiaries, or in any division or operating unit of any person; and

    - neither we nor our subsidiaries will enter into any (1) noncompetition or similar agreements, except exclusive distribution agreements we enter into in the ordinary course of business, or (2) contracts providing for payments by us or our subsidiaries or involving revenues to us or our subsidiaries of more than $1,000,000 over any 12-month period.

    CONSENTS AND EFFORTS

    The merger agreement contains additional agreements relating to actions to be taken by us and Stone Acquisition Corp. prior to the merger, including the following:

    - each of us promptly will make our respective filings under the Hart-Scott-Rodino Antitrust Improvements Act;

    - each of us will use our respective reasonable best efforts to take whatever action is required to expeditiously complete the merger;

    - we will cooperate with Stone Acquisition Corp. and the SEC with respect to the recording of the merger as a recapitalization for financial reporting purposes;

    - we and our subsidiaries will cooperate with Stone Acquisition Corp. in connection with the arrangement of the financing needed to complete the merger, including participating in meetings and road shows, preparing offering memoranda and similar documents that are consistent with the terms of the commitment letters given to us by Stone Acquisition Corp., and executing customary commitment letters, placement agreements and other definitive financing documents, consistent with the terms of the commitment letters previously given to us by Stone Acquisition Corp.;

    - each of us will cooperate with each other in delisting our common shares from the New York Stock Exchange after the merger;

    - we will cooperate with Stone Acquisition Corp. to cause the cancellation or satisfaction and discharge of our trust preferred securities and the convertible subordinated debentures issued to the Dayton Superior Capital Trust at the time of the closing, in exchange for the amounts which the holders of those securities would be entitled to receive after the merger;

    - neither we nor our subsidiaries will pay any amount, except for reasonable fees and expenses, with respect to litigation in which a subsidiary of ours is involved unless we first receive Stone Acquisition Corp.'s consent to the payment or unless our subsidiary has exhausted all appeals, has exhausted and taken all lawful steps available to extend the time period for payment of any judgment against our subsidiary in the matter, and has given Stone Acquisition Corp. prior notice of its belief that our subsidiary has no lawful option available to it other than paying the relevant judgment by a certain date;

    - each of us will notify the other if it receives notice from anyone alleging that its consent is required in connection with the merger, or if it receives any notice from a governmental or regulatory agency in connection with the merger;

    - each of us will notify the other of any actions that are commenced or threatened against us or our subsidiaries that relate to the merger or that, if pending on the date the merger agreement was signed, would have been required to be disclosed in the disclosure letter with respect to the merger agreement; and

    - we will provide Stone Acquisition Corp. with interim financial statements within 30 days after the end of each calendar month.

    OTHER OFFERS

    We agreed in the merger agreement that neither we nor any of our subsidiaries will, directly or indirectly, solicit, encourage or take any action knowingly to facilitate the submission of any inquiries or proposals relating to certain acquisition transactions, agree to or endorse an acquisition proposal, participate in any discussions or negotiations relating to those proposals or grant any material waiver or release under any standstill, non-solicitation or similar agreement relating to our equity securities or those of our subsidiaries. This section of the merger agreement uses the term "significant subsidiaries," which means Symons Corporation and those subsidiaries whose assets constitute more than 20% of our assets. These are the acquisition proposals covered by our agreement:

    - any acquisition or purchase of 20% or more of our assets or of the assets of any of our significant subsidiaries, except for transactions related to inventory and rental equipment in the ordinary course of business consistent with past practice;

    - any acquisition or purchase of over 20% of any class of our equity securities or of the equity securities of any of our significant subsidiaries, including rights to purchase equity securities and securities convertible into equity securities;

    - any tender offer or exchange offer that if completed would result in any person or entity beneficially owning 20% or more of any class of our equity securities or those of any of our significant subsidiaries; or

    - any merger, consolidation, recapitalization, sale of all or substantially all of the assets, liquidation, dissolution or similar transaction involving us or any of our significant subsidiaries, except for the merger described in the merger agreement.

    However, if we or one of our subsidiaries receives a bona fide acquisition proposal described above and our board of directors determines in good faith that (1) the acquisition proposal, if accepted, is reasonably likely to be completed, and if completed, would result in a more favorable transaction than the merger described in the merger agreement, and (2) the failure to consider the acquisition proposal would cause the board to breach its fiduciary duties to our shareholders, then we or our subsidiaries can take the following actions with the person or group making the proposal:

    - furnish information about us and our businesses, properties or assets pursuant to a customary confidentiality letter; and

    - engage in discussions or negotiations.

    In order to take either of the above two actions, we must first:

    - notify Stone Acquisition Corp. if any offer is made, any discussions or negotiations are sought to be initiated, or any proposal or contact is made or any information is requested with respect to an acquisition proposal;

    - notify Stone Acquisition Corp. of the material terms of any acquisition proposal that we may receive, including the identity of the prospective purchaser or soliciting party;

    - provide Stone Acquisition Corp. with a copy of any written offer or a reasonably detailed written summary of any oral offer; and

    - keep Stone Acquisition Corp. informed of the status of any offer and the offeror's efforts and activities relating to the offer.

    In addition, our board of directors is permitted to withdraw or modify its approval or recommendation of the merger agreement and the merger if it receives a bona fide acquisition proposal and determines in good faith after consultation with outside counsel that it is necessary to do so in order to comply with the board's fiduciary obligations. The withdrawal or modification of the board's approval of the merger is only permitted if the acquisition proposal is made before the meeting at which our shareholders will vote upon adoption of the merger agreement.

    None of our agreements described in this section relating to acquisition proposals prohibits us from taking any non-appealable, final action which we or our subsidiaries are ordered to take by a court of competent jurisdiction. The merger agreement does not prohibit us from taking or disclosing to our shareholders a position contemplated by the SEC's tender offer rules or from making any disclosure to our shareholders if, in the good faith judgment of our board of directors after consultation with outside counsel, failure to disclose would be in violation of our obligations under applicable law.

    DIRECTOR AND OFFICER LIABILITY

    Stone Acquisition Corp. has agreed that, for a period of six years after the merger, we will indemnify and hold harmless our present and former officers and directors in respect of acts or omissions occurring before the merger to the extent permitted by our articles of incorporation and code of regulations as in effect today and subject to any limitations imposed by applicable law. Following the merger, our articles and code will remain substantially the same as they are today with respect to indemnification and insurance, and no amendments may be made to these provisions that would adversely effect the rights of our employees, agents, directors or officers for acts or omissions prior to the merger, unless the amendment is required by law.

    During this same six-year period, we will use our reasonable best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring before the merger covering any person currently covered by our officers' and directors' liability insurance policy on terms that are at least as favorable as the insurance policy in effect today. We will not be required to carry this insurance if the cost of the premiums is greater than 200% of the amount that we paid for the insurance during 1999.

    Our indemnification obligation in the merger agreement to our present and former officers and directors expressly extends to any litigation commenced by our shareholders with respect to the officers' and directors' performance of their duties under federal or state law and the merger described in the merger agreement. However, we will not be liable for indemnification payments relating to settlements made without our prior consent, and if the settlement is made before the merger, without Stone Acquisition Corp.'s prior consent.

    If, after the merger is completed, we or any of our successors or assigns do either of the following, we must make proper provisions so that our successor or assign in that transaction assumes the indemnification and insurance obligations described above:

    - consolidate or merge into any other person and not be the continuing or surviving corporation after that consolidation or merger, or

    - transfer all or substantially all of our properties and assets to anyone.

    MATERIAL ADVERSE CHANGE TO STONE ACQUISITION CORP.

    Stone Acquisition Corp. has agreed to advise us promptly of any material adverse change with respect to its business, operations, assets, liabilities, conditions or results of operations, or its or their ability to complete the merger.

    RESIGNATION OF OUR DIRECTORS

    We have agreed to deliver the resignation of all of our directors, effective as of the time the merger occurs.

    EXCHANGE OF OUR COMMON SHARES FOR SERIES A PREFERRED SHARES

    We have agreed that, prior to the merger, we will issue our series A preferred shares in exchange for some of the common shares held by some members of our management on a share-for-share basis, as described above under "Special Factors--Interests of Certain Persons; Conflicts of Interest." This will require us to designate 300,000 preferred shares having the rights, preferences and designations agreed upon between us and Stone Acquisition Corp. Each person participating in the exchange will be required to vote his series A preferred shares to adopt the merger agreement in accordance with Ohio law. Each of the series A preferred shares will be converted into the right to receive one common share in the merger, as described above under "Consideration to be Received in the Merger" above.

    BENEFIT ARRANGEMENTS

    Stone Acquisition Corp. has agreed that for a period of one year after the merger, we will maintain employee benefit plans that are no less favorable in the aggregate than the benefit arrangements, pension plans, multiemployer plans and welfare plans in effect on the date that the merger agreement was signed, other than stock option, restricted stock, stock purchase or other equity based programs, plans and arrangements.

CONDITIONS TO THE MERGER

    Our and Stone Acquisition Corp.'s respective obligations to effect the merger are subject to the satisfaction of the following conditions at or before the closing:

    - adoption of the merger agreement by our common and series A preferred shareholders in accordance with Ohio law;

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
    - the obtaining of all approvals and licenses of any governmental or regulatory body required in connection with the execution and performance of the merger agreement and for us to conduct our business after the merger in substantially the same manner as we now conduct it, unless the failure to obtain any approval or license would not have a material adverse effect on us;

    - the expiration or termination of any applicable waiting period under the Hart- Scott-Rodino Antitrust Improvements Act; and

    - the absence of any applicable laws or any judgment or injunction of any court of competent jurisdiction that prohibits or restrains the merger from occurring or that makes the merger illegal.

    ADDITIONAL CONDITIONS TO OUR OBLIGATIONS

    Our obligations also are subject to the satisfaction or waiver by us of the following conditions at or before the closing:

    - the accuracy of Stone Acquisition Corp.'s representations and warranties on the closing date, as if they were made on that date;

    - the performance by Stone Acquisition Corp. in all material respects of the actions it agreed to perform prior to the closing;

    - our receipt of a certificate signed by Stone Acquisition Corp.'s president that the two conditions set forth immediately above have been satisfied; and

    - our receipt of a solvency letter addressed to our board of directors.

    ADDITIONAL CONDITIONS TO STONE'S OBLIGATIONS

    Stone Acquisition Corp.'s obligations also are subject to the satisfaction or waiver by Stone Acquisition Corp. of the following conditions at or before the closing:

    - the accuracy of our representations and warranties on the closing date, as if they were made on that date;

    - our performance in all material respects of the actions we agreed to perform prior to the closing;

    - Stone Acquisition Corp.'s receipt of a certificate signed by our president and our chief financial officer to the effect that, to the best of their knowledge, the two conditions set forth immediately above have been satisfied;

    - the absence of any pending or threatened actions by any governmental entity, or by anyone else that have a reasonable likelihood of success, which seek to (1) prohibit the merger or make it illegal, (2) prohibit or limit Stone Acquisition Corp. or us from owning or operating a material portion of our business, or (3) obtain from Stone Acquisition Corp. or us damages in connection with the merger that are material to us and our subsidiaries as a whole;

    - receipt of all required third party consents;

    - receipt of the funding described in the commitment letters from Stone Acquisition Corp.'s lenders on substantially the same terms as described in those commitment letters;

    - the exchange of common shares for our series A preferred shares described above under "Special Factors--Interests of Certain Persons; Conflicts of Interest" and "The Merger Agreement--Exchange of our Common Shares" has taken place;

    - the liquidation of the Dayton Superior Capital Trust, so that the current holders of the trust's preferred securities then hold our 10% convertible subordinated debentures instead; and

    - total indebtedness of us and our subsidiaries not exceeding agreed upon amounts.

TERMINATION

    We and Stone Acquisition Corp. may terminate the merger agreement by mutual written consent and abandon the merger at any time before it occurs. This is the case even if our shareholders already have approved the merger. The merger agreement also may be terminated, whether before or after our shareholders approve the merger, as follows:

    - by us or Stone Acquisition Corp., if the closing has not occurred on or before July 14, 2000, so long as the party seeking to terminate the agreement is not then in breach in any material respect of any of its obligations under the agreement;

    - by us or Stone Acquisition Corp., if any of the conditions to the terminating party's obligation to complete the merger have become impossible to satisfy, so long as the party seeking to terminate the agreement has not caused the impossibility by breaching in any material respect any of its obligations under the agreement;

    - by us or Stone Acquisition Corp., if any law or regulation makes the completion of the merger illegal or otherwise prohibited or if any final, non-appealable judgment, injunction, order or decree enjoining us or Stone Acquisition Corp. from completing the merger is entered;

    - by Stone Acquisition Corp., if our board of directors has withdrawn, amended or modified its recommendation of the merger agreement and the merger or its recommendation that our shareholders approve the merger agreement and the merger, in either case in a manner that is adverse to Stone Acquisition Corp., or if our board has approved, recommended or endorsed an acquisition proposal of the type described above under "Covenants--Other Offers";

    - by us, if


       - prior to the effectiveness of the merger, our board of directors receives a bona fide acquisition proposal, as described above under "Covenants--Other Offers," and it has concluded in good faith, after consultation with our outside counsel and our financial advisor, that the proposal, if accepted, is reasonably likely to be completed, and would, if completed, result in a more favorable transaction than the merger described in the merger agreement;


       - our board has concluded in good faith, after consultation with outside counsel, that it must withdraw, modify or amend its approval or recommendation of the merger agreement and the merger or its recommendation that our shareholders approve the merger agreement and the merger, in either case in a manner adverse to Stone Acquisition Corp., in order for us to execute a definitive agreement with respect to the superior proposal, and that the failure to do so would be a breach of the board's fiduciary duties; and

       - we have complied with our obligations in that event as are described above under "Covenants--Other Offers" and "Fees and Expenses"; and

       - by us or Stone Acquisition Corp., if the required vote for the adoption of the merger agreement and the merger is not obtained by our shareholders at a duly held meeting.

TERMINATION FEES AND EXPENSES

    Except as described below, we and Stone have agreed to pay our own costs and expenses in connection with the merger agreement. However, if one of us incurs expenses to enforce our rights under the merger agreement against the other, the breaching party has agreed to indemnify the other party for those expenses.

    TERMINATION FEE

    We have agreed to pay Stone Acquisition Corp. $6,000,000 if a "payment event" occurs. Payment event means any of the following:

    - Stone Acquisition Corp. terminates the merger agreement because our board of directors has withdrawn or amended or modified its recommendation of the merger agreement and the merger in a manner that is adverse to Stone Acquisition Corp., or because our board has approved, recommended or endorsed an acquisition proposal that is described above under "Covenants--Other Offers;"

    - we terminate the merger agreement in connection with our receipt of a superior proposal, as described in "Termination;"

    - we or Stone Acquisition Corp. terminates the merger agreement because it was not adopted by our shareholders in accordance with Ohio law, as described above under "Conditions of the Merger," and

       - prior to our shareholder vote, any third party has become the beneficial owner of more than 20% of our outstanding common shares, or any third party has made or disclosed in any manner that becomes public a bona fide intention to make an acquisition proposal, as described in "Covenants--Other Offers;" and

       - on or prior to the 12-month anniversary of the date the merger agreement was terminated, we complete a transaction with a third party which otherwise would qualify as an acquisition proposal or we enter into a definitive agreement with a third party which is completed within six months thereafter and which would otherwise qualify as an acquisition proposal.

    For purposes of this last payment event, the third party with whom we complete a transaction need not be the same third party who became the beneficial owner of more than 20% of our outstanding common shares or who made or disclosed an intention to make an acquisition proposal before our shareholder vote. In addition, for this payment event, "50%" is substituted for "20%" used in the description of acquisition proposals in "Covenants--Other Offers." Additionally, in determining whether the 50% threshold is satisfied for any acquisition proposal, our assets and equity securities owned by the third party prior to the termination of the merger agreement will be included.

    PAYMENT OF STONE ACQUISITION CORP.'S EXPENSES

    We also have agreed to reimburse Stone Acquisition Corp. and its affiliates for its documented out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the merger agreement, the transactions described in the merger agreement and the arrangement of the financing required to complete the merger, if the merger agreement is terminated for any of the following reasons:

    - by Stone Acquisition Corp., if our board of directors has withdrawn or amended or modified its recommendation of the merger agreement and the merger in a manner that is adverse to Stone Acquisition Corp., or if our board has approved, recommended or endorsed an acquisition proposal that is described in "Covenants--Other Offers;"

    - by us, in connection with our receipt of a superior proposal, as described in "Termination;"

    - by us or Stone Acquisition Corp., if the required vote for adoption of the merger agreement and the merger is not obtained by our shareholders at a duly held shareholders' meeting; or

    - by Stone Acquisition Corp., because one or more of the conditions relating to shareholder approval, the accuracy of our representations and warranties, the performance of our agreements, the delivery of our closing certificate, the exchange of our common shares for series A preferred shares, the liquidation of the Dayton Superior Capital Trust and the distribution of our debentures or our total indebtedness for borrowed money is too great, all as described in "Conditions of the Merger," is not satisfied.

The aggregate amount of any payments which we must make under this provision will not exceed $1,250,000.

AMENDMENT AND WAIVER

    We and Stone Acquisition Corp. may amend the merger agreement at any time by a writing signed by each of us. After our shareholders have approved the merger agreement and the merger described in the merger agreement, no amendment may be made which by law requires further shareholder approval without obtaining that approval.

    If we or Stone Acquisition Corp. waive any of the provisions of the merger agreement, that waiver will not be considered to be a waiver of any other provision of the merger agreement nor will it constitute a continuing waiver unless expressly provided.

                            MARKET PRICE INFORMATION

    Our common shares are traded on the New York Stock Exchange under the symbol "DSD." The following table shows the high and low closing prices for our common shares for each fiscal quarter since our initial public offering of common shares on June 25, 1996, in which common shares were sold at a price of $13.00 per share.


                                                              HIGH       LOW
                                                            --------   --------
FISCAL YEAR 1996
  Second Quarter..........................................  $13.750    $13.000
  Third Quarter...........................................   13.625     11.750
  Fourth Quarter..........................................   13.125      9.625
FISCAL YEAR 1997
  First Quarter...........................................  $13.500    $11.250
  Second Quarter..........................................   13.250      9.750
  Third Quarter...........................................   19.438     12.500
  Fourth Quarter..........................................   19.000     14.813
FISCAL YEAR 1998
  First Quarter...........................................  $20.375    $15.875
  Second Quarter..........................................   22.125     16.500
  Third Quarter...........................................   21.375     16.625
  Fourth Quarter..........................................   20.875     14.375
FISCAL YEAR 1999
  First Quarter...........................................  $23.500    $17.313
  Second Quarter..........................................   20.125     16.750
  Third Quarter...........................................   20.750     16.500
  Fourth Quarter..........................................   19.688     11.750
FISCAL YEAR 2000
  First Quarter...........................................  $26.063    $15.875
  Second Quarter (through April 17, 2000).................  $25.500    $24.875



    On January 18, 2000, the last trading day before we signed the merger agreement and announced the merger, the closing price of the common shares on the New York Stock Exchange was $18.4375 per share. On April 17, 2000, the last practicable trading day prior to the date of this proxy statement, the closing price of the common shares on the New York Stock Exchange was $24.875 per share.



    As of April 7, 2000, there were approximately 66 holders of record of common shares, as shown on our transfer agent's records.

                              INFORMATION ABOUT US

    We are Dayton Superior Corporation, an Ohio corporation incorporated in 1959 as the successor to a business founded in 1924. We believe that we are the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and of metal accessories used in masonry construction. Our products are used primarily in two segments of the construction industry:

    - non-residential building projects such as schools, stadiums, prisons, retail sites, commercial offices and manufacturing facilities; and

    - infrastructure projects such as highways, bridges, utilities, water and waste treatment facilities and airport runways.

    We have four principal operating divisions, which are organized around the following product lines:

    - CONCRETE ACCESSORIES (DAYTON/RICHMOND-REGISTERED TRADEMARK-). Concrete accessories are used in connecting forms for poured-in-place concrete walls, anchoring or bracing concrete walls and floors, supporting bridge framework and positioning steel reinforcing bars, also known as rebar.

    - CONCRETE FORMING SYSTEMS (SYMONS-REGISTERED TRADEMARK-). Concrete forming systems are comprised of reusable, highly-engineered forms used in the construction of concrete walls, columns and bridge supports to hold liquid concrete in place while it cures.

    - PAVING PRODUCTS (AMERICAN HIGHWAY
      TECHNOLOGY-REGISTERED TRADEMARK-). Paving products are used to extend the longevity of roads and runways by transferring loads between adjacent concrete slabs.

    - MASONRY PRODUCTS (DUR-O-WAL-REGISTERED TRADEMARK-). Masonry products are placed between layers of brick and covered with mortar to provide additional strength to walls. Masonry products also include engineered products used to repair or restore brick and stone buildings.

    Our principal executive offices are located at 7777 Washington Park Drive, Suite 130, Dayton, Ohio 45459, and our telephone number is (937) 428-6360.

             INFORMATION ABOUT STONE ACQUISITION CORP. AND ODYSSEY

    Stone Acquisition Corp. recently was incorporated under the laws of the State of Ohio for the purpose of consummating the merger. Stone Acquisition Corp. has not conducted any business other than the transactions described in this proxy statement. Stone Acquisition Corp. will not have any assets or liabilities other than those arising under the merger agreement or in connection with the merger, nor will it engage in any activities other than those incident to its formation and capitalization and the merger. Stone Acquisition Corp. is controlled by Odyssey Investment Partners Fund, L.P. Odyssey Investment Partners Fund, L.P. is engaged principally in the business of investing in companies. Odyssey Investment Partners Fund, L.P., is a Delaware limited partnership, the general partner of which is Odyssey Capital Partners, LLC, a Delaware limited liability company, and the manager of which is Odyssey Investment
Partners, LLC, a Delaware limited liability company. The principal business office of each of Stone Acquisition Corp. and Odyssey is c/o Odyssey Investment Partners, LLC, 280 Park Avenue, 38(th) Floor, New York, New York 10017.

    The managing principals of Odyssey Investment Partners Fund, L.P.'s general partner and manager are Stephen Berger, the senior managing principal, Brian Kwait, Muzzafar Mirza, Paul D. Barnett and William F. Hopkins. The officers of Stone Acquisition Corp. as of the date of this proxy statement are:
Mr. Hopkins, President, and Douglas Rotatori, Vice President and Secretary.
Mr. Hopkins and Mr. Rotatori also are the current directors of Stone Acquisition Corp.

    The principal occupation of each of Messrs. Berger, Kwait, Mirza, Barnett and Hopkins is to act as a managing principal of Odyssey Investment Partners Fund, L.P.'s general partner and manager. From 1992 to 1998, Mr. Berger served as a general partner of Odyssey Partners, L.P., where he headed the private equity investment business. From 1993 to 1997, each of Messrs. Kwait, Mirza and Barnett served as a principal in the private equity investment group at Odyssey Partners, L.P. From 1994 to 1997, Mr. Hopkins served as a principal in the private equity investment group at Odyssey Partners, L.P. and prior to that, he was a member of GE Capital's merchant banking group.

                         OWNERSHIP OF OUR COMMON SHARES

DIRECTORS AND EXECUTIVE OFFICERS


    The following table shows the common shares beneficially owned by each director, each executive officer and all directors and executive officers as a group as of March 3, 2000:



                                                               NUMBER OF COMMON
                                                              SHARES BENEFICIALLY
                                                                  OWNED AS OF       % OF COMMON
INDIVIDUAL OR GROUP                                                 2000(1)          SHARES(1)
-------------------                                           -------------------   -----------
William F. Andrews(2).......................................         16,834                *
Raymond E. Bartholomae(3)...................................         14,800                *
John A. Ciccarelli(4).......................................        211,500              3.5%
Michael C. Deis, Sr.(5).....................................         38,950                *
Matthew O. Diggs, Jr.(6)....................................        139,260              2.3%
Daniel W. Duval(7)..........................................          5,013                *
James W. Fennessy(8)........................................         14,650                *
Matthew M. Guerreiro(9).....................................          8,095                *
Robert B. Holmes(10)........................................         14,437                *
Mark K. Kaler(11)...........................................         30,900                *
Alan F. McIlroy(12).........................................         40,400                *
William C. Mongole(13)......................................         30,300                *
John R. Paine, Jr.(14)......................................         24,400                *
Thomas W. Roehrig(15).......................................          3,800                *
John M. Rutherford(16)......................................          3,050                *
James C. Stewart(17)........................................         37,950                *
Jaime Taronji, Jr...........................................             --               --
Directors and Executive Officers As a Group
  (17 persons)(18)..........................................        634,339             10.0%


------------------------

   * Signifies less than 1%.


 (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes sole or shared voting or investment power with respect to the shares. Includes the number of common shares subject to all outstanding options, including those that will become exercisable as a result of the merger and those that are to be cashed out in the merger. Unless otherwise indicated, voting and investment power are exercised solely by each individual and/or a member of his household. Based on a total of 5,946,233 common shares outstanding on March 3, 2000.


 (2) Includes 6,000 common shares which may be acquired upon the exercise of stock options.

 (3) Includes 12,000 common shares which may be acquired upon the exercise of stock options.

 (4) Includes 174,000 common shares which may be acquired upon the exercise of stock options.

 (5) Includes 32,600 common shares which may be acquired upon the exercise of stock options.

 (6) Includes 125,000 common shares owned by EJJM, an Ohio limited partnership, a family limited partnership of which Mr. Diggs is a general partner. Also includes 6,000 common shares which may be acquired upon the exercise of stock options.

 (7) Includes 2,000 common shares which may be acquired upon the exercise of stock options.

 (8) Includes 11,700 common shares which may be acquired upon the exercise of stock options.

 (9) Includes 5,333 common shares which may be acquired upon the exercise of stock options.

 (10) Includes 6,000 common shares which may be acquired upon the exercise of stock options.

 (11) Includes 26,900 common shares which may be acquired upon the exercise of stock options.

 (12) Includes 39,000 common shares which may be acquired upon the exercise of stock options.

 (13) Includes 2,800 common shares which may be acquired upon the exercise of stock options.

 (14) Consists only of common shares which may be acquired upon the exercise of stock options.

 (15) Includes 2,800 common shares which may be acquired upon the exercise of stock options.

 (16) Includes 2,800 common shares which may be acquired upon the exercise of stock options.

 (17) Includes 31,600 common shares which may be acquired upon the exercise of stock options.

 (18) Includes 385,933 common shares which may be acquired by directors and executive officers upon the exercise of stock options.

PRINCIPAL SHAREHOLDERS

    The following table shows information about the only shareholders known by us to be the beneficial owner of more than 5% of the outstanding common shares:


                                                          NUMBER OF COMMON
                                                               SHARES
NAME AND ADDRESS                                         BENEFICIALLY OWNED   % OF COMMON SHARES(1)
----------------                                         ------------------   ---------------------
Brinson Partners, Inc.(2) .............................        511,628                 8.6%
  UBS AG
  209 South LaSalle
  Chicago, Illinois 60604-1295

David L. Babson and Company Incorporated(3) ...........        449,600                 7.6%
  One Memorial Drive
  Cambridge, Massachusetts 02142-1300

Fleet Boston Corporation(4) ...........................        435,000                 7.3%
  One Federal Street
  Boston, Massachusetts 02110

Skyline Asset Management, L.P.(5) .....................        383,600                 6.5%
  311 South Wacker Drive
  Suite 4500
  Chicago, Illinois 60606

Dimensional Fund Advisors, Inc.(6) ....................        374,000                 6.3%
  1299 Ocean Ave., 11th Floor
  Santa Monica, California 90401

Dalton, Greiner, Hartman, Maher & Co.(7) ..............        325,600                 5.5%
  1100 Fifth Ave. South, Suite 301
  Naples, Florida 34102


------------------------


(1) Based on a total of 5,946,233 common shares outstanding on March 3, 2000.

(2) As reported in Amendment No. 3 to Schedule 13G dated February 4, 2000 filed with the SEC jointly by Brinson Partners, Inc. and UBS AG (Bahnhofstrasse 45, 8021, Zurich, Switzerland) with respect to 511,628 common shares held by Brinson Partners, Inc., a registered investment advisor. Brinson
    Partners, Inc. is an indirect wholly-owned subsidiary of UBS AG, a bank. They reported shared voting and dispositive power with respect to all 511,628 common shares.



(3) As reported in Schedule 13G dated February 9, 2000 filed with the SEC by David L. Babson and Company Incorporated, a registered investment adviser, with respect to common shares held by its clients. David L. Babson and Company Incorporated reported sole voting and dispositive power with respect to all 449,600 common shares.



(4) As reported in Schedule 13G dated February 14, 2000 filed with the SEC by Fleet Boston Corporation, a parent holding company of Fleet National Bank, Fleet Trust & Investment Services Company and Fleet Investment Advisors. Fleet Boston Corporation reported sole voting power with respect to 293,800 common shares beneficially owned by its subsidiaries and sole dispositive power with respect to 435,000 common shares beneficially owned by its subsidiaries.



(5) As reported in an Amendment to Schedule 13G dated February 16, 2000 filed with the SEC by Skyline Asset Management, L.P., a registered investment adviser, with respect to common shares held by its clients. Skyline Asset Management, L.P. reported shared voting and dispositive power with respect to 383,600 common shares.



(6) As reported in Schedule 13G dated February 4, 2000 filed with the SEC by Dimensional Fund Advisors, Inc., a registered investment advisor, with respect to common shares held by investment companies, commingled group trusts and separate accounts. In this role, Dimensional Fund Advisors, Inc. reported sole voting and dispositive power with respect to all 374,000 common shares.



(7) As reported in Amendment No. 1 to Schedule 13G dated February 10, 2000 filed with the SEC by Dalton, Greiner, Hartman, Maher & Co., a registered investment adviser. It reported sole voting and dispositive power with respect to all 325,600 common shares.


                    ANNUAL MEETING AND SHAREHOLDER PROPOSALS


    We intend to postpone our 2000 annual meeting of shareholders, which was scheduled for May 11, 2000. If the merger agreement is adopted by the shareholders at the special meeting and the merger is completed prior to June 30, 2000, we do not intend to hold the 2000 annual meeting prior to completion of the merger. If the merger agreement is not adopted by the shareholders at the special meeting or if the merger agreement is adopted by the shareholders, but the merger is not completed prior to June 30, 2000, we intend to reschedule the 2000 annual meeting of shareholders. If we reschedule the 2000 annual meeting of shareholders, we will, in a timely manner, inform our shareholders of the new date on which the 2000 annual meeting of shareholders will be held by including a notice in the earliest possible Quarterly Report on Form 10-Q we file with the SEC or, if impracticable, by another means reasonably calculated to inform our shareholders. At that time, we also will inform you of the following:


    - the date by which shareholder proposals must be received for inclusion in our proxy statement and form of proxy for the rescheduled annual meeting of shareholders; and

    - the date after which a notice from a shareholder as to a proposal the shareholder intends to propose at the 2000 annual meeting of shareholders will be considered untimely and, as a result, with respect to which the proxies for the meeting will have discretionary authority to vote on the proposal without discussion of the proposal in the proxy statement for the meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statement and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http.//www.sec.gov. You also may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago, as well as at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York. 10005, where the common shares are listed under the symbol "DSD." You can call the SEC at 1-800-732-0330 for further information about the public reference rooms.

    You should rely only on the information provided (and not later changed) in this proxy statement. We have not authorized anyone else to provide you with additional or different information.

    You should not assume that the information in this proxy statement is accurate as of any date other than the date on the front of this document.

                                          By Order of the Board of Directors,

                                          [/S/ JAIME TARONJI, JR.]

                                          Jaime Taronji, Jr.
                                          Vice President, General Counsel
                                          and Secretary

                                                                      APPENDIX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                 by and between

                          DAYTON SUPERIOR CORPORATION,
                              an Ohio corporation

                                      and

                            STONE ACQUISITION CORP.,
                              an Ohio corporation

                            Dated: January 19, 2000

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                  PAGE
                                                                                --------
ARTICLE I.        DEFINITIONS.................................................     A-4
      1.1         Defined Terms...............................................     A-4
      1.2         Other Defined Terms.........................................     A-9

ARTICLE II.       THE MERGER..................................................    A-10
      2.1         The Merger..................................................    A-10
      2.2         Effective Time..............................................    A-10
      2.3         Closing.....................................................    A-10
      2.4         Articles of Incorporation and Code of Regulations...........    A-10
      2.5         Directors...................................................    A-10
      2.6         Officers....................................................    A-10

ARTICLE III.      EFFECT OF MERGER ON SECURITIES OF SUB AND THE COMPANY.......    A-10
      3.1         Conversion of Sub Common Shares.............................    A-10
      3.2         Conversion of Company Common Shares.........................    A-11
      3.3         Options.....................................................    A-11
      3.4         Exchange of Certificates; Payment of Cash Merger
                    Consideration.............................................    A-12
      3.5         Dissenting Shares...........................................    A-13

ARTICLE IV.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............    A-13
      4.1         Organization and Capitalization.............................    A-14
      4.2         Authorization...............................................    A-14
      4.3         Subsidiaries................................................    A-15
      4.4         Absence of Certain Changes or Events........................    A-15
      4.5         Title to Assets; Absence of Liens and Encumbrances..........    A-15
      4.6         Contracts...................................................    A-15
      4.7         No Conflict or Violation....................................    A-16
      4.8         Consents and Approvals......................................    A-16
      4.9         SEC Documents; Financial Statements, etc....................    A-16
      4.10        Undisclosed Liabilities.....................................    A-17
      4.11        Litigation..................................................    A-17
      4.12        Labor Matters...............................................    A-17
      4.13        Compliance with Law.........................................    A-17
      4.14        No Brokers..................................................    A-18
      4.15        Employee Plans..............................................    A-18
      4.16        Tax Matters.................................................    A-21
      4.17        Customers and Suppliers.....................................    A-22
      4.18        Compliance with Environmental Laws..........................    A-22
      4.19        Opinion of Financial Advisors...............................    A-23
      4.20        Board Recommendation........................................    A-23
      4.21        Required Company Vote.......................................    A-24
      4.22        Proxy Statement.............................................    A-24
      4.23        Takeover Laws...............................................    A-24

ARTICLE V.        REPRESENTATIONS AND WARRANTIES OF SUB.......................    A-24
      5.1         Organization................................................    A-24
      5.2         Authorization...............................................    A-24
      5.3         Consents and Approvals......................................    A-24

                                                                                  PAGE
                                                                                --------
      5.4         No Conflict or Violation....................................    A-24
      5.5         Proxy Statement.............................................    A-25
      5.6         Financing...................................................    A-25
      5.7         No Broker Payments by Company...............................    A-25

ARTICLE VI.       COVENANTS OF THE COMPANY AND SUB............................    A-25
      6.1         Maintenance of Business Prior to Closing....................    A-25
      6.2         Investigation by Sub........................................    A-27
      6.3         Consents and Efforts........................................    A-28
      6.4         Other Offers................................................    A-29
      6.5         Meeting of Shareholders.....................................    A-31
      6.6         Proxy Statement.............................................    A-31
      6.7         Director and Officer Liability..............................    A-32
      6.8         Notices of Certain Events...................................    A-33
      6.9         Sub Notice..................................................    A-33
      6.10        Resignation of Directors....................................    A-33
      6.11        Financial Statements, Etc...................................    A-33
      6.12        Exchange of Company Common Shares...........................    A-33
      6.13        Benefit Arrangements........................................    A-33

ARTICLE VII.      CONDITIONS TO THE MERGER....................................    A-34
      7.1         Conditions to the Obligations of Each Party.................    A-34
      7.2         Conditions to the Obligations of the Company................    A-34
      7.3         Conditions to the Obligations of Sub........................    A-34

ARTICLE VIII.     MISCELLANEOUS...............................................    A-35
      8.1         Termination.................................................    A-35
      8.2         Assignment..................................................    A-36
      8.3         Notices.....................................................    A-37
      8.4         Entire Agreement; Waivers...................................    A-37
      8.5         Multiple Counterparts.......................................    A-38
      8.6         Invalidity..................................................    A-38
      8.7         Titles......................................................    A-38
      8.8         Fees and Expenses...........................................    A-38
      8.9         Cumulative Remedies.........................................    A-38
      8.10        GOVERNING LAW...............................................    A-38
      8.11        Amendment...................................................    A-38
      8.12        Public Announcements........................................    A-38
      8.13        Enforcement of Agreement....................................    A-38
      8.14        Non-survival of Representations, Warranties.................    A-39
      8.15        Interpretive Provisions.....................................    A-39


Exhibit A                     Form of Articles of Incorporation
Schedule A                    Preferred Shareholders
Schedule 3.3                  Option Retention
Schedule 6.1(c)               Preferred Share Designation
Schedule 7.3(f)               Indebtedness

                          AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "AGREEMENT"), dated January 19, 2000, is by and between DAYTON SUPERIOR CORPORATION, an Ohio corporation (the "COMPANY"), and STONE ACQUISITION CORP., an Ohio corporation ("SUB").

                                    RECITALS

    A. This Agreement provides for the merger (the "MERGER") of Sub with and into the Company, with the Company as the surviving corporation in such merger, all in accordance with the provisions of this Agreement.

    B. The respective Boards of Directors of Sub and the Company have approved this Agreement, and deemed it advisable and in the best interests of their respective companies and shareholders to consummate the Merger. The Company intends promptly to submit to its Shareholders the approval of the Merger and the approval and adoption of this Agreement.

    C. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

    D. It is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

    1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

    "AFFILIATE" shall mean, with respect to any Person (the "REFERENT PERSON"), any Person which controls the referent person, any Person which the referent person controls, or any Person which is under common control with the referent person. For purposes of the preceding sentence, the term "control" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, by contract or otherwise.

    "ASSETS" shall mean all of the Company's and its Subsidiaries' right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or its Subsidiaries or in which the Company or any of its Subsidiaries has any interest whatsoever.

    "BENEFIT ARRANGEMENT" shall mean any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan,
(b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company, its

Subsidiaries or any ERISA Affiliate or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability, and (c) covers any current or former employee, director, officer or consultant of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such an entity).

    "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

    "COMPANY COMMON SHARES" shall mean the Class A Common Shares, without par value, of the Company.

    "COMPANY REPORTS" shall mean (a) the Company's annual report on Form 10-K of the SEC for the fiscal year ended December 31, 1998 and (b) the Company's quarterly reports on Form 10-Q of the SEC for the quarters ended April 2, 1999, July 2, 1999, and October 1, 1999.

    "CONTRACT" shall mean any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license and instrument to which the Company or its Subsidiaries is a party or to which the Company or its Subsidiaries or any of their respective Assets are subject, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

    "DEBENTURES" shall mean the 10% Convertible Subordinated Debentures, Due September 30, 2029, of the Company.

    "DISSENTING SHAREHOLDERS" shall mean those Shareholders who hold Dissenting Shares.

    "DISSENTING SHARES" shall mean any Company Common Shares as to which a Shareholder is entitled to relief as a dissenting shareholder under Sections 1701.84 and 1701.85 of the OCL, to the extent that such Shareholder has properly exercised, perfected and not subsequently withdrawn or lost such Shareholder's dissenting shareholder rights in accordance with the OCL.

    "EMPLOYEE PLANS" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans, and Welfare Plans.

    "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction or encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

    "ENVIRONMENTAL CLAIMS" shall mean all notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions between the Company or its Subsidiaries and any other Person, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended, or similar provisions of applicable state law, (vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity, (vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, (viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and (ix) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

    "ENVIRONMENTAL CONDITIONS" shall mean the state of the environment, including natural resources (E.G., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air.

    "ENVIRONMENTAL LAWS" shall mean all applicable foreign, federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices or permits issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

    "ENVIRONMENTAL REPORTS" shall mean any and all material written analyses, summaries or explanations, in the possession of the Company or its Subsidiaries, of (a) any Environmental Conditions in, on or about the properties of the Company or its Subsidiaries or (b) the Company's or its Subsidiaries' compliance with Environmental Laws.

    "EQUITY SECURITIES" shall mean (i) shares of capital stock or other equity securities, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock or other equity securities and (iii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA AFFILIATE" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, the Company or its Subsidiaries as set forth in
Section 414(b), (c), (m) or (o) of the Code.

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "FACILITIES" shall mean all plants, offices, manufacturing facilities, warehouses, administration buildings and all real property and related facilities owned or leased by the Company or its Subsidiaries.

    "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings, machinery, equipment, spare parts, appliances and vehicles owned by the Company or its Subsidiaries, wherever located.

    "GAAP" shall mean, with respect to any Person, generally accepted accounting principles in the United States of America, as in effect from time to time.

    "HAZARDOUS SUBSTANCES" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents and waste waters.

    "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" or a similar phrase shall mean, with respect to any Person, any material adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole or (ii) the right or ability of such Person or its Subsidiaries to consummate any of the transactions contemplated hereby, except any change, effect, event, occurrence or state of facts resulting from adverse changes in economic or financial market conditions generally.

    "MULTIEMPLOYER PLAN" shall mean any "multiemployer plan," as defined in
Section 4001(a)(3) or 3(37) of ERISA, which (a) the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and (b) covers any current or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

    "NYSE" shall mean the New York Stock Exchange, Inc.

    "OCL" shall mean Chapters 1701 and 1704 of the Ohio Revised Code of the State of Ohio.

    "OPTIONS" shall mean the options to purchase in the aggregate 442,283 Company Common Shares issued to certain employees and non-employee directors of the Company pursuant to the Stock Option Plans.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

    "PENSION PLAN" shall mean any "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) (a) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and
(b) which covers any current or former employee, director, officer or consultant of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

    "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of any governmental or regulatory authority or body, whether foreign, federal, state or local, necessary for the present or currently anticipated conduct of, or relating to the operation of the business of, the Company or its Subsidiaries.

    "PERMITTED ENCUMBRANCES" shall mean (a) liens for Taxes or governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (c) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (d) purchase money liens incurred in the ordinary course of business, consistent with past practice,
(e) Encumbrances which do not interfere with the ordinary conduct of business of the Company or its Subsidiaries and do not materially detract from the value of the property to which such Encumbrance relates and (f) liens arising under existing credit facilities.

    "PERSON" shall mean any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority, or any other form of entity.

    "PERSONNEL" shall mean all officers and employees of the Company or its Subsidiaries.

    "RETURNS" shall mean any and all returns, reports, declarations and information statements with respect to Taxes required to be filed by or on behalf of the Company or its Subsidiaries with any governmental authority or Tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary returns and all amendments thereto or thereof.

    "SEC" shall mean the Securities and Exchange Commission.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

    "SERIES A SHARES" shall mean the Series A Preferred Shares, without par value, of the Company to be issued to the Persons identified on SCHEDULE A.

    "SHAREHOLDER VOTE" shall mean the meeting of the Shareholders or any adjourned meeting thereof at which this Agreement and the Merger are voted upon.

    "SHAREHOLDERS" shall mean the record holders of Company Common Shares.

    "STOCK OPTION PLANS" shall mean the 1994 Stock Option Plan, 1995 Stock Option Plan, 1996 Stock Option Plan, 1997 Stock Option and Restricted Stock Plan, and 1997 Non-Employee Director Stock Option Plan.

    "SUBSIDIARY" shall mean, with respect to any of the parties to this Agreement, any corporation or other business entity, whether or not incorporated, of which at least a majority of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity, are held, directly or indirectly, by such party.

    "TAX(ES)" shall mean all taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges, including, without limitation, any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof, imposed by any foreign, federal, state or local government or taxing authority, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other obligations of the same or of a similar nature.

    "TREASURY SECURITIES" shall mean Company Common Shares owned by Sub, the Company and/or any Subsidiary of Sub or the Company.

    "WELFARE PLAN" shall mean any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, (a) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and (b) which covers any current or former employee, officer, director or consultant of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

    1.2 OTHER DEFINED TERMS. In addition to the terms defined in the Recitals to this Agreement and Section 1.1, the following terms shall have the meanings defined for such terms in the Sections set forth below:

                            TERM                                    SECTION
                            ----                                    -------
"Acquisition Proposal"......................................  6.4(a)
"Actions"...................................................  4.11
"Applicable Law"............................................  4.13
"Cash Merger Consideration".................................  3.2(a)
"Closing"...................................................  2.3
"Closing Date"..............................................  2.3
"Confidentiality Letter"....................................  6.2
"Disclosure Letter".........................................  Article IV Preamble
"Effective Time"............................................  2.2
"Exchange Fund".............................................  3.4(e)
"Exchange Agent.............................................  3.4(a)
"Exclusive Distribution Agreement"..........................  4.6(a)
"Financial Statements"......................................  4.9
"Financing".................................................  5.6
"Financing Letters".........................................  5.6
"Foreign Plans".............................................  4.15(b)(vi)
"Identified Matter".........................................  6.3(f)
"Material Contract".........................................  4.6
"Merger"....................................................  Recitals
"Net Value".................................................  3.3(a)
"Other Contracts"...........................................  4.6(a)
"Payment Event".............................................  6.4(b)
"Preferred Shares"..........................................  4.1(b)
"Proxy Statement"...........................................  6.6(a)
"Regulatory Filings"........................................  4.8
"SEC Documents".............................................  4.9(b)
"Series A Share Consideration"..............................  3.2(b)
"Significant Contract"......................................  4.6(a)
"Significant Subsidiary"....................................  6.4(a)
"Special Meeting"...........................................  4.22
"Subject Litigation"........................................  6.7(b)
"Superior Proposal".........................................  8.1(a)(vi)
"Surviving Corporation".....................................  2.1
"Surviving Corporation Common Shares".......................  3.1
"Trust".....................................................  7.3(e)(ii)
"Trust Preferred Securities"................................  7.3(e)(ii)
"Third Party"...............................................  6.4(a)

                                  ARTICLE II.
                                   THE MERGER

    2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with the OCL, at the Effective Time, Sub shall be merged with and into the Company. Upon the effectiveness of the Merger, the separate corporate existence of Sub shall cease and the Company, under the name "Dayton Superior Corporation", shall continue as the surviving corporation (the "SURVIVING CORPORATION"). The Merger shall have the effects specified under the OCL.

    2.2 EFFECTIVE TIME. On the Closing Date, the parties shall cause the Merger to be consummated by causing a certificate of merger with respect to the Merger to be executed and filed in accordance with the relevant provisions of the OCL and shall make all other filings or recordings required under the OCL. The Merger shall become effective at the time of filing of the certificate of merger or at such later time as is specified therein (the "EFFECTIVE TIME").

    2.3 CLOSING. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place (a) at the offices of Latham & Watkins, 885 Third Avenue, New York, New York at
10:00 a.m., local time, on the first business day immediately following the day on which the last to be satisfied or waived of the conditions set forth in
Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as Sub and the Company may agree. The date on which the Closing occurs is herein referred to as the "CLOSING DATE."

    2.4  ARTICLES OF INCORPORATION AND CODE OF REGULATIONS.

    (a) At the Effective Time, and without any further action on the part of the Company or Sub, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety in the form set forth as EXHIBIT A hereto, and, as so amended, until thereafter further amended as provided therein and under the OCL, shall be the articles of incorporation of the Surviving Corporation following the Merger.

    (b) At the Effective Time, and without any further action on the part of the Company or Sub, the code of regulations of Sub as in effect immediately prior to the Effective Time shall be the code of regulations of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein or by Applicable Law.

    2.5 DIRECTORS. At the Effective Time, the directors of the Company shall be changed so that they are the same as the directors of Sub immediately prior to the Effective Time.

    2.6 OFFICERS. The officers of the Company immediately prior to the Effective Time shall remain as the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected, or their earlier death, resignation or removal.

                                  ARTICLE III.
             EFFECT OF MERGER ON SECURITIES OF SUB AND THE COMPANY

    3.1 CONVERSION OF SUB COMMON SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each common share, without par value, of Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and thereafter represent one validly issued, fully paid and non-assessable common shares, without par value, of the Surviving Corporation (the "SURVIVING CORPORATION COMMON SHARES").

    3.2 CONVERSION OF COMPANY COMMON SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

    (a) Each Company Common Share outstanding immediately prior to the Effective Time (other than Treasury Securities and Dissenting Shares, if any) shall automatically be converted into the right to receive, and each certificate which immediately prior to the Effective Time represented such Company Common Shares shall evidence solely the right to receive, $27.00 in cash (the "CASH MERGER CONSIDERATION") upon surrender of the certificate formerly representing such Company Common Shares as provided in SECTION 3.4.

    (b) Each Series A Share outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive one Surviving Corporation Common Share (the "SERIES A SHARE CONSIDERATION") upon surrender of the certificate formerly representing Series A Shares as provided in SECTION 3.4.

    (c) All Treasury Securities shall automatically be canceled and cease to exist at and after the Effective Time and no consideration shall be paid with respect thereto.

    3.3  OPTIONS.

    (a) Except as otherwise agreed to in writing between the Company and the holder of any Option, and as consented to by Sub, immediately prior to the Effective Time, each outstanding Option granted under the Stock Option Plans whether or not then exercisable, either (i) shall be canceled by the Company, and at the Effective Time, or as soon as practicable thereafter, the former holder thereof shall be entitled to receive from the Company in consideration for such cancellation an amount in cash equal to the product of (x) the number of Company Common Shares previously subject to such Option and (y) the excess, if any, of the Cash Merger Consideration per share over the exercise price per share, if any, previously subject to such Option (the "NET VALUE"), subject to withholding or other taxes required by law to be withheld or (ii) in the event the holder thereof does not consent to such cancellation, shall after the Effective Time represent solely the right to receive the Cash Merger Consideration per share upon exercise thereof; PROVIDED, HOWEVER, that with respect to the individuals listed on SCHEDULE 3.3 (as such schedule may be amended by the mutual consent of Sub and the Company (such consent not to be unreasonably withheld by Sub or the Company) from time to time prior to the Effective Time; it being understood that it is contemplated that additional employees of the Company and its Subsidiaries may be added to such schedule and the aggregate Net Value set forth opposite the name of any Person set forth on such schedule may be modified as agreed with such Person), Options held by each such individual representing an aggregate Net Value not less than the amount set forth opposite such person's name on SCHEDULE 3.3 shall be retained and shall not be cancelled.

    (b) Except as provided herein or as otherwise agreed by the parties, the Stock Option Plans and any other plan, program or arrangement with any current or former employee, officer, director or consultant providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary, including the 1996 Non-Employee Director Compensation Program, shall terminate as of the Effective Time, and the Company shall exercise its reasonable best efforts to ensure that following the Effective Time, no current or former employee, officer, director or consultant shall have any Option to purchase Company Common Shares or any other equity interest in the Company under any Stock Option Plan or any other Employee Plan maintained by the Company.

    (c) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee administering the Stock Option Plans) shall adopt such resolutions or take such actions as are necessary, subject, if necessary, to obtaining consents of the holders of Options to the cancellation thereof in exchange for the consideration set forth in Section 3.3(a)(i), to carry out the terms of this
SECTION 3.3.

    3.4  EXCHANGE OF CERTIFICATES; PAYMENT OF CASH MERGER CONSIDERATION.

    (a) As of or promptly after the Effective Time, Sub will cause the Surviving Corporation to deposit with a paying agent to be selected by Sub and reasonably acceptable to the Company (the "EXCHANGE AGENT") for the benefit of the holders of Company Common Shares, for payment in accordance with this Article III, the funds necessary to pay the Cash Merger Consideration for each share and certificates for Surviving Corporation Common Shares.

    (b) As soon as practicable after the Effective Time, (i) each holder of an outstanding certificate or certificates which pursuant to SECTION 3.2(B) represents the right to receive Surviving Corporation Common Shares, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, shall be entitled to a certificate or certificates representing the Series A Share Consideration, into which the number of Series A Shares previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement and (ii) each holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented Company Common Shares, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, shall be entitled to receive in exchange therefor the Cash Merger Consideration multiplied by the number of Company Common Shares formerly represented by such certificate. No interest will be paid on or accrue on the Cash Merger Consideration or Series A Share Consideration. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose (with the consent of the Company not to be unreasonably withheld) to effect an orderly exchange thereof in accordance with customary exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates formerly representing Company Common Shares which have been converted, in whole or in part, pursuant to this Agreement, into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of such cash. Until surrendered as contemplated by this SECTION 3.4(B),
(i) each certificate formerly representing Series A Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a new certificate or certificates representing Surviving Corporation Common Shares, as contemplated by SECTION 3.2(B), and (ii) each certificate formerly representing Company Common Shares (other than the Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Cash Merger Consideration for each Company Common Share.

    (c) No dividends or other distributions with respect to Surviving Corporation Common Shares with a record date after the Effective Time shall be paid to the holder of any certificate formerly representing Series A Shares not surrendered with respect to the Merger. Subject to applicable law, following surrender of any such certificate, there shall be paid to the holder of such certificate or certificates, without interest, at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares.

    (d) All cash paid upon the surrender for exchange of certificates formerly representing Company Common Shares in accordance with the terms of this
Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares exchanged for cash theretofore represented by such certificates.

    (e) Any cash or Series A Share Consideration deposited with the Exchange Agent pursuant to this SECTION 3.4 (the "EXCHANGE FUND") which remains undistributed to the holders of the certificates formerly representing Company Common Shares or Series A Shares one year after the Effective Time shall be delivered to the Surviving Corporation at such time and any former holders of Company Common Shares or Series A Shares prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for payment of their claim for Cash Merger Consideration or Series A Share Consideration, if any.

    (f) None of Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Company Common Shares shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such certificate would otherwise escheat to or become the property of any federal, state, local, or municipal, foreign or other government or subdivision, branch, department or agency thereof and any governmental or quasi-governmental authority of any nature, including any court or other tribunal), any such cash in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

    (g) In the event any certificate formerly representing Company Common Shares or Series A Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue or pay, as the case may be, in exchange for such lost, stolen or destroyed certificate the shares representing the Series A Share Consideration, and unpaid dividends and distributions on shares representing the Series A Share Consideration deliverable in respect thereof pursuant to this Agreement, or the Cash Merger Consideration, as applicable.

    3.5 DISSENTING SHARES. Notwithstanding SECTION 3.2 hereof, Dissenting Shares shall not be converted into a right to receive the Cash Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Sections 1701.84 and 1701.85 of the OCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to
Section 1701.85 of the OCL shall receive payment therefor from the Surviving Corporation in accordance with the OCL; PROVIDED, HOWEVER, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to relief as a dissenting shareholder as provided in Section 1701.85 of the OCL,
(ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for relief as a dissenting shareholder with respect to such shares or lost his right to relief as a dissenting shareholder and payment for his shares under Section 1701.85 of the OCL, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a complaint demanding a determination of the value of all Dissenting Shares within the time provided in
Section 1701.85 of the OCL, such holder shall forfeit the right to relief as a dissenting shareholder with respect to such shares and each such share shall be treated as if it had been converted, as of the Effective Time, into the right to receive the Cash Merger Consideration, without interest thereon, from the Surviving Corporation as provided in SECTION 3.2. The Company shall give Sub prompt notice of any demands received by the Company for relief as a dissenting shareholder, and Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Sub, make any payment with respect to, or settle or offer to settle, any such demands.

                                  ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    As an inducement to Sub to enter into this Agreement, the Company hereby makes the following representations and warranties to Sub, except as otherwise set forth in the letter dated as of the date of this Agreement (the "DISCLOSURE LETTER") delivered by the Company to Sub and with cross-references to this Agreement as indicated herein.

    4.1  ORGANIZATION AND CAPITALIZATION.

    (a) ORGANIZATION. The Company is duly organized, validly existing and in good standing under the laws of the State of Ohio and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under Applicable Law except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Sub true, correct and complete copies of its articles of incorporation and code of regulations (in each case, as amended to date).

    (b) CAPITALIZATION. The authorized capital stock of the Company consists of 22,005,850 Company Common Shares and 5,000,000 preferred shares, without par value, of the Company (the "PREFERRED SHARES"). As of January 19, 2000,
(i) 5,943,183 Company Common Shares were issued and outstanding, (ii) no Preferred Shares were issued and outstanding, (iii) Options to acquire 442,283 Company Common Shares pursuant to the Stock Option Plans were outstanding, (iv) 850,000 Company Common Shares were reserved for issuance upon conversion of the Debentures and (v) 25,473 Company Common Shares were held by the Company in treasury. SECTION 4.1(B) of the Disclosure Letter includes a complete and correct list of outstanding Options under the Stock Option Plans (including the number of Options, the exercise price of each such Option and the vesting schedule for each such Option). Except for the Options and Debentures and except as set forth in SECTION 4.1(B) of the Disclosure Letter, the Company has no outstanding subscriptions for Company Common Shares and no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company and Sub acknowledge and agree that 300,000 Preferred Shares will be designated by the Company as the Series A Shares prior to the Closing Date and up to such amount will be issued to the Persons listed on SCHEDULE A prior to the Closing Date in accordance with SECTION 6.12 hereof. The Series A Shares, when issued, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this SECTION 4.1(B), there are no (i) outstanding Equity Securities of the Company or (ii) commitments or obligations of any kind or character for the repurchase, redemption or other acquisition of any Equity Securities of the Company.

    (c) VOTING TRUSTS, PROXIES, ETC. To the knowledge of the Company, there are no shareholder agreements, voting trusts, proxies or other agreements with respect to or concerning the voting of the Equity Securities of the Company.

    (d) INDEBTEDNESS. SECTION 4.1(D) of the Disclosure Letter contains a list of (i) all Contracts pursuant to which any indebtedness for borrowed money of the Company or any of its Subsidiaries is outstanding or may be incurred and
(ii) the respective principal amounts outstanding thereunder as of the date of this Agreement.

    4.2 AUTHORIZATION. The Company has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated to be executed by it by this Agreement. Subject only to the adoption of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the Company Common Shares and the affirmative vote of the holders of a majority of the outstanding Series A Shares, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

    4.3  SUBSIDIARIES.

    (a) OWNERSHIP; CAPITALIZATION. Each of the Company's Subsidiaries are set forth in SECTION 4.3(A) of the Disclosure Letter. The Company is the beneficial and record owner of all of the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any and all Encumbrances. All of the shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of any preemptive or other similar rights. No Subsidiary of the Company has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Except as set forth in this SECTION 4.3(A), there are no (i) outstanding Equity Securities of any of the Company's Subsidiaries or
(ii) commitments or obligations of any kind or character for the repurchase, redemption or other acquisition of any Equity Securities of any of the Company's Subsidiaries. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of the Company's Subsidiaries.

    (b) ORGANIZATION. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. Each of the Company's Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under Applicable Law except whether the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Sub true, correct and complete copies of each of its Subsidiaries' certificate of incorporation and by-laws or other similar organization documents (in each case, as amended to date).

    4.4  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
SECTION 4.4 of the Disclosure Letter and for the negotiation of this Agreement, since December 31, 1998, (x) the Company and its Subsidiaries (1) have been operated in the ordinary course of business, consistent with past practice,
(2) have not declared or set aside or paid any dividend or other distribution with respect to the Company Common Shares and (3) except as set forth in the Company Reports, have not changed the Company's accounting principles or methods and (y) there has been no Material Adverse Change with respect to the Company.

    4.5 TITLE TO ASSETS; ABSENCE OF LIENS AND ENCUMBRANCES. The Company and its Subsidiaries own, or have valid leasehold or license interests in, all Assets used in the conduct of their business except where the absence of such ownership, leasehold or license interests would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    4.6  CONTRACTS.

    (a) SECTION 4.6(A) of the Disclosure Letter sets forth a list of all Contracts of the Company and its Subsidiaries that are material to the business, operation, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole (the "MATERIAL CONTRACTS" and, together with the Other Contracts (as defined herein), the "SIGNIFICANT CONTRACTS"), and, prior to the date hereof, the Company has made available to Sub true copies of each Significant Contract. For purposes of this Agreement, the term "OTHER CONTRACTS" shall mean (a) each Contract required to be disclosed pursuant to Item 401 of Regulation S-K of the SEC, (b) each Contract for the future lease or purchase of materials, supplies, merchandise or equipment providing for payments in excess of $500,000 during fiscal year 2000, (c) each Contract for the sale or lease of any of the Assets involving revenues to the Company and its Subsidiaries or lease payments to the Company or its Subsidiaries of more than $500,000 during fiscal year 2000, other than sales or leases of inventory and rental equipment in the ordinary course of business consistent with past practice, and (d) except exclusive distributor agreements providing for the right of a Person to sell the products of the Company and its Subsidiaries on an exclusive basis within a defined territory ("EXCLUSIVE DISTRIBUTION AGREEMENT") entered into in the ordinary course of business consistent with past practices, each non-competition or similar Contract which materially restricts the geographic or operational scope of the Company's or its Subsidiaries' business or the ability of the Company or its Subsidiaries to enter into new lines of business.

    (b)  ABSENCE OF BREACHES OR DEFAULTS IN GENERAL.  Except as set forth in
SECTION 4.6(B) of the Disclosure Letter, with respect to each Significant Contract, (i) there is no default by the Company or its Subsidiaries or, to the knowledge of the Company, any other party to any Significant Contract, and
(ii) such Significant Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto, is in full force and effect and is enforceable against the Company or its Subsidiaries and, to the knowledge of the Company, against each other party thereto in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity, except in the case of clauses (i) and (ii), where the default or failure to be so valid and binding, in full force and effect, or enforceable, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    4.7 NO CONFLICT OR VIOLATION. Except as set forth in SECTION 4.7 of the Disclosure Letter, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, by the Company will result in (a) a violation of or a conflict with any provision of the charter documents or other organizational documents of the Company or its Subsidiaries, (b) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel pursuant to (including, without limitation, by reason of the failure to obtain a consent or approval under any such Contract), any term or provision of any Contract or Permit to which the Company or its Subsidiaries is a party or by which any of the Assets are bound,
(c) a violation by the Company or its Subsidiaries of any Applicable Law, or
(d) an imposition of any Encumbrance (other than Permitted Encumbrances) on any of the Assets, except in the case of clauses (b), (c) and (d), where such breach, default, creation of any such right, violation or imposition would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    4.8 CONSENTS AND APPROVALS. Except as set forth in SECTION 4.8 of the Disclosure Letter, no Permit of or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body is required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than (a) filings required in connection with or in compliance with the provisions of the HSR Act, the Securities Act, the Exchange Act or applicable state securities and "Blue Sky" laws (collectively, the "REGULATORY FILINGS"),
(b) the filing of the certificate of merger under the OCL, or (c) those Permits, declarations, filings, notices or registrations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

    4.9  SEC DOCUMENTS; FINANCIAL STATEMENTS, ETC.

    (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1998, pursuant to the Exchange Act.

    (b) The Company has made available to Sub (i) the Company Reports, (ii) the Company's proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since
December 31, 1998, and (iii) all of the Company's other reports, statements, schedules and registration statements filed with the SEC since December 31, 1998 (collectively, the "SEC DOCUMENTS").

    (c) Each SEC Document filed pursuant to the Exchange Act, as of its filing date, (i) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder applicable to such SEC Document and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (d) Each SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such SEC Document or amendment or supplement became effective, (i) complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder applicable to such SEC Document and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (e) The consolidated financial statements of the Company included in or incorporated by reference in the SEC Documents (the "FINANCIAL STATEMENTS")
(i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto) and (iii) present fairly in all material respects in accordance with GAAP, consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial condition of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, shareholders' equity and cash flows for the periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which would not be material in amount or effect).

    4.10 UNDISCLOSED LIABILITIES. Except (a) as set forth in the Company Reports, (b) for liabilities and obligations incurred since October 1, 1999, in the ordinary course of business consistent with past practice and (c) as set forth in SECTION 4.10 of the Disclosure Letter, neither the Company nor its Subsidiaries has any liabilities, obligations or commitments of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP or the rules and regulations of the SEC to be discussed in or set forth on the consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    4.11 LITIGATION. Except as set forth in SECTION 4.11 of the Disclosure Letter, there are no outstanding actions, orders, writs, injunctions, judgments or decrees or any claims, suits, charges, or proceedings, or arbitrations, governmental audits or investigations (collectively, "ACTIONS") pending or threatened that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    4.12 LABOR MATTERS. As of the date of this Agreement, there is no labor strike or material slow-down, work stoppage or labor disturbance pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries.

    4.13  COMPLIANCE WITH LAW.

    (a) Except as disclosed in SECTION 4.13 of the Disclosure Letter, the Company and its Subsidiaries are in compliance in all respects with all statutes, laws, ordinances, rules, orders or regulations ("APPLICABLE LAW") applicable to the Company or any of its Subsidiaries, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

    (b) Except as set forth in SECTION 4.13 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written communication from any federal, state, local or foreign governmental or regulatory authority or body during the past three years that alleges that the Company or any of its

Subsidiaries is not in compliance in any material respect with any Applicable Law. No representation or warranty is made in this SECTION 4.13(B) with respect to the receipt of written communications to the extent such matters are covered in SECTIONS 4.15 (Employee Plans), 4.16 (Tax Matters) and 4.18 (Compliance with Environmental Laws).

    4.14 NO BROKERS. Other than Merrill Lynch & Co. and Robert W. Baird & Co., the arrangements with which have been disclosed in writing to Sub prior to the date hereof, none of the Company, its Subsidiaries or any of their officers, directors, employees or other Affiliates has employed or made any agreement with any broker, finder or similar agent or any other Person to pay any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.

    4.15  EMPLOYEE PLANS.

    (a) DISCLOSURE; DELIVERY OF COPIES OF RELEVANT DOCUMENTS AND OTHER INFORMATION. SECTION 4.15 of the Disclosure Letter contains a complete list of Employee Plans (other than immaterial Benefit Arrangements) which cover or, with respect to any Pension Plan or Multiemployer Plan subject to Title IV of ERISA, within the past six years, has covered current or former employees, directors, officers or consultants of the Company or its Subsidiaries. True and complete copies of each of the following documents have been made available to Sub:
(i) each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) which covers or has covered current or former employees, directors, officers or consultants of the Company or its Subsidiaries and all amendments thereto, all written descriptions thereof which have been distributed to the Company's employees, directors, officers or consultants and all annuity con-tracts or other funding instruments, (ii) each material Benefit Arrangement which covers current or former employees, directors, officers or consultants of the Company or its Subsidiaries including the most recent written descriptions thereof which have been distributed to the Company's employees (including descriptions of the number and level of employees covered by any Benefit Arrangements providing severance benefits or bonus payments) and a complete description of any material Benefit Arrangement which is not in writing,
(iii) the most recent determination or opinion letter issued by the Internal Revenue Service or analogous ruling under foreign law with respect to each Pension Plan and each applicable Welfare Plan (other than a Multiemployer Plan) which covers current or former employees, directors, officers or consultants of the Company or its Subsidiaries, (iv) for the three most recent plan years prior to the date of this Agreement, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and each Welfare Plan (other than a Multiemployer Plan) which covers or, with respect to any Pension Plan subject to Title IV of ERISA, within the past six years, has covered current or former employees, directors, officers or consultants of the Company or its Subsidiaries, (v) all actuarial reports prepared for the last three plan years for each Pension Plan which covers or has covered current or former employees, directors, officers or consultants of the Company or its Subsidiaries, and (vi) nondiscrimination tests performed under the Code (including, without limitation, 401(k) and 401(m) tests) for each Pension Plan which covers or, with respect to any Pension Plan subject to Title IV of ERISA, within the past six years, has covered current or former employees, directors, officers or consultants of the Company or its Subsidiaries.

    (b)  REPRESENTATIONS.

        (i)  PENSION PLANS

            (A) The Company has hired an enrolled actuary in order to evaluate the funded status of the Pension Plans subject to Title IV of ERISA and, to the knowledge of the Company, the funding method used by such actuary in connection with each Pension Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used by such actuary in connection with funding each such plan are reasonable. As of the last day of the last plan year of each Pension Plan and as of the Closing Date, there are (and were) no material "unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of "current value" of "assets" of such Pension Plan, accrued but unpaid contributions) with respect to any Pension Plan. Within the six years immediately preceding the Closing Date, no "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section
302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither the Company nor any ERISA Affiliate has failed to pay when due any "required installment," within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan. Neither Company nor any ERISA Affiliate is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan.

            (B) Neither the Company nor any ERISA Affiliate is required to provide security to a Pension Plan under Section 401(a)(29) of the Code.

            (C) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or, with respect to any Pension Plan subject to Title IV of ERISA, within the past six years, has covered current or former employees, directors, officers or consultants of Company is qualified and tax-exempt under the provisions of Code
Sections 401(a) (or 403(a), as appropriate) and 501(a) and nothing has occurred during the period from its adoption to date that could materially affect such qualification.

            (D) The Company has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. Neither Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in
Section 4069 of ERISA. Within the six years ending on the date of this Agreement, (1) there has been no "reportable event" (as defined in Section 4043(c) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan and neither Company nor any ERISA Affiliate is subject to
Section 4043(b) of ERISA and no analogous event under applicable foreign law and
(2) except as set forth on SECTION 4.15 of the Disclosure Letter, no filing has been made by the Company or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC. Within the six years ending on the date of this Agreement, neither the Company nor any ERISA Affiliate has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA or analogous foreign law, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or analogous foreign law, or (3) ceased making contributions to any Pension Plan subject to Section 4064(a) of ERISA or analogous foreign law to which Company or any ERISA Affiliate made contributions during the six years prior to the Closing Date.

        (ii)  MULTIEMPLOYER PLANS

            (A) Within the six years ending on the date of this Agreement, neither the Company nor any ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

            (B) All contributions required to be made by Company or any ERISA Affiliate to each Multiemployer Plan have been made when due.

            (C) If, as of the Closing Date, Company (and all ERISA Affiliates) were to withdraw from all Multiemployer Plans to which it (or any of them) has contributed or been obligated to contribute, it (and they) would incur no material liabilities to such plans under Title IV of ERISA or analogous foreign law.

            (D) As of the date of this Agreement, to the best of the Company's knowledge, with respect to each Multiemployer Plan: (1) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of the Company or any ERISA Affiliate under Title IV of ERISA; (2) no proceeding has been initiated by any person (including the PBGC) to terminate such Multiemployer Plan; (3) a "mass withdrawal," as defined in PBGC Reg.
Section 2640.7, with respect to such Multiemployer Plan has not occurred; (4) the Company and the ERISA Affiliates have no reason to believe that such Multiemployer Plan will be terminated or will be reorganized under ERISA or that a "mass withdrawal," as defined in PBGC Reg. Section 2640.7, will occur with respect to such Multiemployer Plan; and (5) the Company and the ERISA Affiliates do not expect to withdraw in a "complete withdrawal" or "partial withdrawal" from such Multiemployer Plan.

        (iii)  WELFARE PLANS

            (A) Except as set forth in SECTION 4.15(B)(III)(A) of the Disclosure Letter, none of the Company, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and, to the knowledge of the Company, no condition exists which would prevent Company from amending or terminating any such benefit plan or Welfare Plan.

            (B) Each Welfare Plan which covers current or former employees, directors, officers or consultants of the Company or an ERISA Affiliate and which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated, in all material respects, in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

            (C) Neither the Company nor any ERISA Affiliate has incurred any liability with respect to any Welfare Plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA, under the terms of such Welfare Plan, any collective bargaining agreement or otherwise resulting from any cessation of contributions, cessation of obligation to make contributions or other form of withdrawal from such Welfare Plan.

        (iv) COMPLIANCE WITH LAW. Each Employee Plan presently complies and has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Employee Plan, including without limitation, ERISA and the Code, and by its terms can be amended or terminated at any time. Through the date of this Agreement, the Company has made all contributions and payments required to be made by it with respect to each Employee Plan, including any Foreign Plan (as defined below), or adequate accruals therefor have been provided for and will be reflected in accordance with GAAP on the Financial Statements provided to the Sub by the Company.

        (v) DEDUCTIBILITY OF PAYMENTS. There is no contract, agreement, plan or arrangement covering any current or former employee, director, officer or consultant of the Company (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by the Company of any amount that is not deductible under Section 162(m) or 404 of the Code.

        (vi) FOREIGN PLANS. Each Employee Plan that covers any current or former employee, director, officer or consultant of any Foreign Subsidiary or is otherwise not subject to ERISA or the Code (each, a "FOREIGN PLAN") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including without limitation any special provisions relating to the tax status of contributions to, earnings of or distributions from such Plans where each such Plan was intended to have such tax status) and has been maintained in good standing with applicable regulatory authorities.

        (vii) FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS. Neither Company nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or, with respect to any Pension Plan subject to Title IV of ERISA, within the past six years, has covered current or former employees, directors, officers or consultants of the Company or any ERISA Affiliate, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. The Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan (or other employee benefit plan subject to ERISA) and has not been assessed any civil penalty under Section 502(l) of ERISA.

        (viii) LITIGATION. As of the date of this Agreement, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending, threatened or anticipated against the Company, any ERISA Affiliate or any Employee Plan, other than routine claims of participants.

        (ix) NO AMENDMENTS. As of the date of this Agreement, neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover current or former employees, directors, officers or consultants of the Company or to amend or modify any existing Employee Plan which covers or has covered current or former employees, directors, officers or consultants of the Company.

        (x) INSURANCE CONTRACTS. To the best of the Company's knowledge, neither the Company nor any Employee Plan (other than a Multiemployer Plan) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings, the consequence of which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (xi)  NO ACCELERATION OR CREATION OF RIGHTS.  Except as set forth in
SECTION 4.15 of the Disclosure Letter, neither the execution and delivery of this Agreement or other related agreements by the Company nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

    4.16  TAX MATTERS.

    (a) FILING OF TAX RETURNS. The Company and its Subsidiaries have timely filed with the appropriate taxing authorities all material Returns (including, without limitation, information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. All Returns and other information filed are complete and accurate in all material respects. Except as disclosed in SECTION 4.16(A) of the Disclosure Letter, no extension of time within which to file Returns (including, without limitation, information Returns) relating to Taxes currently is in effect. The Company and its Subsidiaries have made available to Sub complete and accurate copies of the federal, state and local income tax Returns for the years 1996, 1997 and 1998.

    (b) PAYMENT OF TAXES. All Taxes for which the Company and its Subsidiaries are or may be liable, in respect of periods (or portions thereof) ending on or before the Closing Date, have been timely paid, or an adequate reserve or accrual (in conformity with GAAP) has been established therefor.

    (c) AUDITS, INVESTIGATIONS OR CLAIMS. No material deficiencies for Taxes have been claimed, proposed or assessed in writing by any taxing or other governmental authority against the Company or its Subsidiaries which have not been paid or reserved on the Financial Statements. There are no pending or, to the Company's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes that in the reasonable judgment of the Company or its counsel are likely to result in a material additional amount of Taxes. Outstanding audits of federal, state, and local returns for Taxes by the relevant taxing or other governmental authorities as of the date of this Agreement are listed in SECTION 4.16(C) of the Disclosure Letter. No extension of any statute of limitations relating to Taxes is in effect with respect to the Company or its Subsidiaries. Except as disclosed in SECTION 4.16(C) of the Disclosure Letter, no power of attorney has been executed by the Company or its Subsidiaries with respect to any matters relating to Taxes which is currently in force.

    (d) LIENS. Except as set forth in SECTION 4.16(D) of the Disclosure Letter, there are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

    (e) SAFE HARBOR LEASE PROPERTY. None of the Assets is property that is required to be treated as being owned by any other Person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

    (f) TAX ELECTION. Neither the Company nor its Subsidiaries has consented at any time under Section 341(f)(1) of the Code to have the provisions of
Section 341(f)(2) of the Code (or similar provisions under state or local law) apply to any disposition of the Assets. The Company and its Subsidiaries have not agreed to make, or are not required to make, any adjustment under
Section 481(a) of the Code (or similar provisions under state or local law) by reason of a change in accounting method or otherwise.

    (g) TAX SHARING AGREEMENTS. Except as set forth in SECTION 4.16(G) of the Disclosure Letter, there are no tax sharing agreements or similar arrangements (whether written or unwritten) with respect to or involving the Company or its Subsidiaries.

    (h) PARTNERSHIPS. The Company and its Subsidiaries are not a party to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal income tax purposes.

    (i) PARACHUTE PAYMENTS. The Company and its Subsidiaries are not a party to any agreement or arrangement that could reasonably be expected to result, individually or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, including, without limitation, as a result of any event connected with the Merger or any other transaction contemplated herein.

    (j) AFFILIATED GROUP. Except as set forth in SECTION 4.16(J) of the Disclosure Letter, since July 1, 1990, the Company and its Subsidiaries have not been a member of an affiliated group that has filed a consolidated return or any group that has filed a combined, consolidated or unitary state or local return, other than the group of which the Company is currently the parent.

    4.17 CUSTOMERS AND SUPPLIERS. SECTION 4.17 of the Disclosure Letter sets forth a true and correct list of (a) the 10 largest customers of the Company and its Subsidiaries, on a consolidated basis, in terms of sales during the twelve months ended December 31, 1999, (b) the 10 largest customers of each business platform of the Company and its Subsidiaries, in terms of sales during the twelve months ended December 31, 1999, and (c) the 10 largest suppliers of the Company and its Subsidiaries, on a consolidated basis, in terms of purchases in the twelve months ended December 31, 1999.

    4.18  COMPLIANCE WITH ENVIRONMENTAL LAWS.  Except as set forth in
SECTION 4.18 of the Disclosure Letter:

    (a) The Company and its Subsidiaries are in compliance with all Environmental Laws, including, without limitation, all Permits required thereunder to conduct their business as currently being conducted, except for instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. In addition, as of the date of this Agreement, to the knowledge of the Company, the Company and its Subsidiaries are in material compliance with all Environmental Laws, including, without limitation, all Permits required thereunder to conduct their business as currently being conducted.

    (b) As of the date of this Agreement, there are no existing Environmental Claims against the Company or its Subsidiaries, nor have any of them received any written notification of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Substance generated or transported by the Company or its Subsidiaries. There are no existing Environmental Claims against the Company or its Subsidiaries, nor have any of them received any written notification of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Substance generated or transported by the Company or its Subsidiaries, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (c) There have been no releases (I.E., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Substances on, upon or into the Facilities other than those authorized by Environmental Laws including, without limitation, the Permits required thereunder, the consequences of which would be a Material Adverse Effect on the Company.

    (d) Except as would not have a Material Adverse Effect on the Company, there are no PCBs or asbestos-containing materials located at or on the Facilities.

    (e) Except as set forth in SECTION 4.18(E) of the Disclosure Letter and except with respect to the Facilities, the Company and its Subsidiaries are not a party to any contract and are not obligated by any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions or compliance with Environmental Laws.

    (f) As of the date of this Agreement, there are no currently effective consent decrees, consent orders, judgments, judicial or administrative orders or agreements (other than Permits) with or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind the Company or its Subsidiaries. There are no currently effective consent decrees, consent orders, judgments, judicial or administrative orders or agreements (other than Permits) with or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind the Company or its Subsidiaries, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (g) True and correct copies of the Environmental Reports have been made available to Sub.

    4.19 OPINION OF FINANCIAL ADVISORS. The Company has received the opinion of each of Merrill Lynch & Co. and Robert W. Baird & Co., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Shares is fair to such holders from a financial point of view, a signed copy of each such opinion has been delivered to Sub.

    4.20 BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the Shareholders,
(ii) approved this Agreement and the transactions contemplated hereby, including the Merger, which approval satisfies the requirements of the OCL for action by the Board of Directors to approve this Agreement and (iii) resolved to recommend that the holders of the Company Common Shares adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

    4.21 REQUIRED COMPANY VOTE. The affirmative vote of a majority of the outstanding Company Common Shares and the affirmative vote of a majority of the outstanding Series A Shares are the only votes of the holders of any class or series of the Company's securities necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement. The Company's articles of incorporation contain a provision in which the Company expressly elects not to be governed by Section 1701.831 of the OCL, and therefor
SECTION 1701.831 does not restrict the consummation of the Merger or the other transactions contemplated by this Agreement.

    4.22 PROXY STATEMENT. The Proxy Statement to be mailed to the Shareholders in connection with the special meeting of the Shareholders (the "SPECIAL MEETING") and any amendment thereof or supplement thereto (excluding any information supplied in writing by Sub specifically for inclusion therein), when mailed to the Shareholders and at the time of the Special Meeting, and any schedules required to be filed with the SEC as a result of the Merger or the transactions contemplated by this Agreement, when filed, shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall comply as to form with all requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information furnished in writing by Sub or its representatives specifically for inclusion in any of the foregoing documents.

    4.23 TAKEOVER LAWS. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under the laws of the State of Ohio or, to the knowledge of the Company, the Federal laws of the United States or the laws of any other state, applicable to the Company or its Subsidiaries is applicable to the execution, delivery and performance of this Agreement or the consummation of the Merger or the transactions relating to the Merger.

                                   ARTICLE V.
                     REPRESENTATIONS AND WARRANTIES OF SUB

    As an inducement to the Company to enter into this Agreement, Sub hereby makes the following representations and warranties to the Company:

    5.1 ORGANIZATION. Sub is duly organized, validly existing and in good standing under the laws of the State of Ohio.

    5.2 AUTHORIZATION. Sub has all necessary corporate power and authority to, and has taken all corporate action necessary on its part to, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sub and is a legal, valid and binding obligation of Sub, enforceable against Sub in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

    5.3 CONSENTS AND APPROVALS. No consent, waiver, agreement, approval, permit or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body is required to be made or obtained by Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than any Regulatory Filings and the filing of the certificate of merger under the OCL.

    5.4 NO CONFLICT OR VIOLATION. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, by Sub will result in (a) a violation of or a conflict with any provision of the articles of incorporation or code of regulations of Sub,
(b) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel pursuant to (including, without limitation, by reason of the failure to obtain a consent or approval under any such contract, encumbrance or permit), any term or provision of any contract, encumbrance or permit to which Sub is a party or by which any of its assets are bound, a violation by Sub of any Applicable Law, or an imposition of any Encumbrance on the business of Sub or on any of its assets, except where such breach, default, violation, imposition or creation of any such right would not reasonably be expected to have a Material Adverse Effect on Sub.

    5.5 PROXY STATEMENT. The information furnished in writing to the Company by Sub specifically for use in the Proxy Statement and any amendment or supplement thereto, when mailed to the Shareholders or at the time of the Shareholders Meeting, and any schedules required to be filed with the SEC as a result of the Merger or the transactions contemplated by this Agreement, when filed, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Sub makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

    5.6 FINANCING. Sub has delivered to the Company complete and correct executed copies of letters (the "FINANCING LETTERS") related to the commitment of the lenders to provide the financing in connection with the Merger and other transactions contemplated hereby and to refinance existing indebtedness of Sub and the Company and to pay related fees and expenses (the "FINANCING"). As of the date of this Agreement, Sub has no reason to believe that any of the conditions to the Financing will not be satisfied or that the funds for the Financing will not be available on a timely basis for the transactions contemplated by this Agreement. Assuming satisfaction of all conditions set forth in SECTIONS 7.1 and 7.3 and full funding of all the amounts contemplated by the Financing Letters, Sub at Closing shall be capitalized with an equity contribution in an amount of $84.0 million, less (a) the aggregate value of all Equity Securities of the Company retained and/or rolled-over by certain existing holders of Equity Securities of the Company (currently contemplated to be approximately $4.0 to $5.0 million), plus (b) if a payment is made with respect to the Identified Matter in accordance with Section 6.3(f), an amount up to $3.5 million to the extent, and only to the extent, required by the Financing Letters as a result of Incremental Existing Indebtedness (as defined in the Financing Letters) being greater that $25.0 million, and such funds, together with the proceeds from the Financing, will provide sufficient funds to consummate the transactions contemplated hereby.

    5.7 NO BROKER PAYMENTS BY COMPANY. Unless the Merger is consummated, the Company will not be responsible for any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby due to any arrangement between any broker, finder or similar agent and Sub or any of its Affiliates, except as otherwise contemplated by this Agreement or agreed to by the Company.

                                  ARTICLE VI.
                        COVENANTS OF THE COMPANY AND SUB

    The Company and Sub covenant and agree with each other that from the date hereof through the Closing:

    6.1 MAINTENANCE OF BUSINESS PRIOR TO CLOSING. Prior to the Effective Time, except as set forth in SECTION 6.1 of the Disclosure Letter or as contemplated by any other provision of this Agreement, unless Sub has consented in writing thereto (such consent not to unreasonably withheld), the Company:

    (a) shall, and shall cause each of its Subsidiaries to, conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

    (b) to the extent consistent with SECTION 6.1(A), shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

    (c) shall not, and shall cause its Subsidiaries not to, amend their respective articles of incorporation or code of regulations or comparable governing instruments, other than to authorize the Series A Shares with rights, preferences and designations set forth on SCHEDULE 6.1(C) and as expressly provided by the terms of this Agreement;

    (d) upon the discovery by any of the Persons set forth on SECTION 6.1(D) of the Disclosure Letter, shall promptly notify Sub of (i) any Material Adverse Change with respect to the Company, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach in any material respect of any representation or warranty contained herein;

    (e) shall promptly deliver to Sub correct and complete copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

    (f) shall not, and shall not permit any of its Subsidiaries to, (A) authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, (1) any release or relinquishment of any material contract rights, or (2) any acquisition, disposition, lease or license of, or mortgage, pledge or other encumbrance or lien on, any Assets (including Equity Securities of any Subsidiary), except the purchase or sale of inventory, the sale or lease of rental equipment and the sale of excess or obsolete assets, each in the ordinary course of business consistent with past practice, or the purchase, lease, license or sale of Assets in the ordinary course of business consistent with past practice which, individually or in the aggregate, are not material to the Company and its Subsidiaries taken as a whole (or the placement of liens pursuant to the existing credit facility or purchase money liens, in each case, on Assets acquired after the date of this Agreement in accordance with the terms hereof and in the ordinary course of business, consistent with past practice), or (B) adopt a plan of complete or partial liquidation or adopt resolutions providing for complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization, other than the Merger;

    (g) shall not, and shall not permit any of its Subsidiaries to, (i) grant, confer or award any options, warrants, conversion rights or other rights or Equity Securities (other than (x) Company Common Shares issued upon exercise of Options or conversion of the Debentures in accordance with their present terms and (y) the issuance of the Series A Shares to the Persons listed on SCHEDULE A in accordance with SECTION 6.12) not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or its Subsidiaries or (ii) except as contemplated by SECTION 3.3, accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of such plans;

    (h) except as required by Applicable Law, shall not, and shall not permit any of its Subsidiaries to, amend the terms of the Employee Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

    (i) shall not, and shall not permit any of its Subsidiaries to, (i) increase or agree to increase the compensation payable or to become payable to its officers or, other than increases in accordance with past practice which are not material, to its employees or (ii) enter into any collective bargaining agreement other than renewals in the ordinary course of business consistent with past practice;

    (j) shall not, and shall not permit any of its Subsidiaries to, (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (ii) make any loans or advances to any other Person, except in the case of clause (i) for borrowings under existing credit facilities as of the date of this Agreement in the ordinary course of business and, except in the case of clause (ii) for advances consistent with past practice which are not material;

    (k) shall not, and shall not permit any of its Subsidiaries to, (i) materially change any practice with respect to Taxes, (ii) make, change or revoke any material Tax election, or (iii) settle or compromise any material dispute involving a Tax liability;

    (l) shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for share of its capital stock, except, in the case of clause (ii), the acquisition of the Company Common Shares in exchange for the Series A Shares as set forth in
SECTION 6.12;

    (m) shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or any Equity Security (other than (i) the issuance of Company Common Shares upon the exercise of Options or the conversion of the Debentures, outstanding on the date of this Agreement, in accordance with their present terms or (ii) the issuance of the Series A Shares as set forth in SECTION 6.12);

    (n) shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure except in accordance with the Company's capital expenditure plan for fiscal year 2000, a true, correct and complete copy of which has been delivered to Sub;

    (o) shall not, and shall not permit any of its Subsidiaries to, change any accounting principles or practices, except insofar as may be required by a change in GAAP;

    (p) shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Reports or incurred thereafter in the ordinary course of business consistent with past practice; provided that in no event shall any of the liabilities and obligations set forth in SECTION 6.1(P) of the Disclosure Letter be paid, discharged or satisfied without the prior written consent of Sub;

    (q) shall not (i) acquire (by merger, consolidation, acquisition of stock, other securities or assets or otherwise) or (ii) make a capital investment in (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) (A) any Person, other than a wholly-owned subsidiary of the Company, or (B) any portion of the assets of any Person that constitutes a division or operating unit of such Person;

    (r) shall not, and shall not permit any of its Subsidiaries to, (A) enter into any non-competition or similar Contracts, except Exclusive Distribution Agreements entered into in the ordinary course of business consistent with past practice or (B) enter into any Contract providing for payments by the Company or its Subsidiaries or involving revenues to the Company and its Subsidiaries of more than $1,000,000 over any twelve-month period during the life of such Contract; and

    (s) shall not, and shall not permit any of its Subsidiaries to take, or agree (in writing or otherwise) or resolve to take, any of the foregoing actions.

    6.2 INVESTIGATION BY SUB. The Company shall allow Sub, its counsel, accountants and other representatives and the financial institutions (and their counsel and representatives) providing Financing in connection with this Agreement and the transactions contemplated hereby, during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, Facilities, business and operations of the Company and its Subsidiaries and to inspect and make copies of Contracts, books and records and all other documents and information reasonably requested by Sub and related to the operations and business of the Company and its Subsidiaries including, without limitation, historical financial information concerning the business of the Company and its Subsidiaries and to meet with designated Personnel of the Company or its Subsidiaries and/or their representatives. The Company and its Subsidiaries shall furnish to Sub promptly upon request (a) all additional documents and information with respect to the affairs of the Company and its Subsidiaries relating to their businesses and (b) access to the Personnel and to the Company's and its Subsidiaries' accountants and counsel as Sub, or its counsel or accountants, may from time to time reasonably request and the Company and its Subsidiaries shall instruct their Personnel, accountants and counsel to cooperate with Sub, and to provide such documents and information as Sub and its representatives may reasonably request. Sub will hold, and will use its reasonable best efforts to cause its counsel, accountants and other representatives and the financial institutions (and their counsel and representatives) providing Financing in connection herewith, any nonpublic information in confidence to the extent required by, and in accordance with, that certain confidentiality letter, dated October 27, 1999, between Dayton Superior Corporation and Odyssey Investment Partners, LLC (the "CONFIDENTIALITY LETTER"). In addition, Sub will use its reasonable best efforts to obtain the Financing contemplated by the Financing Letters.

    6.3  CONSENTS AND EFFORTS.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to (A) promptly make its respective filings under the HSR Act with respect to the Merger and (B) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Sub and the Company will use their reasonable best efforts and cooperate with one another
(i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, licenses, permits or authorizations.

    (b) The Company shall cooperate with any reasonable requests of Sub or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist Sub and its Affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to shareholders made in connection with the Merger.

    (c) The Company will provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all reasonable cooperation in connection with the arrangement of the Financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation,
(x) participation in meetings, due diligence sessions and road shows, (y) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) the execution and delivery of any customary commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including comfort letters of accountants and legal opinions, in each case as may be reasonably requested by Sub; provided that the form and substance of any of the documents referred to in clause (y), and the terms and conditions of any of the agreements and other documents referred to in clause (z), shall be substantially consistent with the terms and conditions of the Financing required to satisfy the condition precedent set forth in
SECTION 7.3(F). In addition, in conjunction with the obtaining the Financing, the Company agrees, at the request of Sub, to call for prepayment or redemption, as the case may be, any then existing indebtedness of the Company (other than the Debentures) which by its terms permits prepayment or redemption; PROVIDED that such prepayment or redemption shall only be made contemporaneously with or after the Effective Time.

    (d) Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Shares from the NYSE, PROVIDED, that such delisting shall not be effective until after the Effective Time.

    (e) The Company agrees to cooperate with Sub and to take such actions as may be reasonably requested by Sub to cause or permit the cancellation or satisfaction and discharge of the Trust Preferred Securities and/or Debentures as of the Closing Date, in exchange for the amounts to which the holders of the Trust Preferred Securities and/or Debentures would be entitled to receive after the consummation of the transactions contemplated by this Agreement.

    (f) With respect to the matter set forth in SECTION 6.3(P) of the Disclosure Letter (the "IDENTIFIED MATTER"), neither the Company or any of its Subsidiaries shall pay any amount (other than reasonable costs, filing fees, and reasonable legal fees and expenses) with respect to the Identified Matter unless and until
(i) Sub consents in writing to the Company's or any of its Subsidiaries' payment of any such amount or (ii) Symons Corporation:

    (A) has exhausted all appeals, including, but not limited to, requests for reconsideration or re-argument or other similar requests, lawfully available to it, which in the good faith opinion of Symons Corporation's outside counsel are appropriate in the circumstances (the Company agrees to give Sub as much advance notice as possible prior to determining any such appeal is not lawfully available to it or any of its Subsidiaries or is not appropriate in the circumstances);

    (B) has taken all lawful steps available to extend, where possible, and in any event exhaust any time period allowed for payment of any judgment issued against Symons Corporation and upheld by the applicable appellate court (the "relevant judgment"); and

    (C) has given Sub prior notice of its belief that it has no lawful option available to it (which in the good faith opinion of Symons Corporation's outside counsel is appropriate in the circumstances) other than paying the relevant judgment by a certain date (the Company agrees to give as much advance notice as is possible to Sub of its determination and to consult with Sub concerning whether any other lawful option is available to Symons Corporation or whether any such lawful option is appropriate in the circumstances).

    The Company agrees to notify Sub of all material developments with respect to the Identified Matter, including, without limitation, with respect to the matters described above in clauses (A), (B) and (C) of this Section 6.3(f).

    6.4  OTHER OFFERS.

    (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries to (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives or advisors to, (x) solicit, initiate, encourage or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Person or group, other than Sub and its representatives and Affiliates, relating to (i) any acquisition or purchase of 20% or more of the Assets (other than purchases and sales or leases of inventory and rental equipment in the ordinary course of business consistent with past practice) or of over 20% of any class of Equity Securities of (A) the Company or (B) any of the Company's Subsidiaries whose

Assets constitute more than 20% of the Assets (a "SIGNIFICANT SUBSIDIARY" (it being understood and agreed that in any event Symons Corporation shall be deemed to be a Significant Subsidiary)), (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of Equity Securities of the Company or any of its Significant Subsidiaries, or (iii) any merger, consolidation, recapitalization, sale of all or substantially all of the assets, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries other than the transactions contemplated by this Agreement (each such transaction being referred to herein as an "ACQUISITION PROPOSAL"), or agree to or endorse any Acquisition Proposal, (y) enter into or participate in any discussions or negotiations regarding any of the foregoing or
(z) grant any material waiver or release under any standstill, non-solicitation or similar agreement with respect to any Equity Securities of the Company or any of its Subsidiaries; PROVIDED, HOWEVER, that the foregoing shall not prohibit the Company or its Subsidiaries (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to a customary confidentiality letter concerning the Company and its businesses, properties or Assets to any Person or "group," as defined in Section 13(d) of the Exchange Act, other than Sub or any of its Affiliates (a "THIRD PARTY") who has made a bona fide Acquisition Proposal, (ii) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal and/or (iii) taking any non-appealable, final action ordered to be taken by the Company or its Subsidiaries by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) and (ii), only to the extent that, in response to a bona fide Acquisition Proposal that the Board of Directors of the Company shall have determined in good faith is reasonably likely to result in a Superior Proposal (as defined in SECTION 8.1(A)(VI), the Board of Directors of the Company shall have concluded in good faith after consultation with outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the shareholders of the Company under applicable law; PROVIDED, FURTHER, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) and (ii) until after the Company has given Sub notice thereof as contemplated by SECTION 6.4(D). Notwithstanding the foregoing, if, prior to the Shareholder Vote, the Board of Directors of the Company receives a bona fide Acquisition Proposal and as a result thereof the Board of Directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Merger and this Agreement. The Company shall immediately cease and order its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; PROVIDED that the Company shall be responsible for any such advisor, agent or other intermediary failing to cease such activities, discussions and negotiations. Nothing contained in this
SECTION 6.4 shall prohibit the Company from taking or disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or from making any disclosure to its shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be in violation of its obligations under Applicable Law.

    (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Sub, within one business day following such Payment Event, a fee of $6,000,000. "PAYMENT EVENT" means (1) the termination of this Agreement pursuant to SECTION 8.1(A)(V); (2) the termination of this Agreement pursuant to
SECTION 8.1(A)(VI); or (3) the occurrence of any of the following events if this Agreement shall have been terminated (i) by Sub pursuant to SECTION 8.1(A)(III) due to a failure of the condition set forth in SECTION 7.1(A) to be satisfied or
(ii) by the Company pursuant to SECTION 8.1(A)(III) due to a failure of the condition set forth in SECTION 7.1(A) to be satisfied: (A) prior to the Shareholder Vote, (x) any Third Party shall have become the beneficial owner of more than 20% of the outstanding Company Common Shares or (y) any Third Party shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a bona fide intention to make an Acquisition Proposal (including by making such an Acquisition Proposal) and (B) on or prior to the date that is within 12 months of the termination of this

Agreement, the Company either consummates with a Third Party a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under
SECTION 6.4(A) or enters into a definitive agreement with a Third Party with respect to a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under SECTION 6.4(A) and such transaction is consummated within six months of the date of such definitive agreement (whether or not such Third Party is the Third Party referred to in clause (x) above) (it being understood that for purposes of this clause (B) the phrase "50%" is substituted for the phrase "20%" in the definition of Acquisition Proposal and that in determining whether such 50% threshold shall have been satisfied, all Assets and Equity Securities acquired by the Third Party that consummates the Acquisition Proposal prior to the termination of this Agreement shall be included).

    (c) Upon termination of this Agreement (1) pursuant to SECTION 8.1(A)(V), 8.1(A)(VI) OR 8.1(A)(VII), (2) by Sub pursuant to SECTION 8.1(A)(III) due to a failure of a condition set forth in SECTION 7.1(A) or SECTIONS 7.3(A), (E) or
(F) to be satisfied or (3) by the Company pursuant to SECTION 8.1(A)(III) due to a failure of the condition set forth in SECTION 7.1(A) to be satisfied, the Company shall reimburse Sub and its Affiliates not later than two business days after submission of reasonable documentation thereof for all of their documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses for their counsel and investment banking fees), actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby and the arrangement of, obtaining the commitment to provide or obtaining the Financing for transactions contemplated by this Agreement (including any reasonable fees payable to the entities providing for Financing and their respective counsel); PROVIDED that the aggregate amount payable pursuant to this SECTION 6.4(D) shall not exceed $1,250,000.

    (d) The Company shall (i) promptly notify Sub (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal, (ii) promptly notify Sub of the material terms of any proposal which it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, (iii) promptly provide Sub with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (iv) keep Sub informed of the status of such offer and the offeror's efforts and activities with respect thereto (including, without limitation, the response of the Board of Directors with respect thereto).

    6.5 MEETING OF SHAREHOLDERS. The Company shall take all action necessary in accordance with applicable law and its articles of incorporation and code of regulations, including the timely mailing of the Proxy Statement, to convene the Special Meeting of its Shareholders as promptly as practicable to consider and vote upon the adoption of this Agreement and the approval of the transactions contemplated hereby. The Board of Directors of the Company shall recommend such adoption and approval, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such adoption and approval; provided that the Board of Directors of the Company may fail to make or withdraw or modify such recommendation, but only to the extent that the Board of Directors of the Company shall have concluded in good faith after consultation with outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the shareholders of the Company under applicable law. The Company will use its reasonable best efforts to hold such meeting as soon as reasonably practicable after the date hereof.

    6.6  PROXY STATEMENT.

    (a) Sub and the Company shall cooperate and prepare, and the Company shall file with the SEC as soon as reasonably practicable, a proxy statement with respect to the Special Meeting of the Shareholders in connection with the Merger (the "PROXY STATEMENT"), respond to comments of the staff of the SEC, clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record of Company Common Shares. The Company shall comply in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement and the solicitation of proxies for the Special Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and its Affiliates and the transactions contemplated by this Agreement and such further and supplemental information as may be reasonably requested by the other party. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger, unless otherwise required by the fiduciary duties of the directors under applicable law as contemplated hereby.

    (b) No amendment or supplement to the Proxy Statement shall be made by the Company to which Sub reasonably objects. Prior to filing any amendment or supplement to the Proxy Statement, the Company shall give Sub reasonable advance notice and a copy of the proposed amendment or supplement. The Company shall advise Sub of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    6.7  DIRECTOR AND OFFICER LIABILITY.

    (a) For a period of six years after the Effective Time, Sub will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's articles of incorporation and code of regulations in effect on the date hereof; PROVIDED that such indemnification shall be subject to any limitation imposed from time to time under applicable law. To the maximum extent permitted by the OCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification. The articles of incorporation and the code of regulations of the Surviving Corporation shall contain provisions substantially similar in terms of the rights granted to the provisions with respect to indemnification and insurance set forth in the Company's articles of incorporation, which provisions shall not be amended in any manner that would adversely affect the rights under those code of regulations of the Company's employees, agents, directors or officers for acts or omissions on or prior to the Effective Time, except if such amendment is required by law. For a period of six years after the Effective Time, Sub will cause the Surviving Corporation to use its reasonable best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, PROVIDED that in satisfying its obligation under this SECTION 6.7, Sub shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Sub.

    (b) In furtherance of and not in limitation of the preceding paragraph, Sub agrees that the officers and directors of the Company that are defendants in all litigation commenced by shareholders of the Company with respect to (x) the performance of their duties as such officers and/or directors under federal or state law (including litigation under federal and state securities laws) and (y) the Merger, including, without limitation, any and all such litigation commenced on or after the date of this Agreement (the "SUBJECT LITIGATION") shall be entitled to be represented, at the reasonable expense of the Company, in the Subject Litigation by one counsel (and Ohio counsel if appropriate and one local counsel in each jurisdiction in which a case is pending) each of which such counsel shall be selected by a plurality of such director defendants; PROVIDED that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided in
SECTION 6.8(A)shall be that such officer/director defendant not have settled any Subject Litigation without the consent of the Company (such consent not to be unreasonably withheld) and, prior to the Closing, Sub; and PROVIDED FURTHER, that neither Sub nor the Company shall have any obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable law.

    (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this SECTION 6.7.

    6.8 NOTICES OF CERTAIN EVENTS. Each of the Company and Sub shall promptly notify the other of:

    (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

    (c) any Actions commenced or, to its knowledge, threatened, against the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to SECTION
4.11 or against the Company or any of its Subsidiaries or Sub which relate to the consummation of the transactions contemplated by this Agreement.

    6.9 SUB NOTICE. Sub shall promptly advise the Company of any Material Adverse Change with respect to Sub.

    6.10 RESIGNATION OF DIRECTORS. At the Closing, the Company shall deliver to Sub the resignation of all directors of the Company, effective at the Effective Time.

    6.11 FINANCIAL STATEMENTS, ETC. Within 30 days after the end of each calendar month, the Company and its Subsidiaries shall provide Sub with the following interim financial statements covering: (a) such calendar month,
(b) the prior calendar month, (c) the year to date and (d) a month to month comparison from the prior fiscal year. Such interim financial statements shall include a balance sheet, statement of operations and a statement of cash flows and (i) be in accordance with the books and records of the Company and its Subsidiaries and (ii) be prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except for the absence of footnotes).

    6.12 EXCHANGE OF COMPANY COMMON SHARES. Prior to the Effective Time, the Company shall (i) designate 300,000 Preferred Shares of the Company as the Series A Shares having rights, preferences and designations set forth on
SCHEDULE 6.1(C) and (ii) take all such actions as may be necessary to exchange each Company Common Share held by the Persons listed on SCHEDULE A that is set forth opposite their respective names in SCHEDULE A (as such schedule may be amended by the mutual consent of Sub and the Company (such consent not to be unreasonably withheld by Sub or the Company) from time to time prior to the Effective Time; it being understood that it is contemplated that additional employees of the Company and its Subsidiaries may be added to such schedule and the number of Preferred Shares set forth opposite the name of any Person set forth on such schedule may be modified as agreed with such Person), for one Series A Share and complete such exchange, in each case, pursuant to documentation reasonably acceptable in form and substance to Sub, which documentation shall provide, in any event, for adoption of this Agreement by each such Person to the extent required by, and in accordance with, the OCL.

    6.13 BENEFIT ARRANGEMENTS. For a period of one year following the Effective Time, Sub shall cause the Surviving Corporation (or in the case of transfer of all the assets and business of the Surviving Corporation, its successors and assigns) to maintain employee benefit plans (except stock option, restricted stock, stock purchase or other equity based programs, plans and arrangements) that are no less favorable in the aggregate than the Benefit Arrangements, Pension Plans, Multiemployer Plans and Welfare Plans (except stock option, restricted stock, stock purchase or other equity based programs, plans and arrangements) in effect on the date of this Agreement.

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

                                  ARTICLE VII.
                            CONDITIONS TO THE MERGER


    7.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company and Sub to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

    (a) This Agreement shall have been adopted by the Shareholders and the holders of outstanding Series A Shares in accordance with the OCL;

    (b) All consents, approvals and licenses of any governmental or other regulatory body required in connection with the execution, delivery and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained, unless the failure to obtain such consents, approvals and licenses would not, individually or in the aggregate, have a Material Adverse Effect on the Company after giving effect to the transactions contemplated by this Agreement.

    (c) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

    (d) No provision of any Applicable Law and no judgment, order, decree or injunction of any court of competent jurisdiction shall prohibit or restrain the consummation of the Merger or make such consummation illegal.

    7.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, which may be waived by the Company in accordance with
SECTION 8.4: (a) all representations and warranties of Sub contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if such representations and warranties were made at and as of the Closing Date (except to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to be true as of such specified date), (b) Sub shall have performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date, (c) the Company shall have received, at or prior to the Closing, a certificate executed by the President of Sub certifying that, as of the Closing Date, the conditions set forth in SECTION 7.2(A) and
(B) have been satisfied and (d) the Company shall have received a copy of the solvency letter (which letter shall be addressed to the Board of Directors of the Company) delivered to the senior lenders in connection with the Financing; PROVIDED that in the event that the senior lenders elect not to receive a solvency letter, the Company in any event shall have received a customary solvency letter (which letter shall be addressed to the Board of Directors of the Company).

    7.3 CONDITIONS TO THE OBLIGATIONS OF SUB. The obligations of Sub to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Sub in accordance with SECTION 8.4:

    (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS.

        (i) Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct when made and as of the Closing Date as if made on such date, and each of the other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date as if made on such date, except in each case to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

        (ii) The Company shall have performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

       (iii) Sub shall have received, at or prior to the Closing, a certificate executed by the President and the Chief Financial Officer of the Company certifying that, to the best of their knowledge as of the Closing Date, the conditions set forth in SECTIONS 7.3(A) and (B) have been satisfied.

    (b) NO PROCEEDINGS OR LITIGATION. There shall not be (a) any pending or threatened Actions by any governmental entity or (b) any pending Actions by any other Person that have a reasonable likelihood of success, in either case
(i) seeking to prohibit the consummation of the Merger or make such consummation illegal, (ii) seeking to prohibit or limit the ownership or operation by Sub (or the Surviving Corporation) of any material portion of the business or Assets of the Company and its Subsidiaries, taken as a whole, or (iii) seeking to obtain from Sub or the Company in connection with the consummation of the Merger any damages that are material in relation to the Company and its Subsidiaries, taken as a whole.

    (c) CONSENTS. All consents listed in SECTION 7.3(C) of the Disclosure Letter shall have been obtained.

    (d) FINANCING. The funding contemplated by the Financing Letters shall have been obtained on substantially the same terms as contemplated by the Financing Letters.

    (e)  EXCHANGE COMPLETE; TRUST PREFERRED.

        (i) The exchange contemplated by SECTION 6.12 hereof shall have been completed in accordance with SECTION 6.12.

        (ii) The Company shall have liquidated Dayton Superior Capital Trust, a Delaware business trust (the "TRUST"), or otherwise caused the Trust to cease to exist, such that the holders of the 10% Convertible Trust Preferred Securities issued by the Trust (the "TRUST PREFERRED SECURITIES") shall cease to hold such securities and shall hold the Debentures directly.

    (f) INDEBTEDNESS. Total indebtedness for borrowed money (long and short term) of the Company and its Subsidiaries as of the Effective Time shall not exceed the amount determined in accordance with Schedule 7.3(f).

                                 ARTICLE VIII.
                                 MISCELLANEOUS

    8.1  TERMINATION.

    (a) TERMINATION. This Agreement may be terminated prior to the Effective Time as follows (notwithstanding any approval of the Merger by the shareholders of the Company):

        (i) by mutual written consent of Sub and the Company at any time;

        (ii) by Sub or the Company if the Closing shall not have occurred on or before July 14, 2000, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

       (iii) by either the Company or Sub, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy; PROVIDED that such party wishing to terminate this Agreement has not caused such impossibility by breaching in any material respect any of its obligations under this Agreement;

        (iv) by either the Company or Sub, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable;

        (v) by Sub if the Board of Directors of the Company shall have
(A) withdrawn or amended or modified (including, without limitation, by failing to recommend the rejection of an Acquisition Proposal made by a Third Party promptly following the period during which it is undertaking its good faith consideration of such Acquisition Proposal), in a manner adverse to Sub, its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of the Company adopt and approve this Agreement and the Merger or (B) approved, recommended or endorsed an Acquisition Proposal (including a tender or exchange offer for Company Common Shares);

        (vi) by the Company if prior to the Effective Time a bona fide Acquisition Proposal has been received by the Board of Directors of the Company and the Board of Directors has concluded in good faith, after consultation with outside counsel and its financial advisor, that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement (a "SUPERIOR PROPOSAL") and the Board of Directors has concluded in good faith, after consultation with outside counsel, that such action is required to prevent the Board of Directors from breaching its fiduciary duty, the Board of Directors of the Company shall have withdrawn or modified or amended, in a manner adverse to Sub, its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of the Company adopt and approve this Agreement and the Merger in order to permit the Company to execute a definitive agreement with respect to such Superior Proposal; PROVIDED that the Company shall be in compliance with
SECTION 6.4; or

       (vii) by either the Company or Sub if, at a duly held shareholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger is voted upon, the requisite shareholder adoption and approval shall not have been obtained.

    The party desiring to terminate this Agreement pursuant to SECTIONS 8.1(A)(II)-(VII) shall give written notice of such termination to the other party in accordance with SECTION 8.3.

    (b)  EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
SECTION 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or such party's officers, directors, employees or representatives, except (i) that the agreements contained in SECTIONS 6.4(B) and (C), 8.1(C), 8.8 and 8.13 hereof shall survive the termination hereof and
(ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

    (c) PROCEDURE UPON TERMINATION. In the event of termination of this Agreement pursuant to SECTION 8.1:

        (i) Each party shall redeliver all documents, work papers and other material of any other party and any and all copies thereof relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

        (ii) No confidential information received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any third party, unless required by law; and

       (iii) The Confidentiality Letter shall survive in accordance with its terms.

    8.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of all other parties to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and, with respect to the provisions of SECTION 6.8 hereof, shall inure to the benefit of the persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof, "and no other Person shall have any right, benefit or obligation hereunder.

    8.3 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

            If to the Company, addressed to:

                       Dayton Superior Corporation
                       7777 Washington Village Drive, Suite 130
                       Dayton, Ohio 45459
                       Attention: President
                       Facsimile: (937) 428-9115

            With a copy to:

                       Cravath, Swaine & Moore
                       Worldwide Plaza
                       825 Eighth Avenue
                       New York, New York 10019
                       Attention: Peter S. Wilson, Esq.
                       Facsimile: (212) 474-3700

            and a copy to:

                       Thompson, Hine & Flory LLP
                       2000 Couthouse Plaza N.E.
                       P.O. Box 8801
                       Dayton, Ohio 45401
                       Attention: David Neuhardt, Esq.
                       Facsimile: (937) 443-6635

            If to Sub, addressed to:

                       Stone Acquisition Corp.
                       c/o Odyssey Investment Partners, LLC
                       280 Park Avenue, 38th Floor
                       New York, NY 10017
                       Attention: Bill Hopkins
                       Facsimile: (212) 351-7925

            With a copy to:

                       Latham & Watkins
                       885 Third Avenue
                       Suite 1000
                       New York, NY 10022
                       Attention: Richard Trobman, Esq.
                       Facsimile: (212) 751-4864

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

    8.4 ENTIRE AGREEMENT; WAIVERS. This Agreement, together with all exhibits and schedules hereto (including, without limitation, the Disclosure Letter), and the other agreements referred to herein, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, other than the Confidentiality Letter. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The Confidentiality Letter shall terminate at the Effective Time.

    8.5 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    8.6 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

    8.7 TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    8.8 FEES AND EXPENSES. Except as provided in SECTION 6.4 hereof, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, a party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

    8.9 CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

    8.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

    8.11 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.12 PUBLIC ANNOUNCEMENTS. Neither Sub or its Affiliates, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party's prior consent (such consent not to be unreasonably withheld), except as may be required by Applicable Law, court process or the requirements of the NYSE. In addition to the foregoing, Sub or its Affiliates and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

    8.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.14 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

    8.15  INTERPRETIVE PROVISIONS.

    (a) The words "hereof," "herein," "hereby" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.

    (b) Accounting terms used but not otherwise defined herein shall have the meanings given to such terms under GAAP.

                            [Signature Page Follows]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                                       DAYTON SUPERIOR CORPORATION,
                                                       an Ohio corporation

                                                       By:            /s/ JOHN A. CICCARELLI
                                                            -----------------------------------------
                                                                     Name: John A. Ciccarelli
                                                               Title: PRESIDENT AND CHIEF EXECUTIVE
                                                                             OFFICER

                                                       STONE ACQUISITION CORP.,
                                                       an Ohio corporation

                                                       By:             /s/ WILLIAM HOPKINS
                                                            -----------------------------------------
                                                                      Name: William Hopkins
                                                                         Title: PRESIDENT

                                                                      Appendix B

                                     [LOGO]

                                          January 19, 2000

Board of Directors
Dayton Superior Corporation
7777 Washington Village Drive
Suite 130
Dayton, Ohio 45459

Members of the Board of Directors:

    Dayton Superior Corporation (the "Company") and Stone Acquisition Corp. (the "Acquisition Sub"), a newly formed, wholly owned subsidiary of Odyssey Investment Partners Fund, L.P. (the "Acquiror"), propose to enter into an Agreement and Plan of Merger, dated January 19, 2000 (the "Agreement"), pursuant to which the Acquisition Sub would be merged with and into the Company in a merger transaction (the "Merger") in which each outstanding Class A common share, without par value, of the Company (each a "Company Share"), other than Company Shares held in treasury, by the Acquisition Sub or by any subsidiary of the Acquisition Sub or the Company or as to which dissenter's rights have been perfected, would be converted into the right to receive $27.00 per share in cash (the "Cash Consideration"). We have been advised that the surviving corporation in the Merger plans to account for the Merger as a recapitalization under generally accepted accounting principles. Pursuant to the Agreement, prior to the effective time of the Merger, certain members of management of the Company will exchange a portion of their Company Shares (the "Roll-Over Shares") for Series A preferred shares, without par value, of the Company, which, pursuant to the Agreement, will each be converted into one common share, without par value, of the surviving corporation in the Merger.

    You have asked us whether, in our opinion, the Cash Consideration to be received by the holders of the Company Shares in the Merger is fair from a financial point of view to such holders. You have not asked us for, and we are not expressing, any opinion with respect to the consideration to be received by the holders of the Roll-Over Shares in exchange for such Roll-Over Shares.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

    (3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

    (4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

    (7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

    (8) Reviewed a draft dated January 18, 2000 of the Agreement; and

    (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

    In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

    We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and/ or its affiliates and may continue to do so and we may receive fees for the rendering of such services.

    With your consent, we are currently working with the Acquiror in connection with the financing of the Merger, pursuant to which the Company will enter into certain financing arrangements for which we are likely to act as a lender and as co-lead manager, co-arranger and syndication agent, and we will receive a fee for our services.

    In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company for our own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

    On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Cash Consideration to be received by the holders of the Company Shares in the Merger is fair from a financial point of view to the holders of such shares.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

                                                                      APPENDIX C

                                                                          [LOGO]

                                                                January 19, 2000

Board of Directors
Dayton Superior Corporation
7777 Washington Village Drive
Suite 130
Dayton, OH 45459

Members of the Board:

    Dayton Superior Corporation (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Stone Acquisition Corp. ("Sub"), an affiliate of Odyssey Investment Partners, LLC. All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to such terms in the Agreement. Pursuant to the Agreement, at the Effective Time, Sub will merge with and into the Company with the Company being the surviving corporation (the "Merger"). Pursuant to the Merger, each Company Common Share outstanding immediately prior to the Effective Time (other than Treasury Securities and Dissenting Shares, if any) shall automatically be converted into the right to receive $27.00 in cash (the "Cash Merger Consideration").

    You have requested our opinion as to the fairness, from a financial point of view, of the Cash Merger Consideration to the holders of the Company Common Shares.

    Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

    In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us for purposes of our analysis, as well as publicly available information including, but not limited to, the Company's recent filings with the Securities and Exchange Commission;
(ii) reviewed the draft Agreement in the form presented to the Company's Board of Directors; (iii) compared the historical market prices and trading activity of the Company's common shares with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of the Company with those of certain other publicly traded companies we deemed relevant; and (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations we deemed relevant. We have held discussions with members of the Company's senior management concerning the Company's historical and current financial condition and operating results, as well as the future prospects of the Company. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

Board of Directors
Dayton Superior Corporation
January 19, 2000
Page 2

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided us by or on behalf of the Company, and have not been engaged to, and have assumed no responsibility to, independently verify any such information. We have assumed, with your consent, that all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company's financial statements and recent filings with the Securities and Exchange Commission. We have also assumed, with your consent, that the financial forecasts examined by us were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's senior management as to the future performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. We have also assumed, with your consent, that the representations and warranties of each party to the Agreement are true and correct and that each party would perform all of the covenants and agreements to be performed by it pursuant to the Agreement. In addition, we have assumed, with your consent, that the Merger will be consummated in accordance with the terms of the draft Agreement in the form presented to the Company's Board of Directors, without any material amendment and without waiver by any of the parties to their respective obligations under the Agreement. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we made a physical inspection of the properties or facilities of the Company. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, our opinion relates to financial fairness only, and we express no opinion as to the appropriateness of the financial structure or the soundness of the financial condition of the Company subsequent to the consummation of the Merger.

    Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the Proxy Statement or other required Securities and Exchange Commission filings, to be provided to the Company's shareholders in connection with the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger. Baird will receive a fee for rendering this opinion. In the past, we have provided investment banking services to the Company, including serving as the lead manager of the Company's convertible trust preferred securities offering and as a co-manager of the Company's initial public offering, for which we received our customary compensation. In addition, the Company has agreed to indemnify Baird, its affiliates and their respective directors, officers, partners, employees, agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under federal securities laws.

    In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Cash Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Shares.

                                          Very truly yours,
                                          ROBERT W. BAIRD & CO. INCORPORATED

                                                                      APPENDIX D

                         DISSENTER'S RIGHTS PROVISIONS
                                   UNDER THE
                          OHIO GENERAL CORPORATION LAW

    (A)(1)A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

    (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

    (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

    (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

    (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

    (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

    (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

    (D)(1)The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

        (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

        (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

        (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

        (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division
    (B) of this section within the period provided in that division.

    (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

    (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                            DAYTON SUPERIOR CORPORATION
          PROXY FOR SPECIAL MEETING OF SHAREHOLDERS ON MAY 23, 2000


     The undersigned hereby appoints John A. Ciccarelli, Matthew O. Diggs, Jr. and Robert B. Holmes, and each of them, with power of substitution, attorneys and proxies to represent and vote all common shares of Dayton Superior Corporation, an Ohio corporation (the "Company"), held of record by the undersigned at the Special Meeting of Shareholders to be held on Tuesday, May 23, 2000 at 8:30 a.m. local time, and at any adjournments and postponements of the Special Meeting. The undersigned hereby revokes any previous proxies with respect to the matters covered in this proxy.

     This proxy, when properly executed, will be voted in the manner specified below. IF THIS CARD IS PROPERLY EXECUTED BUT NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" BOTH PROPOSAL 1 AND 2.

                 (TO BE VOTED AND SIGNED ON REVERSE)

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

Please date, sign and mail your proxy card back as soon as possible!

                  Special Meeting of Shareholders
                          May 23, 2000


1. PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY
   19, 2000 BETWEEN DAYTON SUPERIOR CORPORATION AND STONE ACQUISITION CORP. AND APPROVE THE TRANSACTIONS CONTEMPLATED THEREBY, AS DESCRIBED IN THE PROXY STATEMENT FOR THE SPECIAL MEETING.

                  FOR           AGAINST          ABSTAIN
                  / /             / /              / /

2. PROPOSAL TO PERMIT THE PROXIES, IN THEIR DISCRETION, TO ADJOURN THE
   MEETING FOR THE SOLE PURPOSE OF SOLICITING MORE VOTES OR PROXIES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.

                  FOR           AGAINST          ABSTAIN
                  / /             / /              / /

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.


_______________________________________  Date _______________ , 2000
             Signature(s)

_______________________________________  Date _______________ , 2000
             Signature(s)

Please complete, sign, date and return this proxy promptly in the envelope provided, which requires no postage if mailed in the United States.

NOTE: Shareholders should date this proxy and sign here exactly as name appears above. If shares are held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.